Filed pursuant to Rule 424(b)(4)

Registration No. 333-296847

PROSPECTUS SUPPLEMENT

(To prospectus dated June 17, 2026)

Agencia Comercial Spirits Ltd

20,000,000 Class A Ordinary Shares

We are offering on a self-directed best efforts basis 20,000,000 of our Class A Ordinary Shares, US$0.00004 par value per share (the “Class A Ordinary Shares”) at a public offering price of US$10.00 per Class A Ordinary Share, which represents a 35.5% discount compared to our last reported sale price of US$15.50 of our Class A Ordinary Shares, as reported on the Nasdaq Capital Market on July 17, 2026. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “AGCC.” You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before you invest.

Our share price has been and may continue to be volatile. Since being listed on the Nasdaq Capital Market, our Class A Ordinary Shares have traded at a low of US$3.66 and a high of US$25.73. There has been no change recently in our financial condition or results of operations that is consistent with the recent change in our share price.

This is a best-efforts self-directed offering. There is no minimum number of Class A Ordinary Shares that must be sold and no minimum aggregate proceeds required as a condition to closing this offering. Accordingly, we have not made any arrangement to place investor funds in an escrow account or trust account, and any proceeds received by us from the sale of the Class A Ordinary Shares offered hereby will be available for our immediate use. We expect to conduct one closing of this offering, but may conduct one or more additional closings. This offering will terminate 90 days after the effectiveness of the registration statement of which this prospectus supplement and the accompanying prospectus form a part if the closing or closings have not occurred, and may not be extended. See “Plan of Distribution” and “Use of Proceeds” in this prospectus supplement.

Upon completion of this offering, assuming the sale of all 20,000,000 Class A Ordinary Shares offered hereby, our issued and outstanding shares will consist of 42,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to 100 votes. Immediately after the completion of this offering, Ping Shiang Business Ltd will beneficially own approximately 33.80% of our total issued and outstanding Class A Ordinary Shares and approximately 98.58% of the aggregate voting power of our total issued and outstanding share capital. As a result, we will continue to qualify as a “controlled company” under Nasdaq Stock Market Rule 5615(c). See “Prospectus Supplement Summary,” “Risk Factors” and “Principal Shareholders” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement before making a decision to purchase our securities.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and as such, may elect to comply with reduced public company reporting requirements. See “Prospectus Supplement Summary - Implications of Being an Emerging Growth Company” and “Prospectus Supplement Summary - Implications of Being a Foreign Private Issuer”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus supplement and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

	Per Class A Ordinary Share		Total
Public offering price(1)	US$	10.00	US$	200,000,000
Proceeds, after expenses, to us	US$	9.99	US$	199,766,500

We estimate the total expenses of this offering payable by us will be approximately US$233,500. After deducting total expenses, we expect net proceeds of approximately US$199,766,500. See “Plan of Distribution” on page S-21 of this prospectus supplement.

Delivery of the Class A Ordinary Shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be subject to customary closing conditions.

The date of this prospectus supplement is July 20, 2026.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a registration statement on Form F-1 (File No. 333-296847) that we filed with the SEC. It describes the specific terms of the offering covered by the registration statement. To the extent there is any inconsistency between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information contained in this prospectus supplement.

Before investing in our Class A Ordinary Shares, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, together with the additional information described under “Where You Can Find Additional Information” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

We are not making offers to sell or solicitations to buy our Class A Ordinary Shares in any jurisdiction in which such offers or solicitations are not authorized or to any person to whom it is unlawful to make such offers or solicitations. You should assume that the information in this prospectus supplement and the accompanying base prospectus is accurate only as of the date of those documents, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying base prospectus, or any sale of Class A Ordinary Shares.

This prospectus supplement and the accompanying base prospectus may contain summaries of certain provisions contained in some of the documents referred to herein, but reference should be made to the actual documents for complete information. All summaries are qualified in their entirety by the actual documents. Copies of certain documents have been filed, will be filed, or are incorporated by reference as exhibits to the registration statement, and you may obtain copies of these documents as described below under “Where You Can Find More Information.”

Certain representations, warranties, and covenants made by us in any agreement filed as an exhibit to any document incorporated by reference herein were made solely for the benefit of the parties to such agreements and may not be relied upon by you as a representation, warranty, or covenant regarding the current state of our affairs. Such representations, warranties, and covenants were accurate only as of the date made and should not be relied on as current.

This prospectus supplement and the accompanying base prospectus may include and incorporate by reference market data, industry forecasts, and statistics from independent sources. While we believe these sources are reliable, we have not independently verified them and do not guarantee their accuracy or completeness. These data and forecasts are subject to change and involve estimates, assumptions, and risks. Investors should not place undue reliance on this information and should review the Risk Factors section of this prospectus supplement and the accompanying base prospectus.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus supplement. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	introduction of new product and service offerings;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding the demand for and market acceptance of our products and services;

●	expected growth of our customers, including consolidated account customers;

●	competition in our industry;

●	government policies and regulations relating to our industry;

●	public health emergencies, outbreaks of infectious diseases, or other events that could disrupt our business, industry, or supply chain;

●	geopolitical events, trade restrictions, tariffs, or government orders that could affect the global economy or our operations;

●	other factors that may affect our financial condition, liquidity and results of operations; and

●	other risk factors discussed under “Risk Factors” in this prospectus supplement and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report on Form 20-F.

We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus supplement, whether as a result of new information, future events, changes in assumptions, or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information contained elsewhere in this prospectus supplement and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are identified under “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus. You should also carefully consider the matters discussed in the section in this prospectus supplement entitled “Risk Factors” and in the accompanying prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2025, and in other documents incorporated herein by reference.

Our Company

We are an established provider of premium spirits and high-quality whiskies, currently diversifying our corporate trajectory through a strategic expansion into the high-performance AI computing infrastructure and cloud services sector.

We specialize in the procurement, distribution and sale of high-quality whiskies, including both bottled and cask whisky in both Taiwan and international markets. Our whisky business is operated through Agencia Comercial Co., Ltd, our indirectly wholly-owned Taiwan Operating Subsidiary, in Taichung, Taiwan. Since the inception of Agencia Comercial Co., Ltd, we have experienced significant growth through strategic expansion and diversification. Currently, we focus on three main business areas: bottled whisky sales, raw cask whisky sales, and proprietary brand whisky packaging and distribution business via brand authorization for bottling and packaging in Asia-Pacific. During the year ended December 31, 2025, and the subsequent period from January 1, 2026, up to the date of this prospectus supplement, we did not generate revenue from the sale of raw casks. This was primarily due to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

Our current operations include sourcing bottled whisky from domestic suppliers in Taiwan and reputable distilleries in the UK. We engage in sales activities, in collaboration with our downstream distributors, to supply these products to bars, nightclubs, and VIP lounges. Starting from 2023, our Group has expanded to include the procurement and sale of raw cask whisky directly from distilleries, allowing it to tap into a broader market and offer unique, high-quality products, and engage with sales to other liquor and spirits distributors. The extensive experience of the chief executive officer and directors of the Company in the whisky industry has enabled us to further expand our businesses. In addition to the trading and wholesale of whisky products, starting from 2025, we have also ventured into the proprietary brand whisky packaging and distribution business. Through this business area, we source premium whisky casks from renowned distilleries around the world, particularly from regions renowned for their whisky-making traditions, such as Scotland. These casks are carefully selected, monitored, and aged to perfection under our expert supervision. Once the desired maturation is achieved, the whisky is bottled and labeled under our proprietary brands, offering discerning consumers a unique and exclusive experience. The proprietary brand whisky packaging and distribution business not only diversifies our revenue streams but also enhances our brand recognition, market positioning in the premium whisky business and exploration of diverse sales channels.

Looking ahead, we aim to leverage our strong market presence and industry experience to further expand operations. Our Group plans to further obtain brand authorization and source raw cask whisky from brand owners, bottling and packaging these products in Taiwan through contract manufacturers. This initiative will mark a significant step towards brand diversification and market expansion. While the primary sales channel will continue to be B2B, we are also exploring additional sales avenues, including retail, to broaden our market reach. We have secured long-term authorization agreements with certain brand owners, such as Ninja Whisky. Furthermore, through our contractor, we have obtained certain certifications, including verification from HMRC as a Bottler & Labeller of Scotch Whisky under the Spirit Drinks Verification Scheme, and a Bulk Importer of Scotch Whisky under the Spirit Drinks Verification Scheme, with each verification valid until March 2027, which we expect will further solidify our position as a trusted partner in the industry.

Our future development is guided by several strategic directions. We will continue to cover a broad range of business areas, including bottled whisky sales, raw cask whisky sales, and proprietary brand whisky packaging and distribution business. Building on our established international presence, we aim to further expand our global footprint, with a particular focus on brand authorizations for bottling, packaging, and sales. As our Group continues to innovate, it is well-positioned to meet the growing demand for premium spirits and capture a share of the expanding Asian market. While we are positioned for growth, we must navigate challenges such as low entry barriers and a high degree of distributor dependency. Furthermore, the premium nature of our products requires substantial working capital for inventory procurement and meticulous management of our financial resources.

Beginning in 2026, a significant portion of our strategic focus and capital allocation will be directed toward our AI infrastructure initiative. This strategy was initiated in January 2026 with our entry into a non-binding letter of intent with Ricloud AI Inc., an independent third party, to lease approximately 300 units of high-performance AI computing servers based on the NVIDIA B300 platform (Blackwell architecture). To support the physical deployment of these high-performance computing capabilities, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, has entered into a binding land sale and purchase agreement to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million; as of the date of this prospectus supplement, we have paid IDR75.1 billion or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction, and title has not yet transferred. We intend to utilize the land for data center infrastructure. To secure operational readiness for the facility, PT. AGCC AITECH Indonesia has also secured critical IT load capacity and entered into independent power purchase agreements with an Indonesian state-owned power enterprise. Furthermore, we have successfully begun translating this infrastructure strategy into commercial operations. On May 12, 2026, our wholly-owned subsidiary, AGCC Singapore Pte. Ltd., signed a landmark five-year computing technology services agreement with a digital financial services customer to provide AI computing cloud services, including GPU-based computing resources, network connectivity and related technical support services. Assuming full deployment and customer acceptance of the contemplated service capacity, this agreement is expected to generate up to approximately US$374.4 million in estimated gross service fees, exclusive of applicable taxes, over the 60-month term. We believe this substantial pivot into high-performance computing will diversify our revenue streams and position our Group as a key infrastructure provider in the emerging AI economy.

Recent Developments

On May 25, 2026, we incorporated PT. AGENCIA DATAAI Indonesia as a limited liability company under the laws of the Republic of Indonesia and Law No. 25 of 2007 concerning Foreign Investment. PT. AGENCIA DATAAI Indonesia is 99.99% owned by AGCC Investment (Indonesia) Co. Ltd. The subsidiary has an authorized and issued share capital of IDR10,000,000,000, divided into 10,000 shares with a nominal value of IDR1,000,000 per share. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares and voting power of PT. AGENCIA DATAAI Indonesia, giving it unilateral control over PT. AGENCIA DATAAI Indonesia’s management, board, and daily operations. The subsidiary’s registered business activities include data processing, hosting and cloud computing, information technology and computer services, e-commerce application development, and the leasing of digital technology equipment.

In July 2026, our subsidiaries entered into several agreements to support our Group's planned expansion into AI computing infrastructure in Indonesia, as announced in our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 17, 2026. The arrangements include a binding letter of award for the general construction works of a planned data center in West Java, Indonesia, with an accepted contract amount of approximately US$40 million to US$50 million, inclusive of applicable Indonesian value-added tax and to be implemented in phases; an equipment procurement contract for network infrastructure equipment and related components with an aggregate value of approximately US$10.1 million; and a five-year on-site technical service and equipment maintenance agreement in respect of certain computing equipment, with fixed on-site personnel service fees of approximately US$1.0 million over the five-year period. The agreements are intended to support the physical build-out, network deployment, technical support, and ongoing maintenance for the Company’s AI computing and cloud-based infrastructure initiative, while Agencia continues to operate its existing whisky import and distribution business. The Company also noted that these are infrastructure, procurement, and service arrangements rather than customer revenue contracts, and that they do not by themselves guarantee completion of the data center, delivery or deployment of the equipment, operational success of the planned computing capacity, customer demand for the services, or future revenue, profitability, or positive cash flow from the projects.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our success to date and will continue to distinguish us from our competitors:

●	Our capability to offer a comprehensive one-stop service through strategic partnerships;

●	Operational efficiency and sustainability through localized production and distribution;

●	Commitment to quality control and operational adaptability in bottling and packaging;

●	Established and stable relationships with key suppliers and customers;

●	Our organizational agility and capacity to forge strategic international partnerships to enter emerging technology sectors; and

●	Extensive industry expertise and a proven track record.

Our Growth Strategies

To advance our business objectives and strengthen our competitive position, we intend to pursue the following key strategies:

●	Develop and Scale AI Computing Center Infrastructure: We intend to establish a meaningful footprint in the high-performance computing market by executing our global and regional infrastructure initiatives. Our immediate focus includes advancing our preliminary framework arrangements into definitive agreements for the procurement and leasing of high-performance servers configured with NVIDIA B300 / Blackwell Ultra GPU systems.

●	Expand Regional Cloud Services and Monetize Infrastructure Capacity: We aim to actively monetize our infrastructure capacity across the United States, Japan, and Southeast Asia. We plan to leverage our material five-year, US$374.4 million commercial AI computing technology services agreement with our initial digital financial services customer as a baseline to attract additional enterprise clients and technology partners across the Asia-Pacific region.

●	Advance Data Center Land and Utility Commitments: We are focused on operationalizing our physical footprint by progressing our dedicated 50,000-square-meter data center facility in Indonesia. To support this initiative, our subsidiary, PT. AGCC AITECH Indonesia, has entered into a binding land sale and purchase agreement to acquire land in Indonesia, and is executing localized utility pipelines through our phased independent power purchase agreements with state-owned power enterprises and other strategic data center suppliers.

●	Expand Whisky Product Partnerships: We aim to secure new whisky brand authorizations in 2026 to scale our B2B cask-to-bottle and distribution operations across Asia-Pacific markets, thereby diversifying our premium product portfolio and strengthening our supply chain foundations;

●	Strengthen Client Networks for Product Distribution: We will leverage our Taiwan market reputation to deepen existing relationships and expand our distribution reach into bars, liquor stores, and VIP corporate segments;

●	Diversify Sales Channels for Brand Growth: To promote whisky culture, we are adopting a dual approach—enhancing B2B partnerships while launching direct-to-consumer digital platforms and pop-up events to maximize brand visibility and capture emerging retail market opportunities;

●	Regional Asia-Pacific Expansion of the Whisky Segment: Our 2026 priority is penetrating the Singapore market by establishing local distribution partnerships and adapting our branding to regional cultural nuances, which will serve as a baseline for our broader regional expansion; and

●	Talent Development: To support our growth, we are implementing market-oriented compensation and performance mechanisms to attract and retain skilled professionals across our technical and sales teams.

Corporate Structure

The following diagram sets forth our corporate structure as of the date of this prospectus supplement:

Note:

(1)	Ping Shiang Business Ltd is a limited liability company incorporated under the laws of the British Virgin Islands which is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang.

(2)	AGCC AITECH (Thailand) Co., Ltd. is a direct subsidiary of AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd. AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd together own 99% of the outstanding shares of AGCC AITECH (Thailand) Co., Ltd., representing 99% of the total voting power of AGCC AITECH (Thailand) Co., Ltd. As a result of their majority ownership, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd possess the power to direct or cause the direction of the management and policies of AGCC AITECH (Thailand) Co., Ltd., whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd have the unilateral ability to elect the board of directors of AGCC AITECH (Thailand) Co., Ltd., and direct its day-to-day operations and major decisions.

(3)	PT. AGCC AITECH Indonesia is a direct subsidiary of AGCC Investment (Indonesia) Co. Ltd. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares of PT. AGCC AITECH Indonesia, representing 99.99% of the total voting power of PT. AGCC AITECH Indonesia. As a result of its majority ownership, AGCC Investment (Indonesia) Co. Ltd possesses the power to direct or cause the direction of the management and policies of PT. AGCC AITECH Indonesia, whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC Investment (Indonesia) Co. Ltd has the unilateral ability to elect the board of directors of PT. AGCC AITECH Indonesia and direct its day-to-day operations and major decisions.

(4)	PT. AGENCIA DATAAI Indonesia is a direct subsidiary of AGCC Investment (Indonesia) Co. Ltd. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares of PT. AGENCIA DATAAI Indonesia, representing 99.99% of the total voting power of PT. AGENCIA DATAAI Indonesia. As a result of its majority ownership, AGCC Investment (Indonesia) Co. Ltd possesses the power to direct or cause the direction of the management and policies of PT. AGENCIA DATAAI Indonesia, whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC Investment (Indonesia) Co. Ltd has the unilateral ability to elect the board of directors of PT. AGENCIA DATAAI Indonesia and direct its day-to-day operations and major decisions.

(5)	NexaCore Inc is a joint venture entity in which AGCC America Co., Ltd holds a 40% equity interest. Accordingly, AGCC America Co., Ltd does not have majority ownership or the unilateral ability to elect the board of directors of NexaCore Inc. As a result, AGCC America Co., Ltd does not, by itself, have the power to direct or cause the direction of the management and policies of NexaCore Inc. The remaining 60% equity interest in NexaCore Inc is held by two independent parties, and NexaCore Inc is managed under joint control pursuant to a shareholders’ agreement.

The following diagram sets forth our corporate structure immediately upon the completion of this offering:

Note:

(1)	Ping Shiang Business Ltd is a limited liability company incorporated under the laws of the British Virgin Islands which is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang.

(2)	AGCC AITECH (Thailand) Co., Ltd. is a direct subsidiary of AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd. AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd together own 99% of the outstanding shares of AGCC AITECH (Thailand) Co., Ltd., representing 99% of the total voting power of AGCC AITECH (Thailand) Co., Ltd. As a result of their majority ownership, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd possess the power to direct or cause the direction of the management and policies of AGCC AITECH (Thailand) Co., Ltd., whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd have the unilateral ability to elect the board of directors of AGCC AITECH (Thailand) Co., Ltd., and direct its day-to-day operations and major decisions.

(3)	PT. AGCC AITECH Indonesia is a direct subsidiary of AGCC Investment (Indonesia) Co. Ltd. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares of PT. AGCC AITECH Indonesia, representing 99.99% of the total voting power of PT. AGCC AITECH Indonesia. As a result of its majority ownership, AGCC Investment (Indonesia) Co. Ltd possesses the power to direct or cause the direction of the management and policies of PT. AGCC AITECH Indonesia, whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC Investment (Indonesia) Co. Ltd has the unilateral ability to elect the board of directors of PT. AGCC AITECH Indonesia and direct its day-to-day operations and major decisions.

(4)	PT. AGENCIA DATAAI Indonesia is a direct subsidiary of AGCC Investment (Indonesia) Co. Ltd. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares of PT. AGENCIA DATAAI Indonesia, representing 99.99% of the total voting power of PT. AGENCIA DATAAI Indonesia. As a result of its majority ownership, AGCC Investment (Indonesia) Co. Ltd possesses the power to direct or cause the direction of the management and policies of PT. AGENCIA DATAAI Indonesia, whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC Investment (Indonesia) Co. Ltd has the unilateral ability to elect the board of directors of PT. AGENCIA DATAAI Indonesia and direct its day-to-day operations and major decisions.

(5)	NexaCore Inc is a joint venture entity in which AGCC America Co., Ltd holds a 40% equity interest. Accordingly, AGCC America Co., Ltd does not have majority ownership or the unilateral ability to elect the board of directors of NexaCore Inc. As a result, AGCC America Co., Ltd does not, by itself, have the power to direct or cause the direction of the management and policies of NexaCore Inc. The remaining 60% equity interest in NexaCore Inc is held by two independent parties, and NexaCore Inc is managed under joint control pursuant to a shareholders’ agreement.

Company Information

Our principal executive office is located at No. 23-1, Shenzun Rd., Shengang Dist., Taichung City 429014, Taiwan (R.O.C.). Our telephone number at this location is +886-4-25614413. Our principal website address is agcctw.com. The information contained on our website does not form part of this prospectus supplement. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York 10168.

Holding Company Structure

Agencia Comercial Spirits Ltd is an exempted company incorporated in the Cayman Islands with no material operations of its own. We conduct our whisky business operations primarily through our indirect wholly owned subsidiary, namely Agencia Comercial Co., Ltd in Taiwan (the “Taiwan Operating Subsidiary”), while our equity interests in the Taiwan Operating Subsidiary are held through our direct wholly owned subsidiary, Ping Shiang Holding Ltd, a BVI holding company.

Beginning in early 2026, we significantly expanded our organizational structure to support our international growth. This expansion included the direct incorporation of AGCC America Co., Ltd in Delaware and AGCC (HK) Co., Limited in Hong Kong. Additionally, we established five regional investment holding companies incorporated in the British Virgin Islands, which in turn hold our operating subsidiaries in Indonesia, Japan, Malaysia, Singapore and Thailand. Through these five BVI holding companies, we maintain various localized operating entities incorporated directly within their respective jurisdictions to comply with local requirements and facilitate regional management.

As a result, our ability to pay dividends and to service any debt we may incur overseas largely depends upon dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are also considered as a “foreign private issuer.” We report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing requirements of Nasdaq. We rely on these home country practice exemptions as follows:

As a company listed on the Nasdaq Capital Market, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. As a company incorporated in the Cayman Islands that is listed on The Nasdaq Capital Market, pursuant to the home country rule exemption set forth under Nasdaq Listing Rule 5615(a)(3)(A), which provides (with certain exceptions not relevant to the conclusions expressed herein) that a foreign private issuer may follow its home country practice in lieu of the requirements of the Nasdaq Listing Rules 5600 Series, 5250(b)(3) and 5250(d), the Company elected to be exempt from Nasdaq Listing Rule 5635, which sets forth (A) the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (a) the acquisition of the stock or assets of another company, (b) equity-based compensation of officers, directors, employees or consultants, (c) a change of control, and (d) transactions other than public offerings; (B) general provisions relating to shareholder approval; and (C) the financial viability exception to the shareholder approval requirement.

Implications of Being a “Controlled Company”

As of the date of this prospectus supplement, we are a “controlled company” within the meaning of the applicable rules of the Nasdaq because our Controlling Shareholders, through Ping Shiang Business Ltd, beneficially own 14,463,000 Class A Ordinary Shares, approximately 63.47% of our outstanding Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares (following the allotment of 5,000,000 Class B Ordinary Shares approved at our EGM held on May 20, 2026). Following approvals at the EGM and the separate respective Class Meetings for holders of Class A and Class B ordinary shares, the voting rights of our Class B Ordinary Shares were varied such that every holder of Class B Ordinary Shares shall have 100 votes for each Class B Ordinary Share (prior to which each Class B Ordinary Share entitled the holder to 10 votes). Consequently, our Controlling Shareholders, through Ping Shiang Business Ltd, currently represent approximately 99.58% of the aggregate total voting power of our total issued and outstanding share capital.

Upon completion of this offering, assuming the sale of all 20,000,000 Class A Ordinary Shares offered hereby, our Controlling Shareholders, through Ping Shiang Business Ltd, will beneficially own 14,463,000 Class A Ordinary Shares, approximately 33.80% of our outstanding Class A Ordinary Shares, and 19,500,000 Class B Ordinary Shares, which in aggregate represent 98.58% of the total voting power of our total issued and outstanding share capital. As a result, we will continue to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules following this offering.

In addition, because of the one hundred-to-one voting ratio between our Class B and Class A Ordinary Shares, as approved at our EGM and the separate respective Class Meetings for holders of Class A and Class B ordinary shares on May 20, 2026, the Controlling Shareholders will continue to have the ability to determine all matters requiring approval by shareholders. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

THE OFFERING

Issuer	Agencia Comercial Spirits Ltd

Class A Ordinary Shares offered by us:	20,000,000 Class A Ordinary Shares, par value US$0.00004 per share.

Public offering price	The Class A Ordinary Shares are offered at a public offering price of US$10.00 per Class A Ordinary Share, which represents a 35.5% discount to the last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market on July 17, 2026.

Best efforts offering	We are offering the Class A Ordinary Shares on a best-efforts basis.

Class A and Class B Ordinary Shares outstanding immediately prior to this offering:	22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares.

Class A and Class B Ordinary Shares to be outstanding after this offering, assuming the sale of all of the Class A Ordinary Shares offered in this Offering:	42,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares.

Use of proceeds:	We intend to use the net proceeds from this offering primarily to develop our AI computing center-related business in the United States, Japan and Southeast Asia, including server and hardware procurement, infrastructure expansion, and data center land developments, with the balance to be used for research and development, working capital, and general corporate purposes. Our management will have broad discretion in the allocation of the net proceeds. Pending use, we may hold the proceeds in interest-bearing accounts or short-term securities. For additional information, see “Use of Proceeds.”

Dividend policy:	We have never declared or paid cash dividends on our Ordinary Shares and do not anticipate doing so in the foreseeable future. We intend to retain all available funds to finance the development and expansion of our business. Our board of directors has complete discretion on whether to pay dividends, subject to Cayman Islands law. As a holding company, our ability to pay dividends is dependent upon payments from our subsidiaries, which may be subject to local regulatory restrictions.

Risk factors:	Investing in the ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report on Form 20-F.

Plan of Distribution:	We are offering the Class A Ordinary Shares on a “best efforts” basis directly through our officers and directors. No commissions or other remuneration will be paid to our officers or directors in connection with such sales. There is no underwriter for this offering and there is no minimum offering amount. We may hold one or more closings of this offering on a rolling basis. See “Plan of Distribution.”

Trading market and symbol:	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbols “AGCC”. The Class A Ordinary Shares offered hereby will trade on the Nasdaq Capital Market under the symbol “AGCC.”

Transfer agent and registrar:	The transfer agent and registrar for our Class A Ordinary Shares is VStock Transfer, LLC.

Payment and settlement:	We expect the delivery of the Class A Ordinary Shares for the initial closing to occur within two business days of payment therefor, following the purchase of the Class A Ordinary Shares.

RISK FACTORS

Investing in our Class A Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus supplement, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A Ordinary Shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks related to this offering and our Class A Ordinary Shares

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-directed, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and members of the board of directors, who will receive no commissions. They will offer the shares to friends, relatives, acquaintances and business associates; however, there is no guarantee that they will be able to sell any of the shares. None of our officers and directors has any experience conducting a best efforts offering, which decreases the likelihood that the Offering will be successful.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Class A Ordinary Shares as well as aggressive dilution of their relative voting power.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Class A Ordinary Shares. The public offering price is expected to be substantially higher than the net tangible book value per share of our outstanding Class A Ordinary Shares. After deducting estimated offering expenses, our pro forma as-adjusted net tangible book value (giving effect to this offering) will be lower than the offering price. Accordingly, new investors will experience immediate dilution, while existing shareholders may see an increase in their net tangible book value per Class A Ordinary Shares primarily at the expense of the new investors.

Furthermore, because we are offering a substantial number of Class A Ordinary Shares (20,000,000 shares) relative to our existing share capital, and because of the one hundred-to-one voting ratio between our Class B and Class A Ordinary Shares, purchasers in this offering will experience aggressive dilution of their voting power. Upon completion of this offering, the 20,000,000 Class A Ordinary Shares (assuming all sold) sold hereby will represent the vast majority of our outstanding Class A Ordinary Shares, yet will collectively represent only approximately 1.00% of the total voting power of our outstanding share capital. For a more detailed description, see “Dilution.”

The Company’s Class A Ordinary Shares are currently listed on Nasdaq. However, there is no guarantee that the Company will be able to maintain the listing of its Class A Ordinary Shares on Nasdaq in the future, which could limit investors’ ability to make transactions in the Class A Ordinary Shares and subject the Company to additional trading restrictions.

In order to maintain the listing on Nasdaq, the Company is required to meet certain financial and share price criteria. The Company may be unable to meet these requirements in the future.

If the Company’s Class A Ordinary Shares are delisted from Nasdaq and the Company is unable to list its shares on another national securities exchange, such shares may be quoted on an over-the-counter market in the United States. If this occurs, the Company could face significant adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As of the date of this prospectus supplement, our Class A Ordinary Shares are listed on Nasdaq. Under U.S. federal law, this listing preempts state-level regulation of their sale. However, states retain the authority to investigate companies if there is suspicion of fraud. If fraud is found, states may regulate or bar the sale of shares. If we were no longer listed on Nasdaq, we would be subject to state regulations in each jurisdiction where we offer our shares.

Our management will have broad discretion over the use of the net proceeds from this offering and you may not agree with how we spend them.

Our management will have significant flexibility in applying the net proceeds. You will be relying on the judgment of our management, and you will not have the opportunity to influence our spending decisions. We may invest the proceeds in ways that do not yield a favorable return or that fail to improve our financial condition, which could have a material adverse effect on our business and results of operations.

Future sales or the issuance of additional Class A Ordinary Shares could adversely affect their market price and result in dilution to our shareholders.

Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future.

As of the date of this prospectus supplement, we have 22,786,500 Class A Ordinary Shares outstanding. A significant portion of these shares is held by our directors, officers, and certain major shareholders. While these shares were previously subject to customary lock-up agreements in connection with our initial public offering, those restrictions have expired on April 21, 2026.

As these lock-up restrictions expire, a substantial number of shares may become eligible for sale in the public market, subject to compliance with Rule 144 under the Securities Act and other applicable regulations. In fact, in connection with the Form 144 filed with the SEC on June 1, 2026, Ping Shiang Business Ltd intends to sell 1,100,000 Class A Ordinary Shares in the open market, and as of June 8, 2026, Ping Shiang Business Ltd had sold 37,000 Class A Ordinary Shares in the open market. We cannot predict the effect, if any, that future market sales of securities held by significant shareholders or the availability of these securities for sale will have on the prevailing market price of our Class A Ordinary Shares. In addition, if we issue additional Class A Ordinary Shares in the future to raise capital or as stock-based compensation, our existing shareholders will experience further dilution. Any such issuances or the perception that such sales or issuances might occur, may adversely affect the price of our Class A Ordinary Shares and make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

A decrease in consumer demand for alcoholic beverages could significantly and negatively impact our business, operations, and financial performance.

Our performance depends on consumers’ demand for our products. Various factors can cause shifts in consumer preferences, such as:

●	Changes in demographic or social trends

●	Fluctuations in discretionary income

●	Inflation-driven price changes in consumer products

●	Evolving laws, regulations, and public health policies

●	Altered leisure, dining, and beverage consumption patterns

To succeed, we must anticipate and effectively respond to these shifts. If consumer preferences move away from our products, our operations and financial results would be materially and adversely affected.

Factors that may reduce consumer demand for alcoholic beverages include:

●	Economic or geopolitical downturns affecting discretionary income

●	Declining on-premise consumption due to public health policies like smoking bans and stricter DUI laws

●	Generational or demographic shifts towards alternatives such as hard seltzer, lower-calorie alcoholic beverages, and non-alcoholic options like soft drinks, sports drinks, and water

●	Increased anti-alcohol activism and negative perceptions of alcohol consumption

●	Health concerns related to alcoholic beverage consumption

●	Adverse legal and regulatory changes, like higher taxes or duties on alcohol imports or sales

Our luxury alcoholic beverage portfolio is especially vulnerable to changing economic conditions and consumer tastes, spending habits, and preferences. This could reduce sales and profitability. Unanticipated changes in demand or preference could also impair our ability to forecast production needs and adapt to shifting consumer preferences, further negatively affecting our business, operations, and financial results.

We face significant competition from an increasing number of products and market participants, which could materially and adversely affect our business, results of operations, and financial condition.

Our whisky products face competition from a wide array of both domestic and international premium whiskies, as well as from more affordably priced generic options. Additionally, they compete against other alcoholic beverages and, to a lesser extent, non-alcoholic alternatives for consumer acceptance, brand loyalty, and visibility in retail environments and restaurant alcohol lists. Marketing attention from our distributors, many of whom maintain extensive portfolios of spirits and other beverages, further intensifies this competition. We strive to differentiate ourselves based on product taste and quality, brand image, pricing, service, and our capacity for innovation in response to evolving consumer preferences. This competitive landscape is shaped by both established players and new entrants, many of whom possess more substantial financial, technical, marketing, and distribution capabilities, as well as superior public relations resources. Consequently, we have experienced, and may continue to encounter, upward pressure on our selling, marketing, and promotional costs in light of our growth objectives. There is no guarantee that we will be able to effectively compete against our rivals in the future or that we will not face increased competition from other distilleries and beverage manufacturers.

Brand awareness and acceptance are also crucial factors in our competitive environment. Our business is substantially dependent upon the awareness and market acceptance of our whisky products and brands by our targeted consumers. Moreover, our success hinges on our independent distributors’ acceptance of our brands as having the potential to provide incremental sales growth rather than cannibalizing their existing beverage sales. The extent to which our products and brands can achieve and sustain satisfactory levels of acceptance among independent distributors, retail customers, and consumers remains to be determined. Any failure to maintain or enhance brand acceptance and market penetration could have a materially adverse impact on our revenues and overall financial performance.

Geopolitical tensions or potential disruptions in the Strait of Hormuz could materially and adversely affect global shipping logistics, increase our freight costs, and disrupt our whisky supply chain.

Our bottled whisky business relies on the international transit of products sourced from Taiwan and the United Kingdom. Any geopolitical conflict or disruption to major shipping routes in the Strait of Hormuz region could severely impact the global commercial shipping networks and supply chains.

Although our primary routes do not pass through the Middle East, such widespread disruptions could result in the rerouting of commercial vessels, international port congestion, container shortages, and increased volatility in global energy prices. These factors could lead to higher ocean freight rates and fuel surcharges, as well as delays in receiving our inventory. If we are unable to manage increased transportation costs or shipping delays, our business and results of operations could be adversely affected.

Our expansion into the AI computing infrastructure business subjects us to severe hardware procurement risks, counterparty dependencies, and supply chain constraints.

The market for high-performance AI computing hardware, particularly the NVIDIA B300 / Blackwell Ultra GPU platform, is characterized by intense global demand, production backlogs, and supply chain volatility. We face significant hardware allocation risks because component distribution is often managed through strict allocation frameworks favoring tier-one cloud providers and major original equipment manufacturers (OEMs). Because we intend to enter this business via a leasing arrangement with a counterparty rather than purchasing directly from the manufacturer, we are dependent on our counterparty’s ability to secure and maintain its delivery slots in the distribution pipeline. Any manufacturing delays, packaging constraints, or shifts in allocation policies could disrupt our hardware timeline. A failure or delay in procuring these specific servers would prevent us from launching our AI cloud services on schedule, potentially trigger performance penalties under our commercial computing technology services agreement, and leave us unable to generate the cash flows necessary to offset our upfront deposits.

We face substantial financial commitments, significant customer concentration, and operational risks under our commercial AI computing technology services agreement.

Our expansion involves substantial financial obligations that represent a material commitment relative to our historical operations in the alcoholic beverage industry. We face severe customer concentration risk due to our reliance on a single 60-month computing technology services agreement, executed through our Singapore subsidiary (AGCC Singapore Pte. Ltd.), to provide specialized AI computing cloud services to a single customer in the digital financial services sector. If this principal customer defaults, delays payments, terminates the contract, or fails to accept the contemplated service capacity, we will remain burdened with fixed server lease liabilities and development costs. Furthermore, delivering services under this agreement subjects us to local regulatory frameworks, including Singapore’s Personal Data Protection Act 2012 (PDPA), cybersecurity standards, and oversight by local authorities or regulators. Any compliance failure or operational default could halt our service delivery, trigger contractual liabilities and statutory penalties, and materially and adversely affect our financial condition, cash flows, and liquidity.

Our data center development plans in Indonesia are subject to regulatory permitting, utility provisioning, and land title registration risks.

In May 2026, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, entered into a binding land sale and purchase agreement to acquire land in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million. As of the date of this prospectus supplement, we have paid IDR75.1 billion, or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction. The land title has not yet transferred, and until the official ownership certificate is successfully issued and registered in our name, we do not have absolute legal title to the property, which subjects us to heightened closing risks, transaction delays, and severe real estate development vulnerabilities, including:

●	Delayed Title and Ownership Risk: Because the land ownership certificate remains outstanding despite the execution of the definitive agreement, any bureaucratic backlogs within the Indonesian National Land Agency (BPN), systemic challenges in verifying historical clear titles, or hidden disputes regarding local agrarian land rights could delay or block the issuance of our certificate. If a third party emerges with an overlapping ownership claim before the certificate is finalized, our contractual rights under the agreement may be compromised, and we could lose the property entirely.

●	Infrastructure Requirements: Without the official land ownership certificate, our ability to secure strict municipal construction permits, environmental clearances, and industrial building approvals required to break ground on the AI data center may be completely frozen or delayed, disrupting our entire infrastructure timeline. Additionally, on April 22, 2026, PT. AGCC AITECH Indonesia entered into two power purchase agreements with the Indonesian state-owned electricity enterprise, which were subsequently expanded on June 11, 2026 through additional agreements to establish a dual-feed power supply configuration (with each feed rated at 55,400 kVA) to support a staged development targeting an approximately 40MW IT load requirement. Under these combined arrangements, we have agreed to pay an aggregate connection fee of approximately IDR69.9 billion (approximately US$4,000,000), alongside required customer guarantee deposits, ongoing variable electricity charges, and other customary charges. These agreements do not provide for fixed-rate pricing, vary based on regulatory policies, and subject us to minimum billing/payment requirements regardless of actual utilization, which could cause us to incur significant infrastructure costs before the project generates corresponding customer revenue.

●	Non-Refundable Costs: We have committed substantial, generally non-refundable deposits and transaction costs under the sale and purchase agreement. If we are unable to obtain the final land ownership certificate due to regulatory barriers or title defects, our expansion plans in Indonesia will be rendered unviable, and these significant capital outlays will be lost.

If we fail to integrate these high-performance computing assets with our planned Indonesian data center infrastructure, if we are unable to meet our operational milestones under the Singapore computing technology services agreement, or if the market for AI computing power shifts before we reach operational capacity, we may never realize a return on these significant investments, which could materially harm our business and operating performance.

We have limited prior operating history in the technology or AI computing infrastructure sectors, and we rely heavily on key management personnel to execute this strategy.

Our historical operations have focused primarily on the whisky import and distribution business. Consequently, we have a limited corporate track record of deploying, optimizing, or maintaining advanced GPU clusters or commercial cloud data center infrastructure. Our success in this new sector depends significantly on the continued service and expertise of these key executives and our ability to recruit, onboard, and retain additional specialized personnel within a highly competitive labor market. If our management team is unable to effectively oversee these technically complex operations, or if we face difficulties hiring qualified personnel, we may experience deployment delays, operational inefficiencies, or a failure to meet client service-level requirements, any of which could adversely affect our business prospects, financial condition, and results of operations.

We face economic, political and regulatory risks associated with doing business in Taiwan and our planned expansion in Indonesia, Singapore, and other international markets, particularly due to the geopolitical tensions and global trade restrictions that could negatively affect our business and hence the value of your investment.

Our performance is affected by global economic conditions as well as geopolitical issues and other conditions with a global reach. While our principal executive offices and a majority of our current assets and revenues are anchored in Taiwan, we are rapidly expanding our global footprint. We have established subsidiaries in Hong Kong, Japan, the U.S., Thailand, and Malaysia, and have progressed past initial non-binding frameworks by entering into a binding land sale and purchase agreement to acquire land in Indonesia via PT. AGCC AITECH Indonesia and entering into a major 60-month revenue-generating computing technology services agreement via our Singapore subsidiary, AGCC Singapore Pte. Ltd.

Because our administrative headquarters, and historical cash flows remain based in Taiwan, any conflict or escalation of tensions between the PRC and Taiwan could severely disrupt our high-level corporate governance and financial liquidity. Specifically, a cross-strait crisis, trade blockade, or military conflict could block our whisky import supply chains, trigger emergency domestic capital controls, freezing our ability to convert local currency and repatriate cash outwards. This would materially impair our financial ability to fund, manage, and fulfill our US$120.0 million AI infrastructure purchase agreement to Ricloud AI Inc., an independent third party, which are vital to our global technology segment, even though those physical AI operations are targeted outside of Taiwan. The unique international political status of Taiwan and the “anti-secession” law of the PRC create sustained uncertainty. Past trade bans and export restrictions between the PRC and Taiwan have depressed economic activity for Taiwanese companies, and we cannot predict whether future escalations will lead to new tariffs, export bans, or military conflict that could jeopardize our central operations and halt funding to our overseas infrastructure projects.

Our active expansion into Indonesia, Singapore, and other jurisdictions where we have established subsidiaries, such as Hong Kong, Japan, the U.S., Thailand, and Malaysia, subjects us to significant regulatory and legal uncertainty. We are subject to the diverse governmental policies, foreign investment laws, data privacy standards, and taxation regimes of each of these jurisdictions. In particular, the legal systems in jurisdictions like Indonesia, Thailand, and Malaysia can be complex and subject to rapid, unpredictable changes that may hinder our ability to operate or legally protect our investments. Furthermore, our expanding international AI business is heavily dependent on the procurement of high-performance hardware, specifically the NVIDIA B300 platform. We are subject to stringent U.S. export controls and evolving trade restrictions, and any tightening of these regulations, or increased scarcity and pricing volatility in the global semiconductor market, could block our hardware supply chain, significantly increase our operating costs, or render our active AI infrastructure projects in Indonesia commercially unviable.

We face substantial operational pre-revenue risks in several of these new markets. While we have established corporate entities in Japan, the United States, and Malaysia, we have not yet commenced actual business operations in these regions. There is no guarantee that we will successfully launch these operations or achieve future profitability. Because the eventual nature of our business activities in these territories remains subject to management’s discretion and shifting market conditions, investors may find it difficult to evaluate the long-term prospects of our international expansion.

Moreover, macroeconomic weakness and uncertainty, including the ongoing impact of global conflicts and resulting international sanctions, make it difficult for us to manage operations and forecast financial results. These events increase the volatility of global commerce and could increase China/Taiwan tensions and U.S./China trade friction. Any resulting new legal requirements or restrictions could increase regulatory scrutiny on our international business or result in one or more of our cross-border activities being deemed in violation of international sanctions frameworks.

We are required to comply with extensive regulations and hold a number of permits and licenses to carry on our business across multiple jurisdictions. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to import and distribute our alcoholic beverages or develop our AI infrastructure.

We are a Taiwan-based whisky import and distribution company which is subject to extensive government regulation and supervision in Taiwan. The regulatory framework addresses all aspects of operating in the whisky distribution and brand-authorized bottling and packaging business, including import, registration, production-related activities such as bottling and packaging, distribution labelling, advertising, and licensing requirements and procedures, periodic renewal and reassessment processes and compliance. Our proprietary brand whisky packaging and distribution business involves sourcing bulk whisky from brand-owned distilleries and conducting bottling and packaging operations in Taiwan through local contract manufacturers, rather than operating our own distillery.

The regulatory framework governing the alcoholic beverages distribution industry in Taiwan is subject to change and amendment from time to time. Any such change or amendment could materially and adversely impact our business, financial condition and prospects. The Taiwan government introduced the Tobacco and Alcohol Administration Act and regulations in 2000, especially imposing obligations on the alcohol importers to obtain an import permit for entry of the alcoholic beverages into Taiwan in 2014. Moreover, if we are unable to maintain regulatory compliance, regulatory approval that has been obtained may be lost and the various reform initiatives could give rise to regulatory developments, such as more burdensome administrative procedures, which may have an adverse effect on our business, financial condition and prospects. Additionally, our entry into the AI computing infrastructure business subjects us to entirely new regulatory frameworks.

Our expansion into the AI computing cloud services and infrastructure business subjects us to entirely new and complex regulatory frameworks, particularly in Singapore and Indonesia. Our wholly-owned subsidiary in Singapore, AGCC Singapore Pte. Ltd., has entered into a five-year agreement to provide AI computing cloud services, which involves navigating local regulations regarding data privacy, cross-border data transfers, electronic service provider registrations and the security of electronic systems. In Indonesia, where we have transitioned from initial non-binding frameworks to entering into a binding land sale and purchase agreement to acquire land via our subsidiary, PT. AGCC AITECH Indonesia, in Indonesia, we face heightened regulatory hurdles because the formal land ownership certificate has not yet been obtained. Our proposed development of AI computing infrastructure and a data center requires us to confirm clear land titles with the Indonesian National Land Agency (BPN) to avoid ownership disputes, secure specific permits for land use, industrial energy consumption, and foreign technology investment. Because we have already made significant financial commitments and outlays, including executed power purchase agreements and various deposits, any failure to obtain these new permits or a change in local data sovereignty laws could result in the forfeiture of our deployed capital and the termination of our expansion plans.

Additionally, we have established subsidiaries in the United States, Hong Kong, Japan, Thailand, and Malaysia where we have not yet commenced business operations. Consequently, we face significant uncertainty regarding the legal, tax, and regulatory requirements we will encounter in these markets. If we eventually choose to launch AI-related or other technology services in these regions, we may become subject to additional requirements mandating local data storage or restricted access to high-performance hardware. Our inability to anticipate or comply with these unknown future regulations could increase our operating costs, subject us to unexpected legal liabilities, or render our expansion into these specific markets commercially unviable.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately US$199.77 million, after deducting the estimated offering expenses payable by us. We intend to use the net proceeds from this offering primarily to develop our AI-computing center-related business in the United States, Japan, and Southeast Asia, specifically for the procurement of servers and hardware, the expansion of our AI computing infrastructure, and the funding of data center land developments. The remaining funds will be used for research and development, general corporate purposes, and working capital to support our operations. We may also use a portion of the proceeds to acquire or invest in complementary technologies or businesses, though we have no current commitments for any such material acquisitions. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Our management will have broad discretion in the application of these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending such use, we may hold the proceeds in interest-bearing bank accounts or invest them in short-term interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis, reflecting our audited annual financial results for the year ended December 31, 2025;

●	on a pro forma basis, reflecting (i) issuance and sale of 2,910,000 Class A ordinary shares at US$5.00 per share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”); (ii) allotment of 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd on May 20, 2026, for an aggregate consideration of US$200; and (iii) the loan arrangements entered into subsequent to December 31, 2025, and up to the date of this prospectus supplement(2); and

●	on a pro forma as adjusted basis, to give effect to the sale of 20,000,000 Class A Ordinary Shares in this offering at an offering price of US$10.00 per Class A Ordinary Share, after deducting estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Other Data,” and related notes included elsewhere in this prospectus supplement.

	As of December 31, 2025
	Actual	Pro Forma(1)(2)	Pro Forma as Adjusted(3)
	US$	US$	US$
Current liabilities
Current portion of long-term loans	18,498	18,498	18,498
Current portion of finance lease liabilities	30,534	30,534	30,534
Amount due to related parties	4,812,762	4,812,762	4,812,762
Other borrowings	12,470,000	7,960,406	7,960,406
	17,331,794	12,822,200	12,822,200

Non-current liabilities
Non-current portion of finance lease liabilities	51,227	51,227	51,227

Shareholder’s equity
Class A Ordinary Shares, $0.00004 par value; 625,000,000 shares authorized*; 19,876,500 shares issued and outstanding as of December 31, 2025 on an actual basis; 22,786,500 shares issued and outstanding on a pro forma basis; 42,786,500 shares issued and outstanding on a pro forma as adjusted basis	795	911	1,711
Class B Ordinary Shares, $0.00004 par value; 625,000,000 shares authorized*; 14,500,000 shares issued and outstanding as of December 31, 2025 on an actual basis; 19,500,000 shares issued and outstanding on a pro forma basis and pro forma as adjusted basis	580	780	780
Additional paid-in capital	7,517,529	22,067,413	221,833,113
Retained earnings	2,296,319	2,296,319	2,296,319
Statutory reserve	162,795	162,795	162,795
Accumulated other comprehensive losses	(110,127)	(110,127)	(110,127)
Total shareholder’s equity	9,867,891	24,418,091	224,184,591
Total capitalization	27,250,912	37,291,518	237,058,018

*	Subsequent to December 31, 2025, upon the approval at the Company’s Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares dated May 20, 2026, the authorised share capital of the Company was increased from US$50,000 divided into 1,250,000,000 ordinary shares of par value of US$0.00004 each, comprising (a) 625,000,000 Class A Ordinary Shares of par value of US$0.00004 each and (b) 625,000,000 Class B Ordinary Shares of par value of US$0.00004 each, to US$200,000 divided into 5,000,000,000 ordinary shares of par value of US$0.00004 each, comprising (a) 2,500,000,000 Class A Ordinary Shares and (b) 2,500,000,000 Class B Ordinary Shares.

(1)	Reflects (i) issuance and sale of 2,910,000 Class A ordinary shares at US$5.00 per Class A Ordinary Share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”); and (ii) allotment of 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd on May 20, 2026, for an aggregate consideration of US$200. Immediately following such issuance and allotment, the Company had a total of 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares issued and outstanding, each with a par value of US$0.00004. For further details regarding our share capital and corporate structure, please refer to the section titled “Prospectus Supplement Summary – Our Company – Corporate Structure” of this prospectus supplement.

(2)	Reflects the following loan arrangements entered into subsequent to December 31, 2025, and up to the date of this prospectus supplement:

(i)

On April 1, 2026, the Company entered into a loan agreement with an independent third party (the “Lender”), pursuant to which the Lender agreed to advance an unsecured, interest-free loan in the principal amount of US$3,500,000. The full principal amount was drawn down on April 1, 2026. The loan matures one calendar month from the drawdown date, unless extended by the Lender in writing. The proceeds are intended for general corporate purposes. The maturity date was subsequently extended to July 31, 2026, as agreed by both parties in writing. On June 10, 2026, the parties further amended the loan agreement to extend the maturity date by an additional three months to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026.

As of the date of this prospectus supplement, the outstanding principal balance is US$3,500,000.

(ii)	On April 17, 2026, the Company entered into a Deed of Assignment and Set-Off with three existing lenders who are also former shareholders of the Company (the “Three Lenders”) and the existing borrower (the “Borrower”). Pursuant to this deed, the Company assigned the US$12,000,000 outstanding principal receivable due from the Borrower to the Three Lenders in equal portions of US$4,000,000 each. In consideration for this assignment, the Company’s outstanding principal borrowings due to the Three Lenders were reduced by an aggregate of US$12,000,000 (US$4,000,000 per lender). Following this set-off, and as of the date of this prospectus supplement, the total outstanding balance due to the Three Lenders (inclusive of accrued interest) is US$446,228.

(iii)

On April 22, 2026, the Company entered into a loan agreement with an independent third party (the “Lender”), pursuant to which the Lender agreed to provide an unsecured loan in the principal amount of US$6,500,000. The full principal amount was drawn down on April 22, 2026. The loan bears interest at a rate of 3% per annum and matures one calendar month from the drawdown date, unless extended by the Lender in writing. The proceeds are intended for general corporate purposes. A partial principal repayment of US$2,500,000 was made on May 12, 2026. The maturity date was subsequently extended to June 21, 2026, as agreed by both parties in writing. On June 10, 2026, the parties further amended the loan agreement to extend the maturity date by an additional three months to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026.

As of the date of this prospectus supplement, the outstanding balance (inclusive of accrued interest) is US$4,014,178.

(3)	Reflects, in addition to the adjustments on a pro forma basis, the sale of Class A Ordinary Shares in this offering at an offering price of US$10.00 per Class A Ordinary Share, after deducting the estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the estimated offering expenses payable by us. We estimate that such net proceeds will be approximately US$199.77 million. The pro forma as adjusted information is illustrative only.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the public offering price per Class A Ordinary Share is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently issued and outstanding ordinary Class A Ordinary Shares. Because the Class B Ordinary Shares carry no rights to dividend distributions or to distributions upon winding-up, the Class B Ordinary Shares are excluded from the denominator in calculating net tangible book value per share, and all net tangible book value figures in this section are presented on a Class A-only basis.

As of December 31, 2025, our net tangible book value was approximately US$9.82 million, or US$0.49 per Class A Ordinary Share. Net tangible book value represents the total amount of our consolidated assets, less our total consolidated liabilities and intangible assets. Dilution represents the difference between our offering price of US$10.00 per Class A Ordinary Share and the net tangible book value per Class A Ordinary Share on a pro forma as adjusted basis. The pro forma as adjusted net tangible book value reflects the additional proceeds we expect to receive from this offering, after deducting the estimated offering expenses payable by us.

After giving effect to the sale of 20,000,000 Class A Ordinary Shares in this offering at an offering price of US$10.00 per Class A Ordinary Share, and after deducting the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been US$224.13 million, or US$5.24 per Class A Ordinary Share. This represents an immediate increase in pro forma net tangible book value of US$4.17 per Class A Ordinary Share to our existing shareholders and an immediate dilution of US$4.76 per Class A Ordinary Share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Per Class A Ordinary Share
(US$)
Our offering price per Class A Ordinary Share	10.00
Actual net tangible book value per Class A Ordinary Share as of December 31, 2025	0.49
Pro forma net tangible book value per Class A Ordinary Share before this offering(1)	1.07
Increase in pro forma net tangible book value per Class A Ordinary Share attributable to payments by new investors in this offering	4.17
Pro forma as adjusted net tangible book value per Class A Ordinary Share after giving effect to this offering(2)	5.24
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in this offering	4.76

(1)	Reflects the actual net tangible book value per Class A Ordinary Share as of December 31, 2025, adjusted to give effect to the following transactions that occurred subsequent to December 31, 2025, but prior to the closing of this offering:

(i)	The issuance and sale of 2,910,000 Class A Ordinary Shares at US$5.00 per share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”);

(ii)	The allotment of 5,000,000 Class B Ordinary Shares to Ping Shiang Business Ltd on May 20, 2026, for an aggregate consideration of US$200; and

(iii)	The net financial impact of the subsequent loan arrangements entered into up to the date of this prospectus supplement, including (a) an unsecured, interest-free loan agreement dated April 1, 2026, in the principal amount of US$3,500,000, which was initially interest-free and subsequently amended on June 10, 2026, to extend the maturity date to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026; (b) a Deed of Assignment and Set-Off dated April 17, 2026, with three existing lenders who are also former shareholders of the Company, reducing outstanding principal borrowings by an aggregate of US$12,000,000; and (c) an unsecured 3% interest-bearing loan agreement dated April 22, 2026, in the principal amount of US$6,500,000 (of which US$2,500,000 was repaid on May 12, 2026), which initially bore interest at a rate of 3% per annum and was subsequently amended on June 10, 2026, to extend the maturity date to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026 (with an outstanding balance of US$4,014,178, inclusive of accrued interest, as of the date of this prospectus supplement).

Immediately following the above adjustments, the Company had a total of 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares issued and outstanding. For further details regarding our share capital and corporate structure, please refer to the section titled “Description of Share Capital” of this prospectus supplement.

(2)	Reflects, in addition to the adjustments on a pro forma basis described in Note (1) above, the further adjustment to give effect to the sale of 20,000,000 Class A Ordinary Shares in this offering at an offering price of US$10.00 per Class A Ordinary Share, after deducting the estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, which are estimated to be approximately US$199.77 million. The pro forma as adjusted information is illustrative only.

The following table sets forth, on a pro forma as adjusted basis as of December 31, 2025, a summary of the differences between existing shareholders and new investors in terms of the number of Class A Ordinary Shares purchased from us in this offering, the total consideration paid, and the average price per Class A Ordinary Share. These figures are presented before deducting estimated offering expenses payable by us.

	Class A Ordinary Shares Purchased			Total Consideration		Average Price Per Class A Ordinary
	Number		Percent	Amount (in US$)	Percent	Share (in US$)
Existing shareholders	22,786,500	(1)	53.26%	23,855,959	10.66%	1.05
New investors	20,000,000		46.74%	200,000,000	89.34%	10.00
Total	42,786,500		100.00%	223,855,959	100.00%	5.23

(1)	on a pro forma basis to reflect issuance and sale of 2,910,000 Class A ordinary shares at US$5.00 per Class A Ordinary Share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”). Immediately following such issuance, the Company had a total of 22,786,500 Class A Ordinary Shares issued and outstanding, each with a par value of US$0.00004.

DESCRIPTION OF CLASS A ORDINARY SHARES WE ARE OFFERING

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus supplement, our authorized share capital is US$200,000 divided into 5,000,000,000 shares with a par value of US$0.00004 each, comprising of 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares. These figures reflect an increase from our previous authorized share capital of US$50,000, as approved by our shareholders at the Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares held on May 20, 2026. As of the date of this prospectus supplement, 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares are issued and outstanding.

Securities Sold in this Offering

We are offering 20,000,000 Class A Ordinary Shares in this offering. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market and currently trade under the symbol “AGCC”.

All of our issued and outstanding Class A Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determines otherwise, each holder of our Class A Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares.

Effective May 20, 2026, following approval at our Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares, our authorized share capital was increased to US$200,000 divided into 5,000,000,000 shares with a par value of US$0.00004 each, comprising 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares. This represents an increase from our previous authorized share capital of US$50,000 divided into 1,250,000,000 shares. Subject to the provisions of the Companies Act of the Cayman Islands, and our existing articles of association regarding redemption and purchase of the shares, our Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the Directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Companies Act of the Cayman Islands. The Directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

PLAN OF DISTRIBUTION

This is a self-directed offering on a best-efforts basis. This prospectus supplement is part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to any of them for any shares that are sold by them. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the shares being offered. Our officers and directors will sell the shares and intend to offer them to friends, family members, business acquaintances, and interested parties. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a.	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation;

b.	Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.	Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) and (a)(4)(iii).

Our officers, directors, control persons and affiliates of the same do not intend to purchase any shares in this offering.

Procedures for Subscribing

If you decide to purchase any shares in this offering, you will be required to execute a purchase Agreement, substantially in the form attached hereto as Exhibit 1.1, and tender all funds in the form of checks, drafts, money orders or wire transfers to the bank account of the Company (“Company Account”). Upon the Company’s receipt of such monies, they shall be credited to the Company Account. All checks delivered to the Company shall be made payable to the Company. The Company shall not be required to accept for credit to the Company Account or for deposit into the Company Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Company Account until the Company has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to the. We intend to complete one closing of this offering, but may undertake one or more closings on a rolling basis. Therefore, investor funds held in the Company Account may be accessed or utilized by us upon a closing, which may be conducted at our sole discretion at any time and without regard to meeting any minimum offering contingency. Any such funds that the Company receives shall be held in the Company Account until the applicable closing of the offering, and then used to complete securities purchases, or returned if this offering fails to close. Release of the funds to us is based upon the Company reviewing the records of the depository institution holding the funds to verify that the funds received have cleared the banking system prior to releasing the funds to us. All purchase information and purchase funds through checks or wire transfers should be delivered to the Company. Failure to do so will result in subscription funds being returned to the investor. In the event that the offering is terminated, all subscription funds from the Company Account will be returned to investors by noon of the next business day after the termination of the offering.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, NY11598, and its telephone number is (212) 828-8436.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the trading symbol “AGCC”.

Selling restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Securities or the possession, circulation, or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

LEGAL MATTERS

We are being represented by Concord & Sage PC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering will be passed upon for us by Harney Westwood & Riegels. Concord & Sage PC may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law, Ownlyn with respect to matters governed by Taiwan law, AEI Legal LLC with respect to matters governed by Singapore law, and Yang & Co. with respect to matters governed by Indonesia law.

EXPERTS

The consolidated financial statements of Agencia Comercial Spirits Ltd, as of December 31, 2024 and 2025, and for the years ended December 31, 2024 and 2025 incorporated by reference in this prospectus supplement from our 2025 Annual Report, have been audited by Enrome LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read our registration statement and the exhibits and schedules thereto, as well as our 2025 Annual Report on Form 20-F and other filings with the SEC for further information with respect to us and our Class A Ordinary Shares.

We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As a foreign private issuer, we are required to file our annual report on Form 20-F within 120 days of the end of each fiscal year. However, we intend to furnish our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated, and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” to the SEC that is not deemed filed and not incorporated by reference into this prospectus supplement (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement or post-effective amendment:

●	our 2025 Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 30, 2026;

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on July 17, 2026, June 11, 2026, May 21, 2026, May 12, 2026, April 22, 2026, March 30, 2026, March 16, 2026, March 6, 2026, February 13, 2026, December 22, 2025, December 11, 2025, October 31, 2025 and October 24, 2025;

●	the description of the Company’s Class A Ordinary Shares contained in our Registration Statement on Form 8-A12B, filed with the SEC on October 3, 2025, the description of securities contained in the exhibit 2.1 to the 2025 Annual Report filed with the SEC on April 30, 2026; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

In addition, any reports on Form 6-K we submit to the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part and all subsequent Annual Reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC, or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part, shall be considered to be incorporated into this prospectus supplement by reference and shall be considered a part of this prospectus supplement from the date of filing or submission of such documents.

The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus supplement, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

AGENCIA COMERCIAL SPIRITS LTD

No. 23-1, Shenzun Rd., Shengang Dist.

Taichung City 429014, Taiwan (R.O.C.)

Tel: +886-4-25614413

Attention: Mr. Tsai Yi Yang

Email: Victsai@agcctw.com

You also may access the incorporated reports and other documents referenced above on our website at agcctw.com. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus supplement, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

PROSPECTUS

Agencia Comercial Spirits Ltd

Up to 20,000,000 Class A Ordinary Shares

We are offering in a self-directed best efforts offering of up to 20,000,000 of our Class A Ordinary Shares, US$0.00004 par value per share (the “Class A Ordinary Shares”) at an assumed public offering price of US$9.00-12.00 per Class A Ordinary Share, which represents a 16.67-37.50% discount compared to our last reported sale price of US$14.40 of our Class A Ordinary Shares, as reported on the Nasdaq Capital Market on June 12, 2026.

The public offering price per Class A Ordinary Share is an assumed price only. The actual number of Class A Ordinary Shares sold in the offering and the final public offering price will be determined at the time of pricing and may be at a discount to the current market price of our Class A Ordinary Shares or to the assumed price set forth above. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price. The assumed public offering price is used so that we can provide certain disclosures, which require a calculation based on the public offering price.

Our share price is volatile. Since being listed on the Nasdaq Capital Market, our Class A Ordinary Shares have traded at a low of US$3.66 and a high of US$25.73. There has been no change recently in our financial condition or results of operations that is consistent with the recent change in our share price. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “AGCC.” On June 12, 2026, the last reported sales price of our Class A Ordinary Shares on the Nasdaq Capital Market was US$14.40 per share.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Class A Ordinary Shares offered hereby, which may significantly reduce the amount of proceeds received by us. Investors in this offering will not receive a refund in the event that we do not sell an amount of Class A Ordinary Shares sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Also, any proceeds from the sale of Class A Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” in this prospectus and “Item 3. Key Information – D. Risk   Factors” in our 2025 Annual Report for more information. There is no minimum number of Class A Ordinary Shares or minimum aggregate amount of proceeds for this offering to close. Accordingly, we have not made any arrangements to place investor funds in an escrow account or trust account. We intend to complete one closing of this offering but may undertake one or more additional closings. The offering will be terminated 90 days after the effectiveness of this registration statement if the closing(s) have not occurred, and may not be extended.

This is a best-efforts self-directed offering. See “Plan of Distribution” beginning of Page 93 of this prospectus for more information.

Any proceeds from the sale of Class A Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Use of Proceeds” on page 38 for more information.

Upon completion of this offering, and assuming the sale of all 20,000,000 Class A Ordinary Shares offered hereby, our issued and outstanding shares will consist of 42,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares. As approved by our shareholders at the EGM held on May 20, 2026, the voting rights of our Class B Ordinary Shares were varied such that each Class B Ordinary Share entitles the holder to 100 votes (prior to which each Class B Ordinary Share entitled the holder to 10 votes), while our Class A Ordinary Shares entitle the holder to one (1) vote per share. Prior to this offering, our Controlling Shareholders, through Ping Shiang Business Ltd, beneficially own 14,463,000 Class A Ordinary Shares, approximately 63.47% of our outstanding Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares, representing 99.58% of the aggregate total voting power of our total issued and outstanding share capital. Immediately after the completion of this offering, and assuming the sale of all 20,000,000 Class A Ordinary Shares offered hereby, Ping Shiang Business Ltd’s ownership of Class A Ordinary Shares will represent approximately 33.80% of the total issued and outstanding Class A Ordinary Shares, and its ownership of Class A and Class B Ordinary Shares will represent approximately 98.58% of the total voting power of the Company. Consequently, as the Controlling Shareholders will continue to hold more than 50% of the total voting power, the Company will continue to qualify as a “controlled company” within the meaning of Nasdaq Stock Market Rule 5615(c).

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment.

See “Risk Factors” beginning on page 13 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus before making a decision to purchase our securities.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and as such, may elect to comply with reduced public company reporting requirements. See “Prospectus Summary - Implications of Being an Emerging Growth Company” and “Prospectus Summary - Implications of Being a Foreign Private Issuer”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should not assume that the information contained in the Registration Statement of which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares being registered in the Registration Statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

	Per Class A Ordinary Share		Total
Public offering price(1)	US$	10.50	US$	210,000,000
Proceeds, after expenses, to us	US$	10.49	US$	209,766,500

Note:

(1)	The public offering price per Class A Ordinary Share is assumed to be US$10.50, being the mid-point of the offering price range. Total gross proceeds are assumed to be US$210,000,000, based on the mid-point of the offering price range.

We will deliver the Class A Ordinary Shares being issued to the investors electronically, upon closing and receipt of investor funds for the purchase of the Class A Ordinary Shares offered pursuant to this prospectus. We expect the delivery of such securities against payment in U.S. dollars will be made, with respect to Class A Ordinary Shares sold within 2 business days of purchase.

We estimate the total expenses of this offering payable by us will be approximately US$233,500. After deducting total expenses, we expect net proceeds of approximately US$209,766,500. See “Plan of Distribution” on page 93.

The date of this prospectus is June 17, 2026

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectus we have prepared. We do not take responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

For investors outside the United States: Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus was prepared on our behalf nor have we taken any steps to independently verify such information. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications. In addition, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	introduction of new product and service offerings;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding the demand for and market acceptance of our products and services;

●	expected growth of our customers, including consolidated account customers;

●	competition in our industry;

●	government policies and regulations relating to our industry;

●	public health emergencies, outbreaks of infectious diseases, or other events that could disrupt our business, industry, or supply chain;

●	geopolitical events, trade restrictions, tariffs, or government orders that could affect the global economy or our operations;

●	other factors that may affect our financial condition, liquidity and results of operations; and

●	other risk factors discussed under “Risk Factors” in this prospectus and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report on Form 20-F.

We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

DEFINITIONS

“Agencia Cayman” means Agencia Comercial Spirits Ltd, which was incorporated as an exempted company under the laws of the Cayman Islands on March 7, 2025.

“AGCC Indonesia” means PT. AGCC AITECH Indonesia in Indonesia.

“AGCC Singapore” means AGCC Singapore Pte. Ltd. in Singapore.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“BVI” means the British Virgin Islands.

“Company,” “our Company,” “we,” “our,” or “us” means Agencia Comercial Spirits Ltd, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on March 7, 2025.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Class A Ordinary Shares” means the Class A ordinary shares of Agencia Cayman, par value $0.00004 each with 1 vote per Class A ordinary share and unless the context otherwise requires, any reference to Class A Ordinary Share(s) shall be deemed to include (i) any share(s) arising from any consolidation, subdivision or share split of the Class A Ordinary Shares, provided that such share(s) confer rights which, taken as a whole, are substantially equivalent to the rights attached to the Class A Ordinary Shares immediately prior to such consolidation, subdivision or split; (ii) any share(s) issued by way of capitalization of reserves or by way of bonus issue to the holders of Class A Ordinary Shares, in their capacity as such, where such share(s) confer rights which, taken as a whole, are substantially equivalent to the rights attached to the Class A Ordinary Shares immediately prior to such issue; and (iii) any share(s) in the Company or in any successor or amalgamated company allotted or issued to, or received by, holders of Class A Ordinary Shares (or their successors in title) pursuant to any amalgamation, merger, reconstruction, scheme of arrangement or reorganization, in consideration of, or in exchange or substitution for, the Class A Ordinary Shares, where such share(s) confer rights which, taken as a whole, are not materially less favorable than the rights attached to the Class A Ordinary Shares immediately prior to such transaction.

“Class B Ordinary Shares” means the Class B ordinary shares of Agencia Cayman, par value $0.00004 each, which entitle the holder thereof to 100 votes for each Class B ordinary share (following the approval by our shareholders at the Extraordinary General Meeting   and the separate respective Class Meetings for holders of Class A and Class B ordinary shares held on May 20, 2026, prior to which each Class B ordinary share entitled the holder to 10 votes);   and unless the context otherwise requires, any reference to Class B Ordinary Share(s) shall be deemed to include (i) any share(s) arising from any consolidation, subdivision or share split of the Class B Ordinary Shares, provided that such share(s) confer rights which, taken as a whole, are substantially equivalent to the rights attached to the Class B Ordinary Shares immediately prior to such consolidation, subdivision or split; (ii) any share(s) issued by way of capitalization of reserves or by way of bonus issue to the holders of Class B Ordinary Shares, in their capacity as such, where such share(s) confer rights which, taken as a whole, are substantially equivalent to the rights attached to the Class B Ordinary Shares immediately prior to such issue; and (iii) any share(s) in the Company or in any successor or amalgamated company allotted or issued to, or received by, holders of Class B Ordinary Shares (or their successors in title) pursuant to any amalgamation, merger, reconstruction, scheme of arrangement or reorganization, in consideration of, or in exchange or substitution for, the Class B Ordinary Shares, where such share(s) confer rights which, taken as a whole, are not materially less favorable than the rights attached to the Class B Ordinary Shares immediately prior to such transaction.

“Controlling Shareholders” means Mr. Tsai Yi Yang, our Chief Executive Officer, and his mother, Ms. Lee Li Mei. Mr. Tsai Yi Yang and Ms. Lee Li Mei own 82% and 18%, respectively, of Ping Shiang Business Ltd, a limited liability company incorporated under the laws of the British Virgin Islands. In connection with the Form 144 filed with the SEC on June 1, 2026, Ping Shiang Business Ltd intends to sell 1,100,000 Class A Ordinary Shares in the open market. As of June 8, 2026, Ping Shiang Business Ltd has sold 37,000 Class A Ordinary Shares in the open market. Through Ping Shiang Business Ltd, Mr. Tsai Yi Yang and Ms. Lee Li Mei beneficially own 14,463,000 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares as of the date of this prospectus, representing approximately 63.47% of our outstanding Class A Ordinary Shares and 99.58% of the aggregate total voting power of our total issued and outstanding share capital. By virtue of their ownership and control of Ping Shiang Business Ltd, Mr. Tsai Yi Yang and Ms. Lee Li Mei are deemed to share beneficial ownership and voting control over all such shares.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“EGM” or “Extraordinary General Meeting” means the extraordinary general meeting of the Company’s shareholders held on May 20, 2026, at which the following resolutions were approved as Special Resolutions: (i) the increase of the Company’s authorized share capital from US$50,000 (1,250,000,000 shares) to US$200,000 (5,000,000,000 shares, comprising 2,500,000,000 Class A Shares and 2,500,000,000 Class B Shares); (ii) the variation of the voting rights of Class B Ordinary Shares to 100 votes per share; (iii) the adoption of the Third Amended and Restated Memorandum and Articles of Association; and (iv) the allotment and issuance of 5,000,000 Class B Ordinary Shares to Ping Shiang Business Ltd.

“Group” or “our Group” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Hong Kong” or “HK” means the Hong Kong Special Administrative Region of The Peoples’ Republic of China.

“IDR” means Indonesian Rupiah, the lawful currency of Indonesia.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“Indonesia” means the Republic of Indonesia.

“Initial Public Offering” or “IPO” means the closing on October 23, 2025 of the Company’s initial public offering of 1,750,000 Class A Ordinary Shares at US$4.00 per share (US$7.00 million total). Subsequently, on October 31, 2025, the Company closed the issuance of an additional 262,500 Class A Ordinary Shares pursuant to the full exercise of the underwriters’ over-allotment option, bringing total gross proceeds to US$8.05 million.

“NTD” means Taiwan Dollar(s), the lawful currency of Taiwan, the Republic of China (R.O.C.).

“PRC” means The People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, but it should be noted that legal and operational risks associated with operating in The People’s Republic of China may also be applicable to Hong Kong.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission. “Securities Act” means the U.S. Securities Act of 1933, as amended.

“SGD” means Singapore Dollar(s), the lawful currency of Singapore.

“Singapore” means the Republic of Singapore.

“Taiwan” means Taiwan, the Republic of China (R.O.C.).

“Taiwan Operating Subsidiary” means Agencia Comercial Co., Ltd in Taiwan.

“Third Amended and Restated Memorandum and Articles of Association” means the third amended and restated memorandum and articles of association of our Company adopted by a special resolution of our shareholders at the EGM held on May 20, 2026, and as supplemented, amended or otherwise modified from time to time, a copy of which is filed as Exhibit 3.1 to our Report on Form 6-K furnished to the SEC on May 21, 2026.

“USD,” “US$,” “$” or “U.S. dollars” means United States Dollar(s), the lawful currency of the United States.

v

PROSPECTUS SUMMARY

We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus or incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus, including any documents incorporated by reference, and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

Our Company

Overview

We are an established provider of premium spirits and high-quality whiskies, currently diversifying our corporate trajectory through a strategic expansion into the high-performance AI computing infrastructure and cloud services sector.

We specialize in the procurement, distribution and sale of high-quality whiskies, including both bottled and cask whisky in both Taiwan and international markets. Our whisky business is operated through Agencia Comercial Co., Ltd, our indirectly wholly-owned Taiwan Operating Subsidiary, in Taichung, Taiwan. Since the inception of Agencia Comercial Co., Ltd, we have experienced significant growth through strategic expansion and diversification. Currently, we focus on three main business areas: bottled whisky sales, raw cask whisky sales, and proprietary brand whisky packaging and distribution business via brand authorization for bottling and packaging in Asia-Pacific. During the year ended December 31, 2025, and the subsequent period from January 1, 2026, up to the date of this prospectus, we did not generate revenue from the sale of raw casks. This was primarily due to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

Our current operations include sourcing bottled whisky from domestic suppliers in Taiwan and reputable distilleries in the UK. We engage in sales activities, in collaboration with our downstream distributors, to supply these products to bars, nightclubs, and VIP lounges. Starting from 2023, our Group has expanded to include the procurement and sale of raw cask whisky directly from distilleries, allowing it to tap into a broader market and offer unique, high-quality products, and engage with sales to other liquor and spirits distributors. The extensive experience of the chief executive officer and directors of the Company in the whisky industry has enabled us to further expand our businesses. In addition to the trading and wholesale of whisky products, starting from 2025, we have also ventured into the proprietary brand whisky packaging and distribution business. Through this business area, we source premium whisky casks from renowned distilleries around the world, particularly from regions renowned for their whisky-making traditions, such as Scotland. These casks are carefully selected, monitored, and aged to perfection under our expert supervision. Once the desired maturation is achieved, the whisky is bottled and labeled under our proprietary brands, offering discerning consumers a unique and exclusive experience. The proprietary brand whisky packaging and distribution business not only diversifies our revenue streams but also enhances our brand recognition, market positioning in the premium whisky business and exploration of diverse sales channels.

Looking ahead, we aim to leverage our strong market presence and industry experience to further expand operations. Our Group plans to further obtain brand authorization and source raw cask whisky from brand owners, bottling and packaging these products in Taiwan through contract manufacturers. This initiative will mark a significant step towards brand diversification and market expansion. While the primary sales channel will continue to be B2B, we are also exploring additional sales avenues, including retail, to broaden our market reach. We have secured long-term authorization agreements with certain brand owners, such as Ninja Whisky. Furthermore, through our contractor, we have obtained certain certifications, including verification from HMRC as a Bottler & Labeller of Scotch Whisky under the Spirit Drinks Verification Scheme, and a Bulk Importer of Scotch Whisky under the Spirit Drinks Verification Scheme, with each verification valid until March 2027, which we expect will further solidify our position as a trusted partner in the industry.

Our future development is guided by several strategic directions. We will continue to cover a broad range of business areas, including bottled whisky sales, raw cask whisky sales, and proprietary brand whisky packaging and distribution business. Building on our established international presence, we aim to further expand our global footprint, with a particular focus on brand authorizations for bottling, packaging, and sales. As our Group continues to innovate, it is well-positioned to meet the growing demand for premium spirits and capture a share of the expanding Asian market. While we are positioned for growth, we must navigate challenges such as low entry barriers and a high degree of distributor dependency. Furthermore, the premium nature of our products requires substantial working capital for inventory procurement and meticulous management of our financial resources.

Beginning in 2026, a significant portion of our strategic focus and capital allocation will be directed toward our AI infrastructure initiative. This strategy was initiated in January 2026 with our entry into a non-binding letter of intent with Ricloud AI Inc., an independent third party, to lease approximately 300 units of high-performance AI computing servers based on the NVIDIA B300 platform (Blackwell architecture). To support the physical deployment of these high-performance computing capabilities, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, has entered into a binding land sale and purchase agreement to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million; as of the date of this prospectus, we have paid IDR75.1 billion or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction, and title has not yet transferred. We intend to utilize the land for data center infrastructure. To secure operational readiness for the facility, PT. AGCC AITECH Indonesia has also secured critical IT load capacity and entered into independent power purchase agreements with an Indonesian state-owned power enterprise. Furthermore, we have successfully begun translating this infrastructure strategy into commercial operations. On May 12, 2026, our wholly-owned subsidiary, AGCC Singapore Pte. Ltd., signed a landmark five-year computing technology services agreement with a digital financial services customer to provide AI computing cloud services, including GPU-based computing resources, network connectivity and related technical support services. Assuming full deployment and customer acceptance of the contemplated service capacity, this agreement is expected to generate up to approximately US$374.4 million in estimated gross service fees, exclusive of applicable taxes, over the 60-month term. We believe this substantial pivot into high-performance computing will diversify our revenue streams and position our Group as a key infrastructure provider in the emerging AI economy.

Product Categories

Spirits and Whisky Business

We are dedicated to delivering a diverse range of high-quality whisky products that cater to the discerning tastes of our customers. Our whisky operations are conducted through Agencia Comercial Co., Ltd., our indirectly wholly-owned Taiwan Operating Subsidiary. Our product portfolio is designed to meet the evolving demands of the market, leveraging our extensive industry experience and strategic collaborations.

Our Company operates within the whisky industry through three distinct business areas: procurement and distribution of bottled whisky, procurement and distribution of raw cask whisky, and proprietary brand whisky packaging and distribution business. Each business area plays a vital role in our overall strategy, allowing us to cater to diverse consumer preferences and market demands. During the year ended December 31, 2025 and the subsequent period from January 1, 2026, up to the date of this prospectus, the Company did not generate revenue from the sale of raw casks. This was primarily due to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. The Company intends to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

In the distribution of bottled whisky, we are dedicated to sourcing high-quality spirits from reputable distilleries. We carefully select whiskies that adhere to stringent industry standards, ensuring they are produced using approved grains and traditional distillation methods. Each whisky is aged in oak casks for the legally required minimum period, which allows for the development of rich flavors and complex aromas. Our commitment to quality ensures that the bottled whiskies we distribute appeal to a wide range of consumers, from casual drinkers to seasoned enthusiasts. By partnering with distilleries known for their craftsmanship, we can offer a selection that highlights the unique characteristics of various regions and styles.

Meanwhile, the distribution of raw cask whisky focuses on providing distillers and businesses with access to exceptional cask-strength spirits. This offering enables our partners to craft their own unique blends, giving them the flexibility to create products that meet their specific needs. This aspect of our business emphasizes collaboration and innovation, as we work closely with clients to help them achieve their desired flavor profiles.

In the realm of our proprietary brand whisky packaging and distribution business, we take a more hands-on approach. In this area, we not only engage in sales but also oversee the bottling and packaging processes. This involvement ensures that our products meet the highest standards of quality and presentation. We carefully select suitable bottles and packaging materials that reflect our proprietary brand’s identity and commitment to excellence. Additionally, we ensure that all labeling complies with legal requirements, providing consumers with clear and accurate information about the whisky’s origin and characteristics. By managing the bottling and packaging, we maintain control over the final presentation of our products, enhancing their appeal to consumers.

This comprehensive approach across our three business areas allows us to provide a diverse range of high-quality whiskies, ensuring that each product embodies authenticity and craftsmanship. As a result, we position ourselves as a trusted partner in the whisky market, catering to both enthusiasts and newcomers alike, while fostering a deeper appreciation for this timeless spirit.

Our current product portfolio includes the distribution of bottled whisky, raw cask whisky and proprietary brand whisky:

Bottled Whisky Distribution

Our bottled whisky portfolio features a carefully curated selection of premium products sourced from both Taiwan and the United Kingdom, reflecting our commitment to quality, authenticity, and value. We offer a range of Taiwan-sourced bottled whisky, such as Macallan Single Cask 1990 and Glenlivet 30-year Single Cask. These exceptional whiskies are acquired at competitive prices through trusted channels, enabling us to maintain strong profit margins while providing customers with access to exclusive, high-quality offerings. In addition, we also offer UK Imported bottled whisky selection, which includes distinguished products such as Dalmore 1995 Single Cask, a single malt whisky sourced directly from renowned distilleries in the United Kingdom. By working closely with these distilleries, we ensure the integrity of our supply chain, maintain the highest standards of quality and optimize cost efficiency. Our pricing strategy ensures a significant margin, contributing to our profitability.

Raw Cask Whisky Distribution

Our raw cask whisky sales are specifically UK imported cask whisky. These are sourced directly from renowned distilleries in the UK and sold in Taiwan without additional processing. This direct procurement allows for better pricing strategies, as we can pass on competitive rates to clients while maintaining healthy profit margins. Additionally, since raw cask whisky requires minimal handling, resulting in lower associated transportation costs, this further enhances overall profitability.

During the year ended December 31, 2025 and the subsequent period from January 1, 2026, up to the date of this prospectus, the Company did not generate revenue from the sale of raw casks. This was primarily due to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. The Company intends to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

Proprietary Brand Whisky Packaging and Distribution (Cask-to-bottle and Distribution Business)

Beginning in 2025, we have collaborated with renowned whisky brands to directly source raw cask whisky from distilleries, bottling and packaging it in Taiwan for sale. One notable example is Ninja Whisky, produced by 瀨古酒造株式会社. Founded in 1869, 瀨古酒造株式会社 is a traditional Japanese sake producer known for its commitment to high-quality craftsmanship and the meticulous selection of ingredients. Their time-honored techniques result in a diverse range of sake that is rich in flavor and steeped in history.

The Ninja Whisky series, including the Yamato Ninja Edition, is a unique blend that pays homage to the legendary ninja warriors of ancient Japan. Our pricing strategy for cask whisky packaging in Taiwan ensures a high profit margin compared to other product lines, achieved by sourcing directly from distilleries and minimizing logistics costs. Additionally, the quality of our products can be assured through the direct sourcing of raw cask whisky from distilleries. Bottling and packaging the whisky in Taiwan will significantly reduce transportation time, costs, and carbon footprint. In instances where brand authorization is not obtained, distilleries typically manufacture or source their bottles from the PRC or India. This process involves transporting the bottles back to the distilleries, often located in Europe, for bottling and packaging, followed by shipping the finished products to Asia for sale. Our Group recognizes that disruptions in global shipping, such as blockages of critical shipping routes like the Suez Canal crisis or other logistical interruptions, can significantly impact delivery timelines. By collaborating with distilleries and obtaining brand authorization to bottle and package raw cask whisky in Taiwan, the risks associated with potential global shipping and logistics disruptions could be substantially mitigated, and a timely delivery of the products to customers can be ensured.

AI Computing Infrastructure Initiative

In February 2026, we disclosed that we launched our AI computing infrastructure business to capitalize on the increasing global demand for high-performance processing power. This initiative represents a strategic expansion of our business model into the technology infrastructure and cloud-based computing services sectors. To support this initiative, we are seeking to secure high-performance computing resources and pursuing the development of planned data center facilities in the United States, Japan, and Southeast Asia, while concurrently launching our commercial phase through a commercial computing technology services agreement in Southeast Asia.

High-Performance Computing Resources

Our initial activities in this business involve the procurement and leasing of advanced hardware. In January 2026, we entered into a non-binding letter of intent with a supplier, Ricloud AI Inc., an independent third party, in respect of the potential lease of 300 units of high-performance AI computing servers based on the NVIDIA B300 / Blackwell Ultra GPU Systems. These high-performance systems are designed to handle massive-scale AI workloads, including the training and deployment of large language models. The estimated potential transaction amount under this contemplated arrangement is approximately US$120.0 million, subject to the negotiation and execution of a definitive lease agreement. We have paid a refundable deposit of US$3,500,000, which, upon execution of a definitive lease agreement, is expected to be applied against future rental payments. As of the date of this prospectus, no definitive lease agreement has been entered into and no additional amounts have been paid in connection with this arrangement. We intend to provide these computing capacity services to enterprise clients and technology partners.

Data Center Infrastructure

To complement our high-performance hardware investments, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, has entered into a binding land sale and purchase agreement to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million; as of the date of this prospectus, we have paid IDR75.1 billion or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction, and title has not yet transferred. As advised by our Indonesian legal counsel, Yang & Co., this agreement has been validly executed and constitutes a legally binding and enforceable obligation under the laws of the Republic of Indonesia. We intend to utilize the land for data center infrastructure.

Utility and Other Infrastructure

To secure the massive IT load capacity required to operationalize our planned Indonesian facility and support our broader global and regional AI infrastructure initiatives, we have secured both localized utility commitments and strategic capacity reservations.

In April 2026, our 99.99%-owned subsidiary, AGCC Indonesia, anchored the utility pipeline for our Indonesian data center by entering into two independent power purchase agreements with an Indonesian state-owned power enterprise. Subsequently, on June 11, 2026, AGCC Indonesia entered into additional power purchase agreements with the same power enterprise. Together with the previous arrangements, these latest agreements establish a dual-feed power supply configuration for the planned data center, with each feed rated at 55,400 kVA, to support a staged development targeting an approximately 40MW IT load requirement. In connection with these combined arrangements, AGCC Indonesia has agreed to pay an aggregate connection fee of approximately IDR69.9 billion (approximately US$4,000,000), alongside required customer guarantee deposits, ongoing variable electricity charges, and other customary charges. These agreements are non-fixed-price contracts under which electricity tariffs will fluctuate in accordance with actual usage, minimum payment requirements, and Indonesian government energy policies. As of the date of this prospectus, AGCC Indonesia paid initial connection fees of IDR35.0 billion (approximately US$2,000,000) and refundable deposits of IDR11.1 billion (approximately US$620,527). Our Indonesian legal counsel, Yang & Co., has advised us that these power purchase agreements have been validly executed and constitute legally binding and enforceable obligations under the laws of the Republic of Indonesia.

Beyond these definitive utility contracts, we are also positioning our broader infrastructure initiative for regional scale through preliminary capacity arrangements with other strategic vendors. Specifically, we paid a refundable deposit of US$1,650,000 in March 2026 to a third-party data center supplier to reserve long-term IT load capacities. The preliminary commercial arrangement remains subject to further mutual confirmation and the finalization of definitive terms, with the US$1,650,000 refundable deposit expected to be converted into a service deposit upon final agreement of relevant business terms.

Commercial AI Computing Cloud Services

We have successfully begun executing the commercial phase of our AI computing infrastructure initiative. On May 12, 2026, our wholly-owned subsidiary, AGCC Singapore Pte. Ltd., entered into a five-year computing technology services agreement (the “Agreement”) with a customer in the digital financial services sector. Under the terms of the Agreement, AGCC Singapore is expected to provide AI computing cloud services, including GPU-based computing resources, network connectivity, and related technical support services over a 60-month service period.

Based on the current contractual pricing schedule and assuming full staged deployment and customer acceptance of the contemplated service capacity, the Agreement may represent up to approximately US$374.4 million in estimated gross service fees, exclusive of applicable taxes. The actual amounts payable to AGCC Singapore will depend on, among other factors, the timing and extent of deployment, customer acceptance, actual service usage, applicable service-level performance, payment performance, and other contractual and operational conditions. Accordingly, the estimated gross service fee amount should not be interpreted as guaranteed revenue, revenue guidance, net revenue, operating income, cash flow, profitability, or margin guidance. As of the date of this prospectus, no amounts have been received from the customer. The entry into this Agreement represents a meaningful step in our strategic initiative to expand into AI computing infrastructure and cloud-based computing services while continuing to operate our existing whisky import and distribution business.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our success to date and will continue to distinguish us from our competitors:

●	Our capability to offer a comprehensive one-stop service through strategic partnerships;

●	Operational efficiency and sustainability through localized production and distribution;

●	Commitment to quality control and operational adaptability in bottling and packaging;

●	Established and stable relationships with key suppliers and customers;

●	Our organizational agility and capacity to forge strategic international partnerships to enter emerging technology sectors; and

●	Extensive industry expertise and a proven track record.

Our Growth Strategies

To advance our business objectives and strengthen our competitive position, we intend to pursue the following key strategies:

●	Develop and Scale AI Computing Center Infrastructure: We intend to establish a meaningful footprint in the high-performance computing market by executing our global and regional infrastructure initiatives. Our immediate focus includes advancing our preliminary framework arrangements into definitive agreements for the procurement and leasing of high-performance servers configured with NVIDIA B300 / Blackwell Ultra GPU systems.

●	Expand Regional Cloud Services and Monetize Infrastructure Capacity: We aim to actively monetize our infrastructure capacity across the United States, Japan, and Southeast Asia. We plan to leverage our material five-year, US$374.4 million commercial AI computing technology services agreement with our initial digital financial services customer as a baseline to attract additional enterprise clients and technology partners across the Asia-Pacific region.

●	Advance Data Center Land and Utility Commitments: We are focused on operationalizing our physical footprint by progressing our dedicated 50,000-square-meter data center facility in Indonesia. To support this initiative, our subsidiary, PT. AGCC AITECH Indonesia, has entered into a binding land sale and purchase agreement to acquire land in Indonesia, and is executing localized utility pipelines through our phased independent power purchase agreements with state-owned power enterprises and other strategic data center suppliers.

●	Expand Whisky Product Partnerships: We aim to secure new whisky brand authorizations in 2026 to scale our B2B cask-to-bottle and distribution operations across Asia-Pacific markets, thereby diversifying our premium product portfolio and strengthening our supply chain foundations;

●	Strengthen Client Networks for Product Distribution: We will leverage our Taiwan market reputation to deepen existing relationships and expand our distribution reach into bars, liquor stores, and VIP corporate segments;

●	Diversify Sales Channels for Brand Growth: To promote whisky culture, we are adopting a dual approach—enhancing B2B partnerships while launching direct-to-consumer digital platforms and pop-up events to maximize brand visibility and capture emerging retail market opportunities;

●	Regional Asia-Pacific Expansion of the Whisky Segment: Our 2026 priority is penetrating the Singapore market by establishing local distribution partnerships and adapting our branding to regional cultural nuances, which will serve as a baseline for our broader regional expansion; and

●	Talent Development: To support our growth, we are implementing market-oriented compensation and performance mechanisms to attract and retain skilled professionals across our technical and sales teams.

Corporate Structure

The following diagram sets forth our corporate structure immediately prior to this offering:

Note:

(1)	Ping Shiang Business Ltd is a limited liability company incorporated under the laws of the British Virgin Islands which is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang.

(2)	AGCC AITECH (Thailand) Co., Ltd. is a direct subsidiary of AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd. AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd together own 99% of the outstanding shares of AGCC AITECH (Thailand) Co., Ltd., representing 99% of the total voting power of AGCC AITECH (Thailand) Co., Ltd. As a result of their majority ownership, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd possess the power to direct or cause the direction of the management and policies of AGCC AITECH (Thailand) Co., Ltd., whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd have the unilateral ability to elect the board of directors of AGCC AITECH (Thailand) Co., Ltd., and direct its day-to-day operations and major decisions.

(3)	PT. AGCC AITECH Indonesia is a direct subsidiary of AGCC Investment (Indonesia) Co. Ltd. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares of PT. AGCC AITECH Indonesia, representing 99.99% of the total voting power of PT. AGCC AITECH Indonesia. As a result of its majority ownership, AGCC Investment (Indonesia) Co. Ltd possesses the power to direct or cause the direction of the management and policies of PT. AGCC AITECH Indonesia, whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC Investment (Indonesia) Co. Ltd has the unilateral ability to elect the board of directors of PT. AGCC AITECH Indonesia and direct its day-to-day operations and major decisions.

(4)	NexaCore Inc is a joint venture entity in which AGCC America Co., Ltd holds a 40% equity interest. Accordingly, AGCC America Co., Ltd does not have majority ownership or the unilateral ability to elect the board of directors of NexaCore Inc. As a result, AGCC America Co., Ltd does not, by itself, have the power to direct or cause the direction of the management and policies of NexaCore Inc. The remaining 60% equity interest in NexaCore Inc is held by two independent parties, and NexaCore Inc is managed under joint control pursuant to a shareholders’ agreement.

The following diagram sets forth our corporate structure immediately upon the completion of this offering:

Note:

(1)	Ping Shiang Business Ltd is a limited liability company incorporated under the laws of the British Virgin Islands which is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang.

(2)	AGCC AITECH (Thailand) Co., Ltd. is a direct subsidiary of AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd. AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd together own 99% of the outstanding shares of AGCC AITECH (Thailand) Co., Ltd., representing 99% of the total voting power of AGCC AITECH (Thailand) Co., Ltd. As a result of their majority ownership, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd possess the power to direct or cause the direction of the management and policies of AGCC AITECH (Thailand) Co., Ltd., whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC-One Investment (Thailand) Co. Ltd and AGCC-Two Investment (Thailand) Co. Ltd have the unilateral ability to elect the board of directors of AGCC AITECH (Thailand) Co., Ltd., and direct its day-to-day operations and major decisions.

(3)	PT. AGCC AITECH Indonesia is a direct subsidiary of AGCC Investment (Indonesia) Co. Ltd. AGCC Investment (Indonesia) Co. Ltd owns 99.99% of the outstanding shares of PT. AGCC AITECH Indonesia, representing 99.99% of the total voting power of PT. AGCC AITECH Indonesia. As a result of its majority ownership, AGCC Investment (Indonesia) Co. Ltd possesses the power to direct or cause the direction of the management and policies of PT. AGCC AITECH Indonesia, whether through the ownership of voting shares, by contract, or otherwise. As a result, AGCC Investment (Indonesia) Co. Ltd has the unilateral ability to elect the board of directors of PT. AGCC AITECH Indonesia and direct its day-to-day operations and major decisions.

(4)	NexaCore Inc is a joint venture entity in which AGCC America Co., Ltd holds a 40% equity interest. Accordingly, AGCC America Co., Ltd does not have majority ownership or the unilateral ability to elect the board of directors of NexaCore Inc. As a result, AGCC America Co., Ltd does not, by itself, have the power to direct or cause the direction of the management and policies of NexaCore Inc. The remaining 60% equity interest in NexaCore Inc is held by two independent parties, and NexaCore Inc is managed under joint control pursuant to a shareholders’ agreement.

Recent Developments

Recent Corporate Reorganization and Expansion of Subsidiary Structure

Between January and April 2026, the Company significantly expanded its global corporate structure through the formation and acquisition of several wholly-owned subsidiaries to support its international operations. This reorganization included the incorporation of AGCC America Co., Ltd. in Delaware, AGCC (HK) Co., Limited in Hong Kong, and EJC Japan Co., Ltd. in Japan, alongside the establishment of several British Virgin Islands holding companies: AGCC Investment (Singapore) Co. Ltd, AGCC Investment (Malaysia) Co. Ltd, AGCC Investment (Indonesia) Co. Ltd, and three Thailand-focused investment vehicles (AGCC-One Investment (Thailand) Co. Ltd, AGCC-Two Investment (Thailand) Co. Ltd, and AGCC-Three Investment (Thailand) Co. Ltd). Utilizing this holding structure, the Company established key localized operational entities, including PT. AGCC AITECH Indonesia incorporated in Indonesia, AGCC Malaysia SDN. BHD. incorporated in Malaysia, and AGCC AITECH (Thailand) Co., Ltd. incorporated in Thailand. Additionally, through two of these Thailand-focused holding subsidiaries, the Company completed the 100% indirect acquisition of NX Data Co., Ltd., incorporated in Thailand, on March 24, 2026, for a purchase price of nil. Prior to the acquisition, NX Data Co., Ltd. (Thailand) had not commenced operations. These entities, which are all directly or indirectly wholly-owned or unilaterally controlled by the Company, provide the corporate framework for the Company’s regional headquarters and expanding business activities across the United States, Japan, and Southeast Asia. For more information, see “Corporate History and Structure” in our Annual Report on Form 20-F and the updates disclosed elsewhere in this prospectus.

On May 11, 2026, the Company successfully incorporated its wholly-owned subsidiary, AGCC Singapore Pte. Ltd., as a private company limited by shares in the Republic of Singapore. AGCC Singapore Pte. Ltd. was formed with an initial issued share capital of SGD100,000, consisting of 100,000 ordinary shares held by AGCC Investment (Singapore) Co. Ltd. The primary business activities of this new subsidiary are presently registered as: (i) data centers; and (ii) data analytics, processing, hosting and related activities. This subsidiary will serve as the operational hub for our AI infrastructure initiatives in the region.

On June 8, 2026, NexaCore Inc was incorporated as a corporation under the laws of the State of Delaware. It is authorized to issue 1,500 shares of common stock with a par value of US$0.01 per share. AGCC America Co., Ltd, a wholly owned subsidiary of the Company, directly holds a 40% equity interest in NexaCore Inc, with the remaining 60% equity interest held by two independent parties. NexaCore Inc is managed under joint control pursuant to a shareholders’ agreement.

Strategic Expansion into AI Infrastructure

Subsequent to the fiscal year ended December 31, 2025, the Company launched its AI computing infrastructure initiative to capitalize on global demand for high-performance processing power, focusing on the procurement of high-performance computing resources and the development of data center facilities in the United States, Japan, and Southeast Asia. The initial commercial and physical infrastructure activities under this initiative include:

●	High-Performance Computing Server Lease: In January 2026, the Company entered into a non-binding framework letter of intent (LOI) with a supplier (Ricloud AI Inc., an independent third party) to lease servers configured with NVIDIA B300 / Blackwell Ultra GPU systems. The estimated potential transaction amount under the contemplated arrangement is approximately US$120.0 million, subject to the negotiation and execution of a definitive lease agreement. The Company paid a refundable deposit of US$3,500,000 in connection with this arrangement, which is refundable under specified conditions and, upon execution of a definitive lease agreement, is expected to be applied against future rental payments. As of the date of this prospectus, no definitive lease agreement has been entered into and no additional amounts have been paid.

●	Preliminary IT Load Capacity Reservations and Power Supply Arrangements: To secure critical IT load capacity for our expanding infrastructure footprint, the Company paid a refundable deposit of US$1,650,000 in March 2026 to a data center supplier. The preliminary commercial arrangement remains subject to further mutual confirmation and the finalization of definitive terms, with the US$1,650,000 refundable deposit expected to be converted into a service deposit upon final agreement of relevant business terms; otherwise, it will remain refundable in accordance with the applicable arrangement. In addition, in April 2026 and again on June 11, 2026, the Company, through PT. AGCC AITECH Indonesia, entered into power purchase agreements with an Indonesian state-owned power enterprise to secure power supply for facilities expected to support our AI computing infrastructure initiative in Indonesia. For further details regarding the power supply arrangements, please see the discussion later in this section.

●	Entry into Land Purchase Option Agreement in the United States: In March 2026, the Company paid a non-refundable deposit of US$3,000,000 and a fee of US$500,000 in connection with an exclusive marketing, leasing, and purchase option arrangement for premises in the United States. As of the date of this prospectus, this arrangement remains subject to further mutual confirmation and the finalization of definitive terms. The deposit may be applied against the purchase price if we exercise the purchase option and the property transfer is consummated. No additional amounts have been paid in connection with this arrangement as of the date of this prospectus.

●	Indonesia Data Center Land Acquisition: To complement our high-performance hardware investments, in May 2026, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, has entered into a binding land sale and purchase agreement to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million; as of the date of this prospectus, we have paid IDR75.1 billion or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction, and title has not yet transferred. We intend to utilize the land for data center infrastructure.

Indonesia Data Center Power Purchase Agreements

On April 22, 2026, the Company, through the Company’s wholly owned subsidiary, PT. AGCC AITECH Indonesia, entered into two separate independent power purchase agreements with an independent third party, the Indonesian state-owned electricity company, to secure electricity resources for facilities expected to support our AI computing infrastructure initiative in Indonesia. Subsequently, on June 11, 2026, AGCC Indonesia entered into additional power purchase agreements with the same power enterprise. Together with the previous arrangements, these latest agreements establish a dual-feed power supply configuration for the planned data center, with each feed rated at 55,400 kVA, to support a staged development targeting an approximately 40MW IT load requirement. In connection with these combined arrangements, AGCC Indonesia has agreed to pay an aggregate connection fee of approximately IDR69.9 billion (approximately US$4,000,000), alongside required customer guarantee deposits, ongoing variable electricity charges, and other customary charges. These agreements are non-fixed-price contracts under which electricity tariffs will fluctuate in accordance with actual usage, minimum payment requirements, and Indonesian government energy policies. As of the date of this prospectus, AGCC Indonesia paid initial connection fees of IDR35.0 billion (approximately US$2,000,000) and refundable deposits of IDR11.1 billion (approximately US$620,527). The contracted power capacity is expected to be commissioned in phases pursuant to the terms of the power purchase agreements, and the Company is subject to minimum billing charges based on contracted thresholds.

Entry into a Five-Year AI Computing Technology Services Agreement in Singapore

On May 12, 2026, the Company’s wholly-owned subsidiary, AGCC Singapore Pte. Ltd., entered into a 60-month computing technology services agreement with a customer in the digital financial services sector. Under the agreement, AGCC Singapore   Pte. Ltd. will provide AI computing cloud services, including GPU-based computing resources, network connectivity, and related technical support services. Based on the contractual pricing schedule and assuming full deployment and customer acceptance of the contemplated service capacity, the agreement represents an estimated maximum potential contract value of up to US$374.4 million, exclusive of applicable taxes, over the five-year contract term, subject to the satisfaction of specified performance obligations, service-level requirements, and other contractual conditions. Revenue under this agreement will be recognized only when the applicable services are rendered and performance obligations are satisfied in accordance with applicable accounting standards. As of the date of this prospectus, no amounts have been received from the customer. This agreement supports the Company’s strategic expansion into AI computing infrastructure while it continues to operate its existing whisky import and distribution business.

Change of Management

On February 25, 2026, Mr. WONG Man Ue, Nick tendered his resignation as an executive director and chief financial officer of the Company, effective February 28, 2026.

On March 1, 2026, Mr. LIU Shihao was appointed as an executive director and chief financial officer of the Company.

On March 5, 2026, Mr. Patrick Man Shun WONG tendered his resignation as an independent director of the Company, effective March 5, 2026. Mr. Patrick Wong also stepped down from his positions as chairperson of the audit committee, member of the compensation committee, and member of the nominating and corporate governance committee.

On March 5, 2026, Mr. LI Cheuk Hang was appointed as an independent director of the Company, and as the chairperson of the audit committee, a member of the compensation committee, and a member of the nominating and corporate governance committee of the Company.

PIPE Financing

On March 27, 2026, the Company entered into a securities purchase agreement with certain individuals and entities named therein (each, a “PIPE Investor” and collectively, the “PIPE Investors”). Pursuant to the securities purchase agreement, the PIPE Investors agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to the PIPE Investors, an aggregate of 2,910,000 Class A Ordinary Shares, par value US$0.00004 per share, through a private investment in public equity (“PIPE”), for a purchase price of US$5.00 per share, resulting in aggregate gross proceeds of US$14,550,000, before deducting any applicable fees and expenses. The proceeds are intended to be used for the development of AI computing center-related business in the United States, Japan and Southeast Asia. The closing of the PIPE was completed in April 2026.

Loan and Financing Arrangements

On April 1, 2026, the Company entered into a loan agreement with an independent third party, pursuant to which the lender agreed to advance an unsecured, interest-free loan in the principal amount of US$3,500,000 to the Company. The full principal amount of US$3,500,000 was drawn down on April 1, 2026.  The loan matures one calendar month from the date of drawdown, unless extended by the lender in writing. The proceeds of the loan are intended to be used for our AI computing infrastructure initiative and general corporate purposes. The maturity date was subsequently extended to July 31, 2026, as agreed by both parties in writing. On June 10, 2026, the parties further amended the loan agreement to extend the maturity date by an additional three months to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026. As of the date of this prospectus, the outstanding principal balance is US$3,500,000.

On April 17, 2026, the Company entered into a Deed of Assignment and Set-Off with a third-party borrower and three lenders who are former shareholders. Pursuant to the deed, the Company assigned a loan receivable of US$12,000,000 to the three lenders in settlement of an equivalent amount of our outstanding borrowings. As the transaction involved the assignment of a financial asset in exchange for the extinguishment of debt, it constituted a non-cash financing activity and did not result in any cash inflow or cash outflow.

On April 22, 2026, the Company entered into a loan agreement with an independent third party, pursuant to which the lender agreed to provide an unsecured loan in the principal amount of US$6,500,000 to the Company. The full principal amount of US$6,500,000 was drawn down on April 22, 2026. The loan bears interest at 3% per annum and matures one calendar month from the date of the drawdown, unless extended by the Lender in writing. The proceeds of the loan are intended for our AI computing infrastructure initiative and general corporate and business purposes. A partial principal repayment of US$2,500,000 was made on May 12, 2026. The maturity date was subsequently extended to June 21, 2026, as agreed by both parties in writing. On June 10, 2026, the parties further amended the loan agreement to extend the maturity date by an additional three months to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026. As of the date of this prospectus, the outstanding balance (inclusive of accrued interest) is US$4,014,178.

Results of the Extraordinary General Meeting and Separate Class Meetings

On May 20, 2026, the Company held an Extraordinary General Meeting (“EGM”) of shareholders, as well as separate respective Class Meetings for holders of Class A and Class B ordinary shares. All resolutions presented to the shareholders were approved, including:

●	Amendment to Authorized Share Capital: A special resolution to increase the Company’s authorized share capital from US$50,000 to US$200,000, divided into 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares, each of a par value of US$0.00004.

●	Modification of Class B Voting Rights: A special resolution approved at both the EGM and the respective Class Meetings to increase the voting power of Class B Ordinary Shares from 10 votes to 100 votes per share.

●	Adoption of the Third Amended and Restated Memorandum and Articles of Association: A special resolution to adopt updated governing documents to reflect the changes in capital structure and voting rights.

●	Issuance of Class B Shares to Controlling Shareholders: A special resolution authorizing the immediate issuance of 5,000,000 Class B Ordinary Shares to Ping Shiang Business Ltd for an aggregate consideration of US$200. Following such approval, these shares were officially allotted and issued on May 20, 2026, as reflected in the Company’s updated statutory records.

Holding Company Structure

Agencia Comercial Spirits Ltd is an exempted company incorporated in the Cayman Islands with no material operations of its own. We conduct our whisky business operations primarily through our indirect wholly owned subsidiary, namely Agencia Comercial Co., Ltd in Taiwan (the “Taiwan Operating Subsidiary”), while our equity interests in the Taiwan Operating Subsidiary are held through our direct wholly owned subsidiary, Ping Shiang Holding Ltd, a BVI holding company.

Beginning in early 2026, we significantly expanded our organizational structure to support our international growth. This expansion included the direct incorporation of AGCC America Co., Ltd in Delaware and AGCC (HK) Co., Limited in Hong Kong. Additionally, we established five regional investment holding companies incorporated in the British Virgin Islands, which in turn hold our operating subsidiaries in Indonesia, Japan, Malaysia, Singapore and Thailand. Through these five BVI holding companies, we maintain various localized operating entities incorporated directly within their respective jurisdictions to comply with local requirements and facilitate regional management.

As a result, our ability to pay dividends and to service any debt we may incur overseas largely depends upon dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are also considered as a “foreign private issuer.” We report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing requirements of Nasdaq. We rely on these home country practice exemptions as follows:

As a company listed on the Nasdaq Capital Market, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. As a company incorporated in the Cayman Islands that is listed on The Nasdaq Capital Market, pursuant to the home country rule exemption set forth under Nasdaq Listing Rule 5615(a)(3)(A), which provides (with certain exceptions not relevant to the conclusions expressed herein) that a foreign private issuer may follow its home country practice in lieu of the requirements of the Nasdaq Listing Rules 5600 Series, 5250(b)(3) and 5250(d), the Company elected to be exempt from Nasdaq Listing Rule 5635, which sets forth (A) the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (a) the acquisition of the stock or assets of another company, (b) equity-based compensation of officers, directors, employees or consultants, (c) a change of control, and (d) transactions other than public offerings; (B) general provisions relating to shareholder approval; and (C) the financial viability exception to the shareholder approval requirement.

Implications of Being a “Controlled Company”

As of the date of this Prospectus, we are a “controlled company” within the meaning of the applicable rules of the Nasdaq because our Controlling Shareholders, through Ping Shiang Business Ltd, beneficially own 14,463,000 Class A Ordinary Shares, approximately 63.47% of our outstanding Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares (following the allotment of 5,000,000 Class B Ordinary Shares approved at our EGM held on May 20, 2026). Following approvals at the EGM and the separate respective Class Meetings for holders of Class A and Class B ordinary shares, the voting rights of our Class B Ordinary Shares were varied such that every holder of Class B Ordinary Shares shall have 100 votes for each Class B Ordinary Share (prior to which each Class B Ordinary Share entitled the holder to 10 votes). Consequently, our Controlling Shareholders, through Ping Shiang Business Ltd, currently represent approximately 99.58% of the aggregate total voting power of our total issued and outstanding share capital.

Upon completion of this offering, assuming the sale of all 20,000,000 Class A Ordinary Shares offered hereby, our Controlling Shareholders, through Ping Shiang Business Ltd, will beneficially own 14,463,000 Class A Ordinary Shares, approximately 33.80% of our outstanding Class A Ordinary Shares, and 19,500,000 Class B Ordinary Shares, which in aggregate represent 98.58% of the total voting power of our total issued and outstanding share capital. As a result, we will continue to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules following this offering.

In addition, because of the one hundred-to-one voting ratio between our Class B and Class A Ordinary Shares, as approved at our EGM and the separate respective Class Meetings for holders of Class A and Class B ordinary shares on May 20, 2026, the Controlling Shareholders will continue to have the ability to determine all matters requiring approval by shareholders. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

THE OFFERING

Issuer	Agencia Comercial Spirits Ltd

Class A Ordinary Shares offered by us:	Up to 20,000,000 Class A Ordinary Shares, par value US$0.00004 per share.

Assumed public offering price	The Class A Ordinary Shares are offered at an assumed public offering price of US$9.00-12.00 per Class A Ordinary Share, which represents a 16.67-37.50% discount to the last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market on June 12, 2026. The mid-point of the offering price range is US$10.50.

Best efforts offering	We are offering the Class A Ordinary Shares on a best-efforts basis.

Class A and Class B Ordinary Shares outstanding immediately prior to this offering:	22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares.

Class A and Class B Ordinary Shares to be outstanding after this offering, assuming the sale of all of the Class A Ordinary Shares offered in this Offering:	42,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares.

Use of proceeds:	We intend to use the net proceeds from this offering primarily to develop our AI computing center-related business in the United States, Japan and Southeast Asia, including server and hardware procurement, infrastructure expansion, and data center land developments, with the balance to be used for research and development, working capital, and general corporate purposes. Our management will have broad discretion in the allocation of the net proceeds. Pending use, we may hold the proceeds in interest-bearing accounts or short-term securities. For additional information, see “Use of Proceeds.”

Dividend policy:	We have never declared or paid cash dividends on our Ordinary Shares and do not anticipate doing so in the foreseeable future. We intend to retain all available funds to finance the development and expansion of our business. Our board of directors has complete discretion on whether to pay dividends, subject to Cayman Islands law. As a holding company, our ability to pay dividends is dependent upon payments from our subsidiaries, which may be subject to local regulatory restrictions.

Risk factors:	Investing in the ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report on Form 20-F.

Plan of Distribution:	We are offering the Class A Ordinary Shares on a “best efforts” basis directly through our officers and directors. No commissions or other remuneration will be paid to our officers or directors in connection with such sales. There is no underwriter for this offering and there is no minimum offering amount. We may hold one or more closings of this offering on a rolling basis. See “Plan of Distribution.”

Trading market and symbol:	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbols “AGCC”. The Class A Ordinary Shares offered hereby will trade on the Nasdaq Capital Market under the symbol “AGCC.”

Transfer agent and registrar:	The transfer agent and registrar for our Class A Ordinary Shares is VStock Transfer, LLC.

Payment and settlement:	We expect the delivery of the Class A Ordinary Shares for the initial closing to occur within two business days of payment therefor, following the purchase of the Class A Ordinary Shares.

RISK FACTORS

Investing in our Class A Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A Ordinary Shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks related to this offering and our Class A Ordinary Shares

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-directed, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and members of the board of directors, who will receive no commissions. They will offer the shares to friends, relatives, acquaintances and business associates; however, there is no guarantee that they will be able to sell any of the shares. None of our officers and directors has any experience conducting a best efforts offering, which decreases the likelihood that the Offering will be successful.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Class A Ordinary Shares as well as aggressive dilution of their relative voting power.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Class A Ordinary Shares. The public offering price is expected to be substantially higher than the net tangible book value per share of our outstanding Class A Ordinary Shares. After deducting estimated offering expenses, our pro forma as-adjusted net tangible book value (giving effect to this offering) will be lower than the offering price. Accordingly, new investors will experience immediate dilution, while existing shareholders may see an increase in their net tangible book value per Class A Ordinary Shares primarily at the expense of the new investors.

Furthermore, because we are offering a substantial number of Class A Ordinary Shares (up to 20,000,000 shares) relative to our existing share capital, and because of the one hundred-to-one voting ratio between our Class B and Class A Ordinary Shares, purchasers in this offering will experience aggressive dilution of their voting power. Upon completion of this offering, the 20,000,000 Class A Ordinary Shares (assuming all sold) sold hereby will represent the vast majority of our outstanding Class A Ordinary Shares, yet will collectively represent only approximately 1.00% of the total voting power of our outstanding share capital. For a more detailed description, see “Dilution.”

The Company’s Class A Ordinary Shares are currently listed on Nasdaq. However, there is no guarantee that the Company will be able to maintain the listing of its Class A Ordinary Shares on Nasdaq in the future, which could limit investors’ ability to make transactions in the Class A Ordinary Shares and subject the Company to additional trading restrictions.

In order to maintain the listing on Nasdaq, the Company is required to meet certain financial and share price criteria. The Company may be unable to meet these requirements in the future.

If the Company’s Class A Ordinary Shares are delisted from Nasdaq and the Company is unable to list its shares on another national securities exchange, such shares may be quoted on an over-the-counter market in the United States. If this occurs, the Company could face significant adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As of the date of this prospectus, our Class A Ordinary Shares are listed on Nasdaq. Under U.S. federal law, this listing preempts state-level regulation of their sale. However, states retain the authority to investigate companies if there is suspicion of fraud. If fraud is found, states may regulate or bar the sale of shares. If we were no longer listed on Nasdaq, we would be subject to state regulations in each jurisdiction where we offer our shares.

The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares may be subject to wide fluctuations. Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility among recently public companies, especially those with relatively smaller public floats. As a company with a relatively small public float and market capitalization, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Moreover, the trading price of our Class A Ordinary Shares may fluctuate due to broad market and industry factors, such as the performance and fluctuation of the market prices of other companies with business operations located mainly in Taiwan that are listed in the U.S. The trading performance of these Taiwanese companies may affect investor sentiment toward all companies from the region listed in the U.S., which may impact the trading performance of our Class A Ordinary Shares regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A Ordinary Shares may be highly volatile due to factors specific to our own operations, including:

●	variations in our income, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships, or joint ventures;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services, or our industry;

●	additions or departures of key personnel;

●	the release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares.

In addition, if the trading volume of our Class A Ordinary Shares is low, trading activity in relatively small quantities may easily influence the price of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and asked prices of our Class A Ordinary Shares exist at the time of purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will be sustained. If an active market is not maintained, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our management will have broad discretion over the use of the net proceeds from this offering and you may not agree with how we spend them.

Our management will have significant flexibility in applying the net proceeds. You will be relying on the judgment of our management, and you will not have the opportunity to influence our spending decisions. We may invest the proceeds in ways that do not yield a favorable return or that fail to improve our financial condition, which could have a material adverse effect on our business and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A Ordinary Shares, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

Future sales or the issuance of additional Class A Ordinary Shares could adversely affect their market price and result in dilution to our shareholders.

Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future.

As of the date of this Prospectus, we have 22,786,500 Class A Ordinary Shares outstanding. A significant portion of these shares is held by our directors, officers, and certain major shareholders. While these shares were previously subject to customary lock-up agreements in connection with our initial public offering, those restrictions have expired on April 21, 2026.

As these lock-up restrictions expire, a substantial number of shares may become eligible for sale in the public market, subject to compliance with Rule 144 under the Securities Act and other applicable regulations. In fact, in connection with the Form 144 filed with the SEC on June 1, 2026, Ping Shiang Business Ltd intends to sell 1,100,000 Class A Ordinary Shares in the open market, and as of June 8, 2026, Ping Shiang Business Ltd had sold 37,000 Class A Ordinary Shares in the open market. We cannot predict the effect, if any, that future market sales of securities held by significant shareholders or the availability of these securities for sale will have on the prevailing market price of our Class A Ordinary Shares. In addition, if we issue additional Class A Ordinary Shares in the future to raise capital or as stock-based compensation, our existing shareholders will experience further dilution. Any such issuances or the perception that such sales or issuances might occur, may adversely affect the price of our Class A Ordinary Shares and make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our Class A Ordinary Shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). We will be treated as owning our proportionate share of the assets and earnings of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the proceeds from our initial public offering) and the market price of our Class A Ordinary Shares, we do not believe we were a PFIC for the taxable year ended December 31, 2025, and we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS could challenge our classification of certain income and assets as non-passive, which could result in our company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — U.S. Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the Class A Ordinary Shares and on the receipt of distributions on the Class A Ordinary Shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A Ordinary Shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Class A Ordinary Shares. For more information, see “Taxation — U.S. Federal Income Tax Considerations — PFIC Rules.”

Our Third Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A Ordinary Shares.

Our Third Amended and Restated Memorandum and Articles of Association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our Company in a tender offer or similar transaction. In particular, our dual-class share structure, which provides each Class B Ordinary Share with 100 votes (as approved at our EGM and the separate respective Class Meetings for holders of Class A and Class B ordinary shares held on May 20, 2026), concentrates voting power with our Controlling Shareholders. This concentration of control will limit your ability to influence corporate matters and may discourage others from pursuing any potential merger, takeover, or other change-of-control transactions that holders of Class A Ordinary Shares may view as beneficial. Furthermore, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A Ordinary Shares. Class B Ordinary Shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make the removal of management more difficult. If our board of directors decides to issue Class B Ordinary Shares, the price of our Class A Ordinary Shares may fall and the voting and other rights of the holders of our Class A Ordinary Shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are an exempted company incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Third Amended and Restated Memorandum and Articles of Association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Third Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but we are otherwise not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we rely on home country practice with respect to certain corporate governance matters and as a result, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or our Controlling Shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the U.S. and their shareholders, see “Certain Cayman Islands Company Considerations.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the U.S. The majority of our current operations are conducted in Taiwan, and our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, has recently entered into a binding land sale and purchase agreement to acquire land in Indonesia, and entered into material agreements for our expansion into Indonesia and Singapore. We have also recently established subsidiaries in other jurisdictions, including the U.S., Hong Kong, Japan, Malaysia, and Thailand, though these entities have no business operations as of the date of this prospectus. In addition, some of our directors and officers are nationals and residents of countries and regions other than the U.S. Substantially all of the assets of these persons are located outside the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the U.S. in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Taiwan, Indonesia, Singapore, Hong Kong, Japan, Malaysia, and Thailand may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, Taiwan, Indonesia, and Singapore, see “Enforceability of Civil Liabilities”.

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. Compliance with these rules and regulations has increased our legal and financial compliance costs and has made some corporate activities more time-consuming and costly. For example, operating as a public company has made it more difficult and more expensive for us to obtain director and officer liability insurance, and we have been required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we incur additional costs associated with our public company reporting requirements. It may also continue to be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are continually evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of future costs we may incur or the timing of such costs.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

As a publicly listed company in the United States, we are required to file annual reports with the Securities and Exchange Commission. In some cases, we are required to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we are governed by U.S. laws that some of our competitors are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could adversely affect our results of operations.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we will furnish to the SEC on Form 6-K any material information that we make public in accordance with applicable law or stock exchange rules, including press releases relating to financial results and material events. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Our Controlling Shareholders, through Ping Shiang Business Ltd, continue to own more than a majority of the voting power of our outstanding Ordinary Shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Currently, we do not utilize the exemptions available for controlled companies but instead rely on the exemptions available for foreign private issuers to follow our home country governance practices. Although we do not currently rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company”, we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on these exemptions during the period we remain a “controlled company” and during any transition period following a time when we are no longer a “controlled company”, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our dual-class voting structure limits your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares are entitled to one hundred (100) votes per share (as approved at our EGM and separate class meeting held on May 20, 2026). As of the date of this prospectus, our Controlling Shareholders, through Ping Shiang Business Ltd beneficially own 14,463,000 Class A Ordinary Shares, approximately 63.47% of our outstanding Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares (following the allotment of 5,000,000 Class B Ordinary Shares approved at such meetings), representing 99.58%, of the aggregate total voting power of our total issued and outstanding share capital.

Under our Third Amended and Restated Memorandum and Articles of Association, the rights attached to any class of shares may be varied or modified only with the sanction of a special resolution of holders of such shares passed at a separate class meeting. However, because our Controlling Shareholders hold 63.47% of our outstanding Class A Ordinary Shares, they possess the voting power to unilaterally approve or block any such variation or modification requiring a separate class meeting of the Class A Ordinary Shares.

Our Controlling Shareholders also have the ability to determine all matters requiring approval by shareholders. The interests of our Controlling Shareholders may not coincide with your interests, and they may make decisions with which you disagree, including decisions on important topics such as the composition of the board of directors, compensation, management succession, and our business and financial strategy. To the extent that the interests of our Controlling Shareholders differ from your interests, you may be disadvantaged by any action that they may seek to pursue. This concentrated control could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

The dual-class structure of our Ordinary Shares has the effect of concentrating voting control with our Controlling Shareholders. This ownership limits or precludes your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval, which may adversely affect the trading price of our Class A Ordinary Shares.

Each Class B Ordinary Share is entitled to one hundred (100) votes per share (as approved at our EGM and separate class meeting held on May 20, 2026), and each Class A Ordinary Share is entitled to one (1) vote per share. As of the date of this prospectus, our Controlling Shareholders, through Ping Shiang Business Ltd, beneficially own 14,463,000 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares (following the allotment of 5,000,000 Class B Ordinary Shares approved at such meetings), representing 99.58% of the aggregate total voting power of our total issued and outstanding share capital. Accordingly, the Controlling Shareholders control all matters submitted to our shareholders for approval.

In addition, there is no restriction under our Third Amended and Restated Memorandum and Articles of Association for potential future issuances of Class B Ordinary Shares. If such issuances occurred, the voting power of the holders of the Class A Ordinary Shares would be further diluted.

The Controlling Shareholders have the ability to determine all matters requiring approval by shareholders, which may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring shareholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of our Class A Ordinary Shares.

We cannot predict the effect that our dual-class structure may have on the market price of our Class A Ordinary Shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Ordinary Shares, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices, such as the S&P 500, S&P MidCap 400 and S&P SmallCap 600. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. However, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria.

Under these policies, the dual-class structure of our Ordinary Shares makes us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices do not invest in our Class A Ordinary Shares. It is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our Ordinary Shares, we are excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices precludes investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. Any such exclusion from stock indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the market price of our Class A Ordinary Shares.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of certain Nasdaq requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of our Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. Additionally, Nasdaq listing rules mandate that U.S. domestic issuers establish a compensation committee, a nominating and corporate governance committee, and an audit committee, each composed solely of independent directors. As a foreign private issuer, we are not subject to these requirements. Nasdaq listing rules may also require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, as well as certain ordinary share issuances. Currently, we comply with the requirements of Nasdaq listing rules requiring that a majority of our board of directors consists of independent directors and that we have appointed a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules in the future with respect to certain corporate governance standards, which may afford less protection to investors.

We are an “emerging growth company”, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A Ordinary Shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict whether investors will find our Class A Ordinary Shares less attractive if we rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and the trading price of our Class A Ordinary Shares may be reduced or more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

Nasdaq may apply additional and more stringent criteria for our continued listing because our public float is relatively small and insiders hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to apply additional or more stringent criteria for the continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for continued listing on Nasdaq. In addition, Nasdaq has used its discretion to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the Public Company Accounting Oversight Board (“PCAOB”), an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company has a small public float, resulting in insiders holding a large portion of the company’s listed securities; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Because our public float is relatively small, and our insiders hold a large portion of the company’s listed securities, Nasdaq may apply more stringent criteria for our continued listing. If we fail to maintain compliance with Nasdaq’s continued listing requirements, our Class A Ordinary Shares could be delisted, which may have a material adverse effect on the liquidity and market price of our Class A Ordinary Shares.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

A decrease in consumer demand for alcoholic beverages could significantly and negatively impact our business, operations, and financial performance.

Our performance depends on consumers’ demand for our products. Various factors can cause shifts in consumer preferences, such as:

●	Changes in demographic or social trends

●	Fluctuations in discretionary income

●	Inflation-driven price changes in consumer products

●	Evolving laws, regulations, and public health policies

●	Altered leisure, dining, and beverage consumption patterns

To succeed, we must anticipate and effectively respond to these shifts. If consumer preferences move away from our products, our operations and financial results would be materially and adversely affected.

Factors that may reduce consumer demand for alcoholic beverages include:

●	Economic or geopolitical downturns affecting discretionary income

●	Declining on-premise consumption due to public health policies like smoking bans and stricter DUI laws

●	Generational or demographic shifts towards alternatives such as hard seltzer, lower-calorie alcoholic beverages, and non-alcoholic options like soft drinks, sports drinks, and water

●	Increased anti-alcohol activism and negative perceptions of alcohol consumption

●	Health concerns related to alcoholic beverage consumption

●	Adverse legal and regulatory changes, like higher taxes or duties on alcohol imports or sales

Our luxury alcoholic beverage portfolio is especially vulnerable to changing economic conditions and consumer tastes, spending habits, and preferences. This could reduce sales and profitability. Unanticipated changes in demand or preference could also impair our ability to forecast production needs and adapt to shifting consumer preferences, further negatively affecting our business, operations, and financial results.

We face significant competition from an increasing number of products and market participants, which could materially and adversely affect our business, results of operations, and financial condition.

Our whisky products face competition from a wide array of both domestic and international premium whiskies, as well as from more affordably priced generic options. Additionally, they compete against other alcoholic beverages and, to a lesser extent, non-alcoholic alternatives for consumer acceptance, brand loyalty, and visibility in retail environments and restaurant alcohol lists. Marketing attention from our distributors, many of whom maintain extensive portfolios of spirits and other beverages, further intensifies this competition. We strive to differentiate ourselves based on product taste and quality, brand image, pricing, service, and our capacity for innovation in response to evolving consumer preferences. This competitive landscape is shaped by both established players and new entrants, many of whom possess more substantial financial, technical, marketing, and distribution capabilities, as well as superior public relations resources. Consequently, we have experienced, and may continue to encounter, upward pressure on our selling, marketing, and promotional costs in light of our growth objectives. There is no guarantee that we will be able to effectively compete against our rivals in the future or that we will not face increased competition from other distilleries and beverage manufacturers.

Brand awareness and acceptance are also crucial factors in our competitive environment. Our business is substantially dependent upon the awareness and market acceptance of our whisky products and brands by our targeted consumers. Moreover, our success hinges on our independent distributors’ acceptance of our brands as having the potential to provide incremental sales growth rather than cannibalizing their existing beverage sales. The extent to which our products and brands can achieve and sustain satisfactory levels of acceptance among independent distributors, retail customers, and consumers remains to be determined. Any failure to maintain or enhance brand acceptance and market penetration could have a materially adverse impact on our revenues and overall financial performance.

We invest significant time and resources in attracting and retaining key distributors and suppliers.

Our marketing and sales strategy largely depends on the availability and performance of our independent distributors. Currently, we do not have, nor do we anticipate establishing in the future, long-term contractual commitments with our distributors. We normally enter into a framework sales agreement with our distributors from time to time. During the contract term, our distributors are entitled to place purchase orders with us for each of our products at the unit price, which is typically agreed at a fixed price per bottle, set forth in the distribution agreement. Moreover, these distributors may terminate their relationship with us on short notice. It’s also important to note that some distributors handle multiple competitive products, and our products may constitute only a small part of their overall business.

Further, all of our distributors place purchase orders with us on an as-needed basis. There is no assurance that our customers will continue to place purchase orders with us in the future. In the event that any of our major distributors ceases to place purchase orders with us, reduces the amount of their purchase orders with us, or requests more favorable terms and conditions, our business, results of operations, financial conditions and future prospects may be adversely affected.

There is no assurance that our distributors will renew the framework sales agreement with us under similar terms and conditions, nor can we guarantee that we will maintain our existing distribution relationships or successfully establish and sustain new ones in different geographic areas. Additionally, we may need to incur additional costs to attract and retain key distributors in one or more of our geographic markets to effectively exploit these markets.

The marketing efforts of our distributors are vital to our success. If our brands fail to appeal to our current distributors, or if we are unable to attract additional distributors, or if our distributors do not prioritize the marketing and promotion of our products over those of our competitors, our business, financial condition, and results of operations could be adversely affected.

In the absence of long-term supply contracts, our suppliers have the potential to reduce the quantities or priority of our orders, or to terminate sales to us due to unforeseen circumstances or factors beyond our control. While we have not historically encountered significant or prolonged challenges in procuring our products, any potential reduction in supply or loss of established supplier relationships could disrupt our procurement operations, necessitating a considerable investment of time and effort to cultivate new supply connections. However, due to the abundance of competitive suppliers, our established ad hoc procurement practice based on prevailing market conditions, and our strong market position, we believe such disruption would likely be temporary, and we would be able to find suitable suppliers in a timely manner and establish relationships with suitable replacements over time. Nevertheless, if we fail to identify suitable replacement suppliers in a timely manner or with reasonable product pricing for the type of products we specialize in selling, our operations may be disrupted, and our net revenue, gross profit margin, and results of operations may be adversely and materially impacted.

It is difficult to predict the timing and amount of our sales because our distributors and their accounts are not required to place minimum orders with us.

Our independent distributors and their accounts are not obligated to place minimum monthly or annual orders of our products. To minimize inventory costs, these distributors generally follow a “just in time” ordering approach, purchasing products from us in quantities and at times based on the specific demand in their distribution areas. For higher-demand products, a minimum par level is typically maintained in the distributors’ warehouses and reorders are only triggered when inventory falls below that level. As a result, we cannot accurately predict the timing or quantities that any of our independent distributors will purchase, nor can we be certain that they will continue to purchase our products at the same frequency and in the same quantities as they have in the past.

Moreover, our larger distributors and partners may place orders that exceed our historical order sizes. Any shortages in inventory levels, supply of raw materials, or other key supplies could have a negative impact on our ability to fulfill these larger orders, potentially affecting our business operations and customer relationships.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels of whisky and other alcoholic beverages to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to accurately estimate demand for our products. However, estimating demand is inherently imprecise, particularly for new products, seasonal promotions, and new markets.

If we materially underestimate demand for our products, we might not be able to satisfy demand on a short-term basis, potentially leading to lost sales opportunities and damaged relationships with our distributors and retailers. Conversely, if we overestimate demand, we may end up with excess inventory, resulting in higher storage costs, increased trade spending, and the risk of inventory obsolescence.

Failure to properly manage our inventory to meet demand could not only damage our relationships with our distributors and retailers but also delay or lose sales opportunities, unfavorably impacting our future sales and adversely affecting our operating results. Additionally, if the inventory of our products held by our distributors and retailers is too high, they may reduce or cease placing orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

Geopolitical tensions or potential disruptions in the Strait of Hormuz could materially and adversely affect global shipping logistics, increase our freight costs, and disrupt our whisky supply chain.

Our bottled whisky business relies on the international transit of products sourced from Taiwan and the United Kingdom. Any geopolitical conflict or disruption to major shipping routes in the Strait of Hormuz region could severely impact the global commercial shipping networks and supply chains.

Although our primary routes do not pass through the Middle East, such widespread disruptions could result in the rerouting of commercial vessels, international port congestion, container shortages, and increased volatility in global energy prices. These factors could lead to higher ocean freight rates and fuel surcharges, as well as delays in receiving our inventory. If we are unable to manage increased transportation costs or shipping delays, our business and results of operations could be adversely affected.

If our inventory is lost due to theft, fire, or other damage, or becomes obsolete, our results of operations would be negatively impacted.

We expect our inventory levels to fluctuate to meet customer delivery requirements for our products. There is always a risk of loss of this inventory due to theft, fire or other damage, and any such loss, whether insured or not, could cause us to fail to meet our orders and harm our sales and operating results.

In addition, our inventory may become obsolete as we introduce new products, cease to produce old products, or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations. For example, in the whisky industry, the aging process can result in losses known as the “angel’s share,” in which a portion of the liquid evaporates through the porous wood of the barrel. This natural loss, along with potential obsolescence due to changes in consumer preferences or packaging updates, can affect our inventory levels and profitability.

Our business is subject to seasonality related to sales of our products.

The whisky market experiences considerable seasonal fluctuations. Historically, a significant portion of net sales and earnings in the whisky industry occurs during the holiday season, particularly in November and December. This period is marked by increased social gatherings, family parties, and gift-giving, which drive higher demand for whisky. Additionally, the summer months, particularly June through August, also see a rise in sales due to outdoor activities and social events where whisky is a popular choice.

As a result, our operating results may fluctuate significantly from quarter to quarter, and the outcomes for any given quarter are not necessarily indicative of results for other periods. If our sales were to decline substantially below these seasonal norms for any reason, our annual revenues and earnings could be materially and adversely affected.

Our largest customers accounted for a significant portion of our total revenue for the year ended December 31, 2025.

We derive a substantial portion of our revenue from a limited number of major customers. For the year ended December 31, 2025, our largest customer in aggregate accounted for approximately 40.0  % of our total revenue for the year. There is no assurance that any of our major customers will renew their framework sales agreements or continue to place purchase orders with us in the future. In the event that any of our major customers ceases to place purchase orders with our Group or reduces the amount of their purchase orders with us, our business, results of operations, financial condition and future prospects may be adversely affected.

We depend on a limited number of customers for a high percentage of our revenue. If we cannot maintain our current relationships with customers, fail to sustain recurring sources of revenue with our existing customers, or if we fail to enter into new relationships, our future operating results will be adversely affected.

For the fiscal year ended December 31, 2025, revenue from our largest customer accounted for approximately over 40.0% of our sales, of which they buy from us on a purchase order basis. The revenue attributable to our top customers has fluctuated in the past and may fluctuate in the future, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. In addition, the termination of these relationships could result in a temporary or permanent loss of revenue.

Our future success depends on our ability to maintain these relationships, to increase our penetration among these existing customers and to establish new relationships. We engage in conversations with other brand owners and companies regarding potential commercial opportunities on an ongoing basis, which can be time consuming. There is no assurance that any of these conversations will result in a commercial agreement, or if an agreement is reached, that the resulting relationship will be successful. Speculation in the industry about our existing or potential commercial relationships can be a catalyst for adverse speculation about us and our products, which can adversely affect our reputation and our business. In addition, if our customers order our products but fail to pay on time or at all, our liquidity, financial condition, results of operations, cash flows and prospects could be materially and adversely affected.

Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends on consumers’ positive perceptions of them. Any contamination, whether accidental or due to the intentional actions of third parties, or other incidents that compromise the integrity or consumer support of our brands could impact product demand. Contaminants in third-party raw materials or defects in the distillation and fermentation processes could result in poor beverage quality, causing illness or injury to consumers and potentially reducing sales of the affected brand or all of our brands.

Furthermore, if third parties sell counterfeit versions of our brands or brands that closely resemble ours, consumers may confuse our products with inferior alternatives. Additionally, we have no control over the usage of our whisky products, in particular the raw cask whisky If third parties utilize our whisky to produce counterfeit whisky products resembling other whisky brands, it could create the perception that we are complicit in these activities. This confusion may result in administrative or criminal investigations, which could further damage our reputation. Consequently, these issues could lead to consumers avoiding our brands in the future, generating negative media coverage, and ultimately harm our brand equity and adversely impacting our sales and overall business operations.

Our inability to effectively manage growth or prepare for product scalability could negatively impact our employee efficiency, product quality, working capital levels, and results of operations.

Significant market growth for our products or our expansion into new markets may require an increase in our workforce for managerial, operational, financial and other functions. During periods of growth, we may experience challenges related to our operational and financial systems and controls, including quality control and delivery and service capabilities. We will also need to continue to expand, train and manage our employee base. Future growth will place significant additional responsibilities on our management team to identify, recruit, retain, integrate and motivate new employees.

Beyond the complexities of human resource management, we may also face working capital issues. We will require increased liquidity to finance the marketing of our products and the hiring of additional staff. Our new AI computing infrastructure venture requires higher levels of upfront capital and liquidity compared to our traditional operations. Any failure to secure additional financing or manage the intensive cash requirements of server leases and data center construction could constrain our working capital and force us to delay or abandon our expansion plans. To manage growth effectively, we must continually improve our operational, management and financial systems and controls. Failure to do so could result in operational and financial inefficiencies that could adversely affect our profitability. We cannot guarantee that we will be able to timely and effectively meet increased demand while maintaining the quality standards expected by our existing and potential customers.

Our ability to successfully introduce new whisky products and services is uncertain.

The success of developing, launching, selling, and supporting new or enhanced whisky products or services hinges on various factors. These include the timely and efficient completion of product design, bottling, packaging, labeling, development, and approval processes, as well as the effective implementation of these offerings in the market. Since commitments for new products and services are often made well in advance of actual sales, decisions must accurately anticipate shifts in the whisky industry. There is no guarantee that we will be successful in selecting, developing and marketing new whisky products and services or in enhancing our existing offerings. A failure in this regard could have a negative impact on our business, financial condition, and results of operations.

Moreover, the introduction of new whisky products or enhancements by our competitors, or their adoption of innovative packaging, branding, or distribution strategies, could lead to a decline in sales or a loss of market acceptance for our planned products and services. Specifically, competitors may introduce systems, products, or services that directly compete with our offerings, leveraging newer technology or pricing strategies that we cannot match. Depending on our existing customer arrangements, this could result in the loss of customers.

In addition, our new bottling, packaging, and proprietary brand whisky business depends on the performance of third-party distilleries, brand owners, and contract manufacturers. While the regulatory framework governing our whisky business covers production-related activities such as bottling and packaging, the Group does not operate its own distillery facilities. Instead, we conduct all bottling and packaging operations through local contract manufacturers in various jurisdictions. Consequently, the Company is not directly subject to regulatory risks arising from these production activities, but remains subject to operational risks from our reliance on third parties. If these third parties fail to supply products on time, maintain required quality standards, comply with applicable laws and regulations, or renew or honor brand authorization arrangements, we may experience delays, increased costs, product recalls, reputational harm, or loss of sales.

Our ability to launch and support these products also depends on our ability to comply with product labeling, import/export, excise tax, food and beverage, and alcoholic beverage regulations in multiple jurisdictions. Any failure to satisfy these requirements, or any product quality issues or customer complaints, could adversely affect our reputation, increase our costs, and materially and adversely affect our business, financial condition, and results of operations.

Our expansion into the AI computing infrastructure business subjects us to severe hardware procurement risks, counterparty dependencies, and supply chain constraints.

The market for high-performance AI computing hardware, particularly the NVIDIA B300 / Blackwell Ultra GPU platform, is characterized by intense global demand, production backlogs, and supply chain volatility. We face significant hardware allocation risks because component distribution is often managed through strict allocation frameworks favoring tier-one cloud providers and major original equipment manufacturers (OEMs). Because we intend to enter this business via a leasing arrangement with a counterparty rather than purchasing directly from the manufacturer, we are dependent on our counterparty’s ability to secure and maintain its delivery slots in the distribution pipeline. Any manufacturing delays, packaging constraints, or shifts in allocation policies could disrupt our hardware timeline. A failure or delay in procuring these specific servers would prevent us from launching our AI cloud services on schedule, potentially trigger performance penalties under our commercial computing technology services agreement, and leave us unable to generate the cash flows necessary to offset our upfront deposits.

We face substantial financial commitments, significant customer concentration, and operational risks under our commercial AI computing technology services agreement.

Our expansion involves substantial financial obligations that represent a material commitment relative to our historical operations in the alcoholic beverage industry. We face severe customer concentration risk due to our reliance on a single 60-month computing technology services agreement, executed through our Singapore subsidiary (AGCC Singapore Pte. Ltd.), to provide specialized AI computing cloud services to a single customer in the digital financial services sector. If this principal customer defaults, delays payments, terminates the contract, or fails to accept the contemplated service capacity, we will remain burdened with fixed server lease liabilities and development costs. Furthermore, delivering services under this agreement subjects us to local regulatory frameworks, including Singapore’s Personal Data Protection Act 2012 (PDPA), cybersecurity standards, and oversight by local authorities or regulators. Any compliance failure or operational default could halt our service delivery, trigger contractual liabilities and statutory penalties, and materially and adversely affect our financial condition, cash flows, and liquidity.

Our data center development plans in Indonesia are subject to regulatory permitting, utility provisioning, and land title registration risks.

In May 2026, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, entered into a binding land sale and purchase agreement to acquire land in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million. As of the date of this prospectus, we have paid IDR75.1 billion, or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction. The land title has not yet transferred, and until the official ownership certificate is successfully issued and registered in our name, we do not have absolute legal title to the property, which subjects us to heightened closing risks, transaction delays, and severe real estate development vulnerabilities, including:

●	Delayed Title and Ownership Risk: Because the land ownership certificate remains outstanding despite the execution of the definitive agreement, any bureaucratic backlogs within the Indonesian National Land Agency (BPN), systemic challenges in verifying historical clear titles, or hidden disputes regarding local agrarian land rights could delay or block the issuance of our certificate. If a third party emerges with an overlapping ownership claim before the certificate is finalized, our contractual rights under the agreement may be compromised, and we could lose the property entirely.

●	Infrastructure Requirements: Without the official land ownership certificate, our ability to secure strict municipal construction permits, environmental clearances, and industrial building approvals required to break ground on the AI data center may be completely frozen or delayed, disrupting our entire infrastructure timeline. Additionally, on April 22, 2026, PT. AGCC AITECH Indonesia entered into two power purchase agreements with the Indonesian state-owned electricity enterprise, which were subsequently expanded on June 11, 2026 through additional agreements to establish a dual-feed power supply configuration (with each feed rated at 55,400 kVA) to support a staged development targeting an approximately 40MW IT load requirement. Under these combined arrangements, we have agreed to pay an aggregate connection fee of approximately IDR69.9 billion (approximately US$4,000,000), alongside required customer guarantee deposits, ongoing variable electricity charges, and other customary charges. These agreements do not provide for fixed-rate pricing, vary based on regulatory policies, and subject us to minimum billing/payment requirements regardless of actual utilization, which could cause us to incur significant infrastructure costs before the project generates corresponding customer revenue.

●	Non-Refundable Costs: We have committed substantial, generally non-refundable deposits and transaction costs under the sale and purchase agreement. If we are unable to obtain the final land ownership certificate due to regulatory barriers or title defects, our expansion plans in Indonesia will be rendered unviable, and these significant capital outlays will be lost.

If we fail to integrate these high-performance computing assets with our planned Indonesian data center infrastructure, if we are unable to meet our operational milestones under the Singapore computing technology services agreement, or if the market for AI computing power shifts before we reach operational capacity, we may never realize a return on these significant investments, which could materially harm our business and operating performance.

We have limited prior operating history in the technology or AI computing infrastructure sectors, and we rely heavily on key management personnel to execute this strategy.

Our historical operations have focused primarily on the whisky import and distribution business. Consequently, we have a limited corporate track record of deploying, optimizing, or maintaining advanced GPU clusters or commercial cloud data center infrastructure. Our success in this new sector depends significantly on the continued service and expertise of these key executives and our ability to recruit, onboard, and retain additional specialized personnel within a highly competitive labor market. If our management team is unable to effectively oversee these technically complex operations, or if we face difficulties hiring qualified personnel, we may experience deployment delays, operational inefficiencies, or a failure to meet client service-level requirements, any of which could adversely affect our business prospects, financial condition, and results of operations.

We may periodically face litigation specifically targeting the alcoholic beverage industry, as well as other legal actions arising in the normal course of our business.

Companies in our industry are occasionally exposed to class-action lawsuits or other private or governmental claims. These may pertain to product liability, marketing and advertising practices, distribution methods, issues related to alcohol abuse, or health concerns stemming from excessive alcohol consumption or misuse, such as underage drinking. Various groups and government agencies have occasionally voiced concerns about the harmful use of alcohol, including drinking and driving, underage drinking, and health issues related to alcohol use or misuse. Efforts have been made to link alcohol consumption to certain diseases, including various types of cancer. Such campaigns could heighten the risk of litigation against us and other industry players. In the past, lawsuits have been filed against alcoholic beverage companies alleging issues related to alcohol abuse, negative health effects, marketing or sales practices, and underage drinking. Although these lawsuits have generally been unsuccessful, future cases could potentially succeed.

In addition to industry-specific litigation, we may also be involved in other legal disputes in the ordinary course of our operations. This could include commercial disputes, enforcement actions by regulatory authorities such as tax, customs, competition, environmental, and anti-corruption agencies, or securities-related class-action lawsuits, especially following any significant drop in the value of our securities. Defending against such litigation can be costly and may result in damages, penalties, or fines, as well as reputational harm to our company and our spirits brands. It could also divert management’s attention from other business matters. Moreover, adverse judgments could lead to increased future insurance premiums, and any uninsured judgments could result in substantial financial losses, potentially having a material adverse effect on our business, results of operations, and financial condition.

Any damage to the reputation of the brands or the manufacturers of the alcoholic beverage products we sell could significantly and negatively impact our business and results of operations.

Brand prestige and reputation are crucial for the popularity and sales performance of premium alcoholic beverages. As a wholesaler specializing in these premium products, we depend on the established prestige of the brands and the reputation of the brand owners, as well as their market promotion efforts. Our focus is primarily on developing and maintaining sales channels. Consequently, our business success is heavily reliant on factors outside our control, namely the brand status and the initiatives of the brand owners.

We must maintain effective systems of disclosure controls and internal control over financial reporting, and any failure to do so as we expand into new business sectors could adversely affect our business and the trading price of our Class A Ordinary Shares.

While management concluded that our disclosure controls and procedures and our internal control over financial reporting were effective in all material respects as of December 31, 2025, with no identified material weaknesses, we cannot guarantee that our internal controls will remain effective in the future. As a public company, we face ongoing demands to maintain robust financial, management, legal, and operational controls that comply with U.S. GAAP standards and SEC regulations.

Our recent rapid expansion from our traditional luxury alcoholic beverage operations into the highly capital-intensive AI computing cloud services and data center infrastructure business in Singapore and Indonesia adds significant complexity to our accounting and financial reporting functions. This new business line requires completely different financial tracking mechanisms, including the management of massive upfront hardware deposits, complex server lease liabilities, and multi-location, cross-border transactional accounting. Additionally, we have established subsidiaries in the United States, Hong Kong, Japan, Thailand, and Malaysia where business operations have not yet commenced, which will further increase our consolidated financial reporting duties.

To successfully manage this increased complexity, we may need to commit substantial financial resources to hire and retain additional qualified financial, legal, and accounting personnel on acceptable terms. If we face challenges in recruiting these specialized professionals, or if our existing personnel fail to adapt to the accounting requirements of our international technology ventures, we may experience difficulties collecting financial data and preparing timely financial statements. Any failure to maintain effective internal control over financial reporting could result in material misstatements in our public filings, cause us to fail to meet our reporting obligations, and severely damage investor confidence, which would negatively impact the market price of our Class A Ordinary Shares. Furthermore, pursuant to the JOBS Act, as an emerging growth company, we are exempt from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act, meaning our internal controls have not been subjected to the independent scrutiny of our outside auditors.

Interruptions or failures that impair access to information technology systems could adversely affect our business.

We rely on information technology systems to process, transmit, and store information related to our operations. These systems may be vulnerable to interruption due to various events beyond our control, such as natural disasters, telecommunications failures, computer viruses, hacking, and other security issues. The expansion into AI infrastructure increases our exposure to cybersecurity threats, including potential attempts to steal our software or gain access to our computing resources. Any breach of these systems could lead to legal liability, loss of sensitive data, and lasting damage to our reputation. Any significant interruptions or failures in these systems could cause disruptions in our business operations and may require substantial investments to update, remediate, or replace them with alternative systems. The costs and potential problems associated with supporting, maintaining, remediating, and upgrading our existing information technology systems, or with implementing new systems, could severely disrupt our business operations.

If we are unable to offer premium products and services at attractive prices to meet customer needs and preferences, our business, financial condition, and results of operations may be materially and adversely affected.

Our future growth depends on our ability to continue to attract new customers and increase the spending levels of existing customers. Ever-changing consumer preferences have affected and will continue to affect the Taiwanese market. We must stay abreast of emerging lifestyles and consumer preferences and anticipate product and service trends that will appeal to existing and potential future customers.

Our customers choose to purchase quality products or services from us due in part to the attractive prices and premium services that we offer, especially for limited edition products with less market availability. They may choose to shop elsewhere if we cannot match the prices, products, or services offered by our competitors. If our customers cannot find their desired products or services within our portfolio, they may stop purchasing our products or using our services, which in turn may materially and adversely affect our business, financial condition, and results of operations.

The successful implementation of our business strategies is contingent upon the capabilities of our management team.

Should our management team fail to effectively implement these strategies, our development, including the generation of revenues and our sales and marketing activities, could be materially and adversely affected. In addition, managing the budgeting, forecasting, and other process control aspects of potential future growth may present significant challenges.

We may need to augment or replace members of our management team to better align with our strategic objectives. Additionally, there is a risk that we could lose key members of our management team. In such cases, it may be difficult to attract new management talent with the requisite skills and experience, which could further impair our ability to implement our business strategies and achieve our growth objectives.

We have limited operational insurance coverage, which could expose us to significant costs and business disruption.

We maintain employment insurance, labor insurance, occupational accident insurance and national health insurance for our employees in accordance with applicable laws in Taiwan, as well as directors and officers liability insurance for our executive team and board members. However, the availability and adequacy of our insurance coverage are not guaranteed, and certain risks, such as war, force majeure, or specific business interruptions, may not be covered. Furthermore, our current insurance may not adequately cover risks specific to our AI business, such as hardware failure or data center service interruptions. Additionally, there is no assurance that we will be able to renew our current insurance policies on favorable terms when they expire, which could materially affect our business if claims are not covered or if policies cannot be renewed. It is also important to note that we do not have business disruption insurance, and any such event impacting our whisky operations or our AI infrastructure could lead to significant costs and divert our resources.

We face economic, political and regulatory risks associated with doing business in Taiwan and our planned expansion in Indonesia, Singapore, and other international markets, particularly due to the geopolitical tensions and global trade restrictions that could negatively affect our business and hence the value of your investment.

Our performance is affected by global economic conditions as well as geopolitical issues and other conditions with a global reach. While our principal executive offices and a majority of our current assets and revenues are anchored in Taiwan, we are rapidly expanding our global footprint. We have established subsidiaries in Hong Kong, Japan, the U.S., Thailand, and Malaysia, and have progressed past initial non-binding frameworks by entering into a binding land sale and purchase agreement to acquire land in Indonesia via PT. AGCC AITECH Indonesia and entering into a major 60-month revenue-generating computing technology services agreement via our Singapore subsidiary, AGCC Singapore Pte. Ltd.

Because our administrative headquarters, and historical cash flows remain based in Taiwan, any conflict or escalation of tensions between the PRC and Taiwan could severely disrupt our high-level corporate governance and financial liquidity. Specifically, a cross-strait crisis, trade blockade, or military conflict could block our whisky import supply chains, trigger emergency domestic capital controls, freezing our ability to convert local currency and repatriate cash outwards. This would materially impair our financial ability to fund, manage, and fulfill our US$120.0 million AI infrastructure purchase agreement to Ricloud AI Inc., an independent third party, which are vital to our global technology segment, even though those physical AI operations are targeted outside of Taiwan. The unique international political status of Taiwan and the “anti-secession” law of the PRC create sustained uncertainty. Past trade bans and export restrictions between the PRC and Taiwan have depressed economic activity for Taiwanese companies, and we cannot predict whether future escalations will lead to new tariffs, export bans, or military conflict that could jeopardize our central operations and halt funding to our overseas infrastructure projects.

Our active expansion into Indonesia, Singapore, and other jurisdictions where we have established subsidiaries, such as Hong Kong, Japan, the U.S., Thailand, and Malaysia, subjects us to significant regulatory and legal uncertainty. We are subject to the diverse governmental policies, foreign investment laws, data privacy standards, and taxation regimes of each of these jurisdictions. In particular, the legal systems in jurisdictions like Indonesia, Thailand, and Malaysia can be complex and subject to rapid, unpredictable changes that may hinder our ability to operate or legally protect our investments. Furthermore, our expanding international AI business is heavily dependent on the procurement of high-performance hardware, specifically the NVIDIA B300 platform. We are subject to stringent U.S. export controls and evolving trade restrictions, and any tightening of these regulations, or increased scarcity and pricing volatility in the global semiconductor market, could block our hardware supply chain, significantly increase our operating costs, or render our active AI infrastructure projects in Indonesia commercially unviable.

We face substantial operational pre-revenue risks in several of these new markets. While we have established corporate entities in Japan, the United States, and Malaysia, we have not yet commenced actual business operations in these regions. There is no guarantee that we will successfully launch these operations or achieve future profitability. Because the eventual nature of our business activities in these territories remains subject to management’s discretion and shifting market conditions, investors may find it difficult to evaluate the long-term prospects of our international expansion.

Moreover, macroeconomic weakness and uncertainty, including the ongoing impact of global conflicts and resulting international sanctions, make it difficult for us to manage operations and forecast financial results. These events increase the volatility of global commerce and could increase China/Taiwan tensions and U.S./China trade friction. Any resulting new legal requirements or restrictions could increase regulatory scrutiny on our international business or result in one or more of our cross-border activities being deemed in violation of international sanctions frameworks.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our significant stockholders, directors and executive officers, and their relatives. For example, we have entered into several transactions with our Chief Executive Officer and Shareholder in which Mr. Tsai Yi Yang and Ms. Lee Li Mei have or had a significant ownership interest, respectively. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions such as loans and leases in which related parties hold ownership interests present potential conflicts of interest. The interests of the landlord entity and lender, along with their shareholders, may not align with the interests of our stockholders regarding the negotiation and certain other matters related to our lease or loan terms with that landlord entity or lender. For the avoidance of doubt, the unsecured financing arrangements executed by the Company in April 2026, specifically our US$3,500,000 interest-free facility (which was initially interest-free and subsequently amended on June 10, 2026, to extend the maturity date to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026), our US$6,500,000 3% interest facility (of which US$2,500,000 was repaid on May 12, 2026, and which was subsequently amended on June 10, 2026, to extend the maturity to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026), and our US$12,000,000 non-cash Deed of Assignment and Set-Off, were entered into exclusively with independent third parties or former shareholders, and do not constitute related-party transactions under U.S. GAAP. However, our legacy related-party transactions continue to persist. We may have achieved more favorable terms if such transactions had not been entered into with related parties, and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations, or may result in government enforcement actions or other litigation.

We are required to comply with extensive regulations and hold a number of permits and licenses to carry on our business across multiple jurisdictions. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to import and distribute our alcoholic beverages or develop our AI infrastructure.

We are a Taiwan-based whisky import and distribution company which is subject to extensive government regulation and supervision in Taiwan. The regulatory framework addresses all aspects of operating in the whisky distribution and brand-authorized bottling and packaging business, including import, registration, production-related activities such as bottling and packaging, distribution labelling, advertising, and licensing requirements and procedures, periodic renewal and reassessment processes and compliance. Our proprietary brand whisky packaging and distribution business involves sourcing bulk whisky from brand-owned distilleries and conducting bottling and packaging operations in Taiwan through local contract manufacturers, rather than operating our own distillery.

The regulatory framework governing the alcoholic beverages distribution industry in Taiwan is subject to change and amendment from time to time. Any such change or amendment could materially and adversely impact our business, financial condition and prospects. The Taiwan government introduced the Tobacco and Alcohol Administration Act and regulations in 2000, especially imposing obligations on the alcohol importers to obtain an import permit for entry of the alcoholic beverages into Taiwan in 2014. Moreover, if we are unable to maintain regulatory compliance, regulatory approval that has been obtained may be lost and the various reform initiatives could give rise to regulatory developments, such as more burdensome administrative procedures, which may have an adverse effect on our business, financial condition and prospects. Additionally, our entry into the AI computing infrastructure business subjects us to entirely new regulatory frameworks.

Our expansion into the AI computing cloud services and infrastructure business subjects us to entirely new and complex regulatory frameworks, particularly in Singapore and Indonesia. Our wholly-owned subsidiary in Singapore, AGCC Singapore Pte. Ltd., has entered into a five-year agreement to provide AI computing cloud services, which involves navigating local regulations regarding data privacy, cross-border data transfers, electronic service provider registrations and the security of electronic systems. In Indonesia, where we have transitioned from initial non-binding frameworks to entering into a binding land sale and purchase agreement to acquire land via our subsidiary, PT. AGCC AITECH Indonesia, in Indonesia, we face heightened regulatory hurdles because the formal land ownership certificate has not yet been obtained. Our proposed development of AI computing infrastructure and a data center requires us to confirm clear land titles with the Indonesian National Land Agency (BPN) to avoid ownership disputes, secure specific permits for land use, industrial energy consumption, and foreign technology investment. Because we have already made significant financial commitments and outlays, including executed power purchase agreements and various deposits, any failure to obtain these new permits or a change in local data sovereignty laws could result in the forfeiture of our deployed capital and the termination of our expansion plans.

Additionally, we have established subsidiaries in the United States, Hong Kong, Japan, Thailand, and Malaysia where we have not yet commenced business operations. Consequently, we face significant uncertainty regarding the legal, tax, and regulatory requirements we will encounter in these markets. If we eventually choose to launch AI-related or other technology services in these regions, we may become subject to additional requirements mandating local data storage or restricted access to high-performance hardware. Our inability to anticipate or comply with these unknown future regulations could increase our operating costs, subject us to unexpected legal liabilities, or render our expansion into these specific markets commercially unviable.

Our future success depends on our ability to attract, retain and motivate senior management.

We are highly dependent on the expertise of the members of our principal members of our management. Agencia Cayman has entered into employment agreements with our executive officers, but each of them may terminate their employment with us at any time with prior written notice. In addition, we currently do not have “key-man” insurance for any of our executive officers or other key personnel.

From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business and could affect our corporate culture. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

Recruiting, retaining and motivating experienced management, sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our development and business objectives and seriously harm our ability to successfully implement our business strategy. Further, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop the mutual trust with the suppliers. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous alcoholic beverages distribution companies for similar personnel. In addition, our management will be required to devote significant time to compliance initiatives from our status as a public company, which may require us to recruit more management personnel.

We are subject to risks relating to our leased properties.

We lease certain real properties in Taiwan from our founder and chief executive officer, Mr. Tsai Yi Yang, and his mother, Ms. Lee Li Mei. Additionally, we lease other properties in Taiwan and Hong Kong and Indonesia from third parties. These premises are used primarily as office space, warehouses and carpark. Subsequent to December 31, 2025, our local subsidiaries entered into several new operating lease arrangements to support our ongoing operations, including a one-year Taiwan carpark lease, a one-year Indonesia office lease, a one-year Japan premises lease, a one-year Thailand premises lease, a 22-month Hong Kong premises lease, a three-year Hong Kong office lease, and a five-year Taiwan office lease.

We may become involved in disputes with the property owners or any third parties who otherwise have rights to or interests in our leased properties. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties. If any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices, stores or warehouses and incur additional expenses relating to such relocation.

We cannot guarantee that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we fail to relocate our operations in a timely manner, our business, financial condition and results of operations may be materially and adversely affected. For the avoidance of doubt, while we maintain these ordinary course administrative office leases in Indonesia, our primary real estate initiative in that jurisdiction is governed by a binding sale and purchase agreement to acquire absolute title to a 50,000-square-meter land parcel for our proposed data center infrastructure. The operational, permitting, and title risks associated with that property ownership transition are distinct from our standard commercial lease obligations.

Our employees, collaborators and contract manufacturers may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk that our employees, collaborators and contract manufacturers may engage in fraud or other misconduct, including intentional failures to comply with the alcohol administration laws and regulations in Taiwan or similar regulations of comparable regulatory authorities, or to comply with manufacturing standards we have established. Such misconduct could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition and results of operations, including the imposition of significant fines or other sanctions.

The tax laws of the jurisdictions in which we operate may adversely affect our business and our tax results.

The tax laws applicable to our business activities are subject to change and uncertain interpretation. Our tax position could be adversely impacted by changes in tax rates, laws, practices, treaties or regulations or changes in the interpretation thereof by the authorities in jurisdictions in which we do business. In particular, as we expand our AI computing cloud services and infrastructure into Singapore and Indonesia, we become subject to new and evolving tax regimes which may impose additional compliance costs or higher effective tax rates on our international operations. For example, our execution of a binding sale and purchase agreement in May 2026 to acquire a 50,000-square-meter land parcel in Indonesia via our subsidiary, PT. AGCC AITECH Indonesia, for an aggregate purchase price of approximately US$13.4 million subjects us to complex tax obligations that are completely distinct from our legacy operations.

Moreover, we conduct operations through our subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between us and our subsidiaries. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. With the establishment of subsidiaries in the United States, Hong Kong, Japan, Thailand, and   Malaysia, we face increased complexity in our intercompany transactions and a higher risk of audit by local tax authorities. Because our expansion into the AI business segment relies heavily on cross-border service provision through our Singapore subsidiary, AGCC Singapore Pte. Ltd., to a digital financial services customer under a US$374.4 million computing technology services agreement, local tax authorities may intensely scrutinize the allocation of technology profits, software licensing, and server infrastructure costs. If tax authorities in any jurisdiction in which we operate were to successfully challenge our transfer prices as not reflecting arm’s length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Furthermore, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. Such circumstances could adversely affect our financial condition, results of operations and cash flows.

Our operating subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy their liquidity requirements and service our outstanding debt obligations.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, structured as a holding company. We may rely on dividends and other distributions on equity from our subsidiaries to satisfy our liquidity requirements. Current Taiwan regulations permit our Taiwan subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of its accumulated profits as statutory reserve each year. These reserves are not distributable as cash dividends. Furthermore, if our Taiwan subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our Taiwan subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements. In addition, the dividend payments by our Taiwan subsidiary to us shall be subject to the withholding tax of 21% since Taiwan does not have a tax treaty with BVI or the Cayman Islands. Furthermore, as we expand our operations into Singapore, Indonesia, and other jurisdictions, we become subject to the dividend and repatriation laws of those specific markets. If our subsidiaries incur debt on their own behalf in the future, the instruments governing such debt may further restrict their ability to pay dividends or make other distributions to us.

Taiwan, Indonesia and Singapore laws and regulations of loans to and direct investment in local entities by offshore holding companies may delay or restrict our ability to make loans or provide additional contributions to our operating subsidiaries, which could materially and adversely affect our ability to fund and expand our business.

We are an offshore holding company conducting our operations across multiple business segments, including our high-quality whisky business, substantially in Taiwan through our Taiwan Operating Subsidiary, and our expanding AI infrastructure and cloud services business via international subsidiaries. To fund our operations, we may make loans to our operating subsidiaries, provide additional capital contributions to our Taiwan and international subsidiaries, establish new subsidiaries, or acquire offshore entities with existing operations in an offshore transaction.

These methods of internal funding are subject to Taiwan’s foreign investment regulations and approvals or registrations. For example, investment, including lending long-term loans, in Taiwan entities requires Foreign Investment Approval from the Department of Investment Review, Ministry of Economic Affairs. Furthermore, foreign entities are restricted or prohibited from investing in some industries which are related to national security or public order, as specified in the negative list maintained by the Taiwan authorities.

Similar restrictions, capital registration rules, and approval requirements may apply to our rapidly developing AI business operations in Indonesia and/or Singapore. Funding our AI business segment requires transferring substantial capital cross-border to meet our US$120.0 million infrastructure agreement and fund data center land developments. Any failure to obtain necessary approvals from the relevant Indonesian and Singaporean authorities, or delays in registering inbound foreign capital, as may be applicable, could restrict our ability to fund our AI infrastructure projects or acquire local assets, materially harming our growth prospects.

Specifically, under our binding land sale and purchase agreement executed in May 2026 via our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, we are obligated to pay an aggregate purchase price of approximately US$13.4 million to acquire land in Indonesia. Concurrently, under our April 22, 2026 power purchase agreements, we face ongoing minimum billing charges based on contracted power thresholds. If administrative delays and regulatory processing backlogs in Indonesia delay our ability to inject offshore holding company funds to clear land title with the Indonesian National Land Agency (BPN), or if procedural banking and compliance registrations stall our subsidiary funding, we could face liquidity constraints. This could cause us to incur fixed contractual utility charges for an inactive site, forfeit our substantial deployed capital, or risk default under our US$374.4 million computing technology services agreement. Similarly, our expansion into other jurisdictions where we have active arrangements or established subsidiaries, such as the United States, Hong Kong, Japan, Malaysia, and Thailand, could involve significant regulatory hurdles that could delay or block our ability to provide capital to our subsidiaries.

Our subsidiaries and operations are subject to foreign exchange controls and regulations in the jurisdictions in which we operate, which may restrict our ability to pay dividends, repatriate interest or make other payments to the holding company.

We are subject to foreign exchange controls that vary significantly across the jurisdictions in which we operate. Currently, Taiwan regulates only those foreign exchange transactions that involve the conversion of the NTD into foreign currencies. Pursuant to the relevant provisions of the Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD500,000 or more shall be declared to the Central Bank of the Republic of China (Taiwan) (“Taiwan CBC”). Further, for a remittance by a Taiwan company or a Taiwan branch of a foreign company as follows, relevant testimonials shall be submitted and such remittance shall be subject to the reporting to and/or approval of the Taiwan CBC: (i) a single remittance of an amount of US$1 million or more; or (ii) annual accumulated settlement amount of foreign exchange purchased or sold has exceeded US$100 million. Nevertheless, the Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If the dividend payments or other payments by our Taiwan Operating Subsidiary to us involve the currency conversion from New Taiwan Dollar to U.S. Dollar, such conversion would be subject to the foregoing foreign exchange control imposed by the Taiwan authority. Under certain circumstances as prescribed by the relevant Taiwan regulations, documentary evidence of such foreign exchange transactions shall be presented and such transactions shall be conducted at designated foreign exchange banks in Taiwan which have the licenses to carry out foreign exchange business. However, there is no assurance that these foreign exchange regulations will remain unchanged in the future. If the relevant Taiwan regulations change in the future and any required approval is not obtained, our Taiwan Operating Subsidiary’s ability to make payments to us in foreign currency may be restricted, and our capital expenditure plans, business, operating results and financial condition may be materially and adversely affected.

Foreign exchange transactions for non-trade-related purposes or exceeding the applicable annual quota threshold would require special approval from Taiwan CBC, which will be at the discretion of and considered by Taiwan CBC on a case-by-case basis. Additionally, we may provide loans to our Taiwan Operating Subsidiary. If the term of the loan provided by us to our Taiwan Operating Subsidiary is one year or more, we shall obtain prior approval from the competent authorities before the loan can be remitted into Taiwan so that the Taiwan Operating Subsidiary could obtain the prior approval from the competent authorities for the conversion of the shareholders’ loan into equity and our Taiwan Operating Subsidiary shall file a declaration of foreign debt to the competent authority when the loan is remitted into Taiwan to facilitate the repayment of loan in foreign currency.

Our expansion into Indonesia, Singapore, and other markets further complicates our foreign exchange risk. In Indonesia, we are subject to regulations requiring the use of the local currency for domestic transactions and strict documentation for foreign exchange purchases, and any future restrictions on capital repatriation could hinder our ability to fund our AI infrastructure or return profits to the holding company. Because we must convert offshore funds into IDR to satisfy these local operational debts, any sudden tightening of Indonesian foreign exchange mechanisms would trap liquidity or disrupt our mandatory payment timelines. While Singapore law does not currently impose foreign exchange controls, we remain subject to disclosure requirements, such as for large cross-border transfers. Additionally, in other jurisdictions such as Thailand and Malaysia, foreign exchange controls can be more stringent, often requiring specific evidence of inward investment before profits or funds can be repatriated. We cannot assure you that these regulations will remain unchanged. Any new restrictions or failure to obtain required approvals could materially restrict our subsidiaries’ ability to make payments to us in foreign currency, adversely affecting our global capital expenditure plans and our ability to service our short-term debt obligations.

Our business may be exposed to foreign exchange risks.

We distribute our whisky products in Taiwan and source the bottled whisky and raw cask whisky in multiple jurisdictions and thus we have expenses denominated in local currencies in multiple jurisdictions. Additionally, our expansion into AI computing and cloud services and infrastructure in Singapore and Indonesia, alongside our corporate presence in the United States, Hong Kong, Japan, Malaysia and Thailand, further complicates our currency exposure. As a result, we are exposed to foreign currency exchange risk, as our results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. In accordance with our business decisions, our exposure to this type of risk could change depending on:

●	the currencies chosen when agreements are signed, such as licensing agreements, co-marketing agreements, land purchase or purchase option agreements, or AI service agreements;

●	the currency mix of our revenues and local operating expenses in Taiwan, Indonesia, Singapore, the United States, Hong Kong, Japan, Malaysia, and Thailand, which are denominated in USD or their respective local currencies;

●	our expected payments for AI server leases, which are primarily denominated in USD; as well as our short-term note obligations denominated in USD, which have an aggregate outstanding balance of approximately US$8.00 million as of the date of this prospectus; and

●	our corporate policy for insurance coverage.

Should any of these risks materialize, they could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our high-quality whisky business is conducted in Taiwan, and while the books and records of our Taiwan Operating Subsidiary are maintained in NTD, the consolidated financial statements that we file with the SEC and provide to our shareholders are presented in USD. Consequently, changes in the exchange rates between NTD and USD affect the translated value of our assets and our whisky operations when presented in USD. The value of NTD against the USD fluctuates significantly based on local and international political and economic conditions, including changes in political relations between the PRC and Taiwan, and monetary policies in the U.S.

Furthermore, our AI infrastructure expansion introduces entirely separate currency risks and drastically increases our structural exposure to the USD, SGD, and IDR. We face an unhedged foreign exchange risk because our major AI server lease, infrastructure commitments, and data center land developments are denominated in USD, SGD, or IDR, while our only existing revenue-generating business operates independently in NTD. Because our NTD whisky revenues are generated within a separate domestic ecosystem and do not fund or naturally hedge our international AI expansion, any depreciation of the NTD, SGD, or IDR against the USD would effectively inflate our foreign procurement and operating costs, which could materially and adversely affect our cash flows, financial condition, and ability to meet our USD-denominated commitments. Consequently, because our April 2026 unsecured loan facilities require an aggregate repayment of approximately US$8.00 million in USD, any systemic devaluation of our operating currencies against the USD prior to note maturity would increase the cost of settling this short-term debt, thereby reducing our available liquidity reserves.

As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into more hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by local exchange control regulations in Taiwan, Indonesia, and other jurisdictions that restrict our ability to convert NTD into foreign currencies.

RISKS RELATED TO OUR DEPENDENCE ON THIRD PARTIES

Our business is highly dependent on third-party distributors for selling our products to various accounts such as retailers, restaurants, bars, hotels, casinos, and entertainment venues.

As we expand our wholesale distribution network, we expect that sales to distributors will represent an increasing portion of our future net sales. However, industry consolidation or the loss of a major distributor could have a material adverse effect on our business, financial condition and results of operations.

Our distributors also carry competing brands, including larger national and international brands. Their relationships with these competitors could influence their commitment to our products. If our independent distributors rely on a major competitor for a significant portion of their sales, they may be inclined to favor that relationship. There can be no assurance that our distributors will continue to effectively market and distribute our products in the future.

The loss of a distributor or the failure to promptly replace an underperforming distributor could impede our growth and have a material adverse effect on our business. Expanding our distribution network into new states where we do not currently have a presence may also present challenges. In addition, as we seek to increase our market share in existing markets or enter new markets, there can be no assurance that we will be successful in attracting new distributors.

The purchasing decisions of wholesalers, retailers and consumers are influenced by the perceived overall value of our products compared to competitive products, taking into account both quality and price. Unit and dollar sales may also be affected by pricing, purchasing, financing, operating, advertising or promotional decisions made by wholesalers, state and provincial government agencies and retailers. These decisions may affect the supply of, or consumer demand for, our products. In addition, we may experience higher than expected selling, general and administrative expenses if we need to increase personnel or advertising and marketing expenditures to maintain our competitive position.

Substantial disruption to operations at our warehouses or distribution facilities, or at facilities with which we contract or partner, could occur.

A disruption in the operation of our warehouses or third-party facilities could have a material adverse effect on our business. In addition, a disruption could occur at any of our other facilities or those of our suppliers, bottlers, co-packers or distributors. The disruption could occur for a variety of reasons, including full production schedules at partner facilities, fire, natural disasters, adverse weather conditions, water shortages, manufacturing problems, disease outbreaks, labor strikes, transportation or supply chain disruptions, government regulations, cybersecurity attacks or acts of terrorism.

Alternative facilities with sufficient capacity or capabilities may not be readily available, may be significantly more expensive, or may take a significant amount of time to become operational. Any of these scenarios could adversely affect our business and financial performance.

Disruptions within our supply chain, contract manufacturing, or distribution channels could have an adverse effect on our business, financial condition, and results of operations.

The prices of packaging materials, glass bottles, and other containers fluctuate depending on market conditions, governmental actions, transportation costs, fuel prices, and other factors beyond our control. Substantial increases in the prices of these items, to the extent they cannot be recouped through increases in the prices of our finished whisky products, could increase our operating costs and reduce our profitability.

Increases in the prices of our finished products resulting from a higher cost of packaging materials, glass bottles, and other containers could affect affordability in some markets and reduce our sales. Additionally, some of our packaging containers, such as glass bottles, are available from a limited number of suppliers. We and our suppliers and co-packers may not be able to maintain favorable arrangements and relationships with these suppliers, and our contingency plans may not be effective in preventing disruptions that may arise from shortages of any packaging materials or containers that are available from a limited number of suppliers.

Events such as natural disasters, widespread outbreaks of infectious diseases (such as the COVID-19 pandemic), power outages, labor strikes, political uncertainties, governmental instability, or fluctuations in oil prices arising from geopolitical events (e.g., US–Middle East tensions) could impact the supply chain and distribution channels of our contracted manufacturers or suppliers. An increase in the cost, sustained disruption in supply or shortage of glass bottles and other containers or increases in tariffs, could negatively impact our net operating revenues and profits.

We rely on the alcohol product brands’ marketing materials when promoting our products.

We have limited influence over the promotional materials utilized by alcoholic beverage manufacturers, which may not consistently reflect our branding or values. This lack of control can hinder our ability to differentiate our products from similar offerings by competing wholesalers representing the same brands, potentially leaving consumers without a compelling reason to choose our products over others. Consequently, our success in promoting our offerings is heavily reliant on the effectiveness of the manufacturers’ marketing initiatives. If these efforts fall short, it could adversely affect our operational outcomes.

We are dependent on our leasing counterparty, Ricloud AI Inc., to secure and maintain our AI computing infrastructure, and any operational or financial disruption affecting this counterparty would impact our business.

Rather than purchasing hardware directly from original equipment manufacturers, our technology segment relies on a leasing framework with Ricloud AI Inc., which we regard as an independent third-party. Mr. Li Qiang, our chairman, currently serves as Head of Data Center of Ricloud. However, based on information available to us, Mr. Li does not hold any equity or voting interest in Ricloud, is not a director, executive officer or member of senior management of Ricloud, and does not have authority to control, direct or participate in Ricloud’s financial or operating policy decisions. Mr. Li also does not have authority to approve, amend or terminate Ricloud’s contractual arrangements with us on behalf of Ricloud. Accordingly, we do not consider Ricloud to be a related party of the Company.

Consequently, our ability to deliver specialized computing services under our US$374.4 million computing technology services agreement depends on Ricloud’s ongoing operational performance, financial condition, and logistical execution. If Ricloud encounters capital shortfalls, experiences logistical supply chain delays, or fails to maintain its position within the hardware distribution pipeline, we may face delays or failures in server delivery. Because we have deployed substantial upfront deposits to Ricloud, any material breach or structural disruption affecting this counterparty could result in the loss of our capital outlays, prevent us from meeting our obligations under our downstream customer agreements, and leave us without the assets required to operate our international cloud services segment.

We expect to seek to establish collaborations and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development plans.

We may form or seek strategic alliances, create collaborations, or enter into licensing arrangements with third parties that we believe will complement or augment our development efforts with respect to our cask-to-bottle and distribution business. Any of these relationships may require us to incur recurring or non-recurring expenses and other charges, increase our near and long-term expenditures, or disrupt our management and business.

If we are unable to enter into agreements with suitable collaborators on a timely basis, on acceptable terms or at all, we may require more time to process, repackage and bottle our proprietary brand whisky, reduce or delay its distribution, reduce the scope of our sales and marketing activities or increase our expenses and incur storage or transportation costs at our own expense. If we choose to seek another manufacturer to process our whisky products, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not enter into collaborations and do not have sufficient funds or expertise to perform the necessary bottling and packaging activities, we may not be able to deliver to our customers in a timely manner and generate product sales, which would harm our business, financial condition, results of operations and prospects.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be adversely affected.

We may not be able to obtain trademark protection in territories that we consider of significant importance to us. In addition, any of our trademarks or trade names, whether registered or unregistered, may be challenged, opposed, infringed, cancelled, circumvented or declared generic, or determined to be infringing on other marks, as applicable. We may not be able to protect our rights to these trademarks and trade names, which we will need to build name recognition by potential collaborators or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

We expect to rely on trademarks as one means to distinguish any of our whisky products from the products of our competitors. Once we select trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademarks.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely upon unpatented trade secrets and know-how to develop and maintain our competitive position. We seek to protect this trade secret and confidential information, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as our employees, collaborators and other third parties.

However, any of these parties may breach such agreements and disclose our proprietary information, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us and our competitive position would be harmed. In addition, we face the risk of cybercrime. For instance, someone could hack our information networks and gain illicit access to our proprietary information, including our trade secrets. Even if we are successful in prosecuting such claims, any remedy awarded may be insufficient to fully compensate us for the improper disclosure or misappropriation.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our operating subsidiaries’ current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operating subsidiaries’ operations and current assets being located in Taiwan. While the majority of our operations and assets are currently located in Taiwan, we have recently entered into a binding land sale and purchase agreement to acquire land in Indonesia via our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, and have entered into material service agreements for our expansion into Indonesia and Singapore. All of the directors and executive officers of our Company reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 E 42nd Street, 18th Floor, New York, New York 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Harney Westwood & Riegels, our legal counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Taiwan

Ownlyn has advised us that any United States final judgments obtained against us will be recognized by courts in Taiwan without further review of the merits, only if the court of Taiwan in which enforcement is sought is satisfied with the following:

●	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

●	if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

●	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

●	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

Singapore

AEI Legal LLC, our legal counsel as to Singapore law, has advised us that there is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts have regard to whether the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment may be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to the public policy of Singapore, or the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and executive officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws.

Indonesia

We have also been advised by Yang & Co., our legal counsel as to Indonesian law, that judgments of United States courts predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States will not be recognized or enforced by the courts of the Republic of Indonesia. Yang & Co. has further advised us that Indonesian courts will not entertain original actions brought in Indonesia against us, our subsidiary, or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no treaty between the United States and the Republic of Indonesia providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, is unenforceable in the Republic of Indonesia. To enforce claims against us, our subsidiary PT. AGCC AITECH Indonesia, or our directors or officers in Indonesia, a claimant must file a new and independent civil lawsuit in an Indonesian district court.

In any such original action, a final and conclusive judgment rendered by a U.S. court will not be given the force of a judgment, but may be submitted to the Indonesian court strictly as written evidence of the underlying claim or legal facts. The Indonesian court will retain absolute discretion to re-examine the merits of the case from the beginning, evaluate the evidence independently, and may refuse to recognize the underlying claim if it determines that the U.S. proceedings violated local principles of due process, contradicted Indonesian public policy, or if the claims involve punitive damages or penalties which are contrary to the laws of the Republic of Indonesia.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately US$209.77 million, assuming a public offering price of US$10.50 per Class A Ordinary Share, the mid-point of the estimated range of the public offering price, after deducting the estimated offering expenses payable by us. We intend to use the net proceeds from this offering primarily to develop our AI-computing center-related business in the United States, Japan, and Southeast Asia, specifically for the procurement of servers and hardware, the expansion of our AI computing infrastructure, and the funding of data center land developments. The remaining funds will be used for research and development, general corporate purposes, and working capital to support our operations. We may also use a portion of the proceeds to acquire or invest in complementary technologies or businesses, though we have no current commitments for any such material acquisitions. As of the date of this Prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Our management will have broad discretion in the application of these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending such use, we may hold the proceeds in interest-bearing bank accounts or invest them in short-term interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis, reflecting our audited annual financial results for the year ended December 31, 2025;

●	on a pro forma basis, reflecting (i) issuance and sale of 2,910,000 Class A ordinary shares at US$5.00 per share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”); (ii) allotment of 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd on May 20, 2026, for an aggregate consideration of US$200; and (iii) the loan arrangements entered into subsequent to December 31, 2025, and up to the date of this prospectus(2); and

●	on a pro forma as adjusted basis, to give effect to the sale of 20,000,000 Class A Ordinary Shares in this offering at an assumed offering price of US$10.50 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Other Data,” and related notes included elsewhere in this prospectus.

	As of December 31, 2025
	Actual	Pro Forma(1)(2)	Pro Forma as Adjusted(3)
	US$	US$	US$
Current liabilities
Current portion of long-term loans	18,498	18,498	18,498
Current portion of finance lease liabilities	30,534	30,534	30,534
Amount due to related parties	4,812,762	4,812,762	4,812,762
Other borrowings	12,470,000	7,960,406	7,960,406
	17,331,794	12,822,200	12,822,200

Non-current liabilities
Non-current portion of finance lease liabilities	51,227	51,227	51,227

Shareholder’s equity
Class A Ordinary Shares, $0.00004 par value; 625,000,000 shares authorized*; 19,876,500 shares issued and outstanding as of December 31, 2025 on an actual basis; 22,786,500 shares issued and outstanding on a pro forma basis; 42,786,500 shares issued and outstanding on a pro forma as adjusted basis	795	911	1,711
Class B Ordinary Shares, $0.00004 par value; 625,000,000 shares authorized*; 14,500,000 shares issued and outstanding as of December 31, 2025 on an actual basis; 19,500,000 shares issued and outstanding on a pro forma basis and pro forma as adjusted basis	580	780	780
Additional paid-in capital	7,517,529	22,067,413	231,833,113
Retained earnings	2,296,319	2,296,319	2,296,319
Statutory reserve	162,795	162,795	162,795
Accumulated other comprehensive losses	(110,127)	(110,127)	(110,127)
Total shareholder’s equity	9,867,891	24,418,091	234,184,591
Total capitalization	27,250,912	37,291,518	247,058,018

*	Subsequent to December 31, 2025, upon the approval at the Company’s Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares dated May 20, 2026, the authorised share capital of the Company was increased from US$50,000 divided into 1,250,000,000 ordinary shares of par value of US$0.00004 each, comprising (a) 625,000,000 Class A Ordinary Shares of par value of US$0.00004 each and (b) 625,000,000 Class B Ordinary Shares of par value of US$0.00004 each, to US$200,000 divided into 5,000,000,000 ordinary shares of par value of US$0.00004 each, comprising (a) 2,500,000,000 Class A Ordinary Shares and (b) 2,500,000,000 Class B Ordinary Shares.

(1)	Reflects (i) issuance and sale of 2,910,000 Class A ordinary shares at US$5.00 per Class A Ordinary Share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”); and (ii) allotment of 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd on May 20, 2026, for an aggregate consideration of US$200. Immediately following such issuance and allotment, the Company had a total of 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares issued and outstanding, each with a par value of US$0.00004. For further details regarding our share capital and corporate structure, please refer to the section titled “Prospectus Summary – Our Company – Corporate Structure” of this prospectus.

(2)	Reflects the following loan arrangements entered into subsequent to December 31, 2025, and up to the date of this prospectus:

(i)

On April 1, 2026, the Company entered into a loan agreement with an independent third party (the “Lender”), pursuant to which the Lender agreed to advance an unsecured, interest-free loan in the principal amount of US$3,500,000. The full principal amount was drawn down on April 1, 2026. The loan matures one calendar month from the drawdown date, unless extended by the Lender in writing. The proceeds are intended for general corporate purposes. The maturity date was subsequently extended to July 31, 2026, as agreed by both parties in writing. On June 10, 2026, the parties further amended the loan agreement to extend the maturity date by an additional three months to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026.

As of the date of this prospectus, the outstanding principal balance is US$3,500,000.

(ii)	On April 17, 2026, the Company entered into a Deed of Assignment and Set-Off with three existing lenders who are also former shareholders of the Company (the “Three Lenders”) and the existing borrower (the “Borrower”). Pursuant to this deed, the Company assigned the US$12,000,000 outstanding principal receivable due from the Borrower to the Three Lenders in equal portions of US$4,000,000 each. In consideration for this assignment, the Company’s outstanding principal borrowings due to the Three Lenders were reduced by an aggregate of US$12,000,000 (US$4,000,000 per lender). Following this set-off, and as of the date of this prospectus, the total outstanding balance due to the Three Lenders (inclusive of accrued interest) is US$446,228.

(iii)

On April 22, 2026, the Company entered into a loan agreement with an independent third party (the “Lender”), pursuant to which the Lender agreed to provide an unsecured loan in the principal amount of US$6,500,000. The full principal amount was drawn down on April 22, 2026. The loan bears interest at a rate of 3% per annum and matures one calendar month from the drawdown date, unless extended by the Lender in writing. The proceeds are intended for general corporate purposes. A partial principal repayment of US$2,500,000 was made on May 12, 2026. The maturity date was subsequently extended to June 21, 2026, as agreed by both parties in writing. On June 10, 2026, the parties further amended the loan agreement to extend the maturity date by an additional three months to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026.

As of the date of this prospectus, the outstanding balance (inclusive of accrued interest) is US$4,014,178.

(3)	Reflects, in addition to the adjustments on a pro forma basis, the sale of Class A Ordinary Shares in this offering at an assumed offering price of US$10.50 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the estimated offering expenses payable by us. We estimate that such net proceeds will be approximately US$209.77 million. The pro forma as adjusted information is illustrative only.

DIVIDENDS AND DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they become due in the ordinary course of business. Subject to the laws of the Cayman Islands and our Third Amended and Restated Memorandum and Articles of Association, holders of our Class A Ordinary Shares are entitled to receive such dividends as may be declared by our board of directors. In contrast, holders of our Class B Ordinary Shares will not be entitled to any dividends or distributions of our Company’s assets in the event of winding up of our Company. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid dividends on our Ordinary Shares. We do not have any present plan to declare any cash dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company incorporated in the Cayman Islands. We have not received and do not have any present plan to receive dividends paid by our subsidiaries in the British Virgin Islands, Taiwan, Singapore, Indonesia, Hong Kong, the United States, Japan, Malaysia, or Thailand. We have discretion as to whether such dividends are paid, subject to local law requirements and contractual restrictions in our various operating jurisdictions. Furthermore, any future dividend payments to us may be subject to applicable withholding taxes.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the assumed public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the assumed public offering price per Class A Ordinary Share is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently issued and outstanding ordinary Class A Ordinary Shares. Because the Class B Ordinary Shares carry no rights to dividend distributions or to distributions upon winding-up, the Class B Ordinary Shares are excluded from the denominator in calculating net tangible book value per share, and all net tangible book value figures in this section are presented on a Class A-only basis.

As of December 31, 2025, our net tangible book value was approximately US$9.82 million, or US$0.49 per Class A Ordinary Share. Net tangible book value represents the total amount of our consolidated assets, less our total consolidated liabilities and intangible assets. Dilution represents the difference between an assumed offering price of US$10.50 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and the net tangible book value per Class A Ordinary Share on a pro forma as adjusted basis. The pro forma as adjusted net tangible book value reflects the additional proceeds we expect to receive from this offering, after deducting the estimated offering expenses payable by us.

After giving effect to the sale of 20,000,000 Class A Ordinary Shares in this offering at an assumed offering price of US$10.50 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been US$234.10 million, or US$5.47 per Class A Ordinary Share. This represents an immediate increase in pro forma net tangible book value of US$4.40 per Class A Ordinary Share to our existing shareholders and an immediate dilution of US$5.03 per Class A Ordinary Share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Per Class A Ordinary Share
(US$)
Assumed offering price per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus)	10.50
Actual net tangible book value per Class A Ordinary Share as of December 31, 2025	0.49
Pro forma net tangible book value per Class A Ordinary Share before this offering(1)	1.07
Increase in pro forma net tangible book value per Class A Ordinary Share attributable to payments by new investors in this offering	4.40
Pro forma as adjusted net tangible book value per Class A Ordinary Share after giving effect to this offering(2)	5.47
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in this offering	5.03

(1)	Reflects the actual net tangible book value per Class A Ordinary Share as of December 31, 2025, adjusted to give effect to the following transactions that occurred subsequent to December 31, 2025, but prior to the closing of this offering:

(i) The issuance and sale of 2,910,000 Class A Ordinary Shares at US$5.00 per share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”);

(ii) The allotment of 5,000,000 Class B Ordinary Shares to Ping Shiang Business Ltd on May 20, 2026, for an aggregate consideration of US$200; and

(iii) The net financial impact of the subsequent loan arrangements entered into up to the date of this prospectus, including (a) an unsecured, interest-free loan agreement dated April 1, 2026, in the principal amount of US$3,500,000, which was initially interest-free and subsequently amended on June 10, 2026, to extend the maturity date to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026; (b) a Deed of Assignment and Set-Off dated April 17, 2026, with three existing lenders who are also former shareholders of the Company, reducing outstanding principal borrowings by an aggregate of US$12,000,000; and (c) an unsecured 3% interest-bearing loan agreement dated April 22, 2026, in the principal amount of US$6,500,000 (of which US$2,500,000 was repaid on May 12, 2026), which initially bore interest at a rate of 3% per annum and was subsequently amended on June 10, 2026, to extend the maturity date to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026 (with an outstanding balance of US$4,014,178, inclusive of accrued interest, as of the date of this prospectus).

Immediately following the above adjustments, the Company had a total of 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares issued and outstanding. For further details regarding our share capital and corporate structure, please refer to the section titled “Description of Share Capital” of this prospectus.

(2)	Reflects, in addition to the adjustments on a pro forma basis described in Note (1) above, the further adjustment to give effect to the sale of 20,000,000 Class A Ordinary Shares in this offering at an assumed offering price of US$10.50 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, which are estimated to be approximately US$209.77 million. The pro forma as adjusted information is illustrative only.

A US$1.00 increase (decrease) in the assumed offering price of US$10.50 per Class A Ordinary Share (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase (decrease) the pro forma as adjusted net tangible book value per Class A Ordinary Share by US$0.47 per Class A Ordinary Share, and increase (decrease) dilution to new investors by US$0.53 per Class A Ordinary Share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us.

The following table sets forth, on a pro forma as adjusted basis as of December 31, 2025, a summary of the differences between existing shareholders and new investors in terms of the number of Class A Ordinary Shares purchased from us in this offering, the total consideration paid, and the average price per Class A Ordinary Share. These figures are presented before deducting estimated offering expenses payable by us.

	Class A Ordinary Shares Purchased			Total Consideration		Average Price Per Class A Ordinary
	Number		Percent	Amount (in US$)	Percent	Share (in US$)
Existing shareholders	22,786,500	(1)	53.26%	23,855,959	10.20%	1.05
New investors	20,000,000		46.74%	210,000,000	89.80%	10.50
Total	42,786,500		100.00%	233,855,959	100.00%	5.47

(1)	on a pro forma basis to reflect issuance and sale of 2,910,000 Class A ordinary shares at US$5.00 per Class A Ordinary Share under a Securities Purchase Agreement with certain investors on March 27, 2026, for aggregate gross proceeds of US$14,550,000 (the “PIPE Financing”). Immediately following such issuance, the Company had a total of 22,786,500 Class A Ordinary Shares issued and outstanding, each with a par value of US$0.00004. For further details regarding our share capital and corporate structure, please refer to the section titled “Prospectus Summary – Our Company – Corporate Structure” of this prospectus.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated statements of operations and cash flow data for the years ended December 31, 2025 and 2024 have been derived from our consolidated financial statements included in our 2025 Annual Report. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes set out in our 2025 Annual Report. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP, our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the years presented.

The following table summarizes the results of our operations for the years ended December 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage change during such periods.

	For the years ended December 31,
	2024		2025		Variance
	US$	% of total revenue	US$	% of total revenue	Amount US$	%
Revenue	2,537,743		6,206,178		3,668,435	144.6%
Cost of revenue	(1,272,440)	50%	(4,317,501)	70%	(3,045,061)	239.3%
Gross profit	1,265,303	50%	1,888,677	30%	623,374	49.3%

Operating expenses:
– General and administrative expenses	(205,341)	8%	(959,589)	15%	(754,248)	367.3%
– Sales and distribution expenses	(45,378)	2%	(145,059)	2%	(99,681)	219.7%
Total operating expenses	(250,719)	10%	(1,104,648)	18%	(853,929)	340.6%
Income from operations	1,014,584	40%	784,029	13%	(230,555)	(22.7)%
– Interest income	127	0%	3,297	0%	3,170	2496.1%
– Interest expense	(1,741)	0%	(2,157)	0%	(416)	23.9%
– Foreign exchange gains, net	234	0%	3,747	0%	3,513	1501.3%
– Sundry income	5,009	0%	1,163	0%	(3,846)	(76.8)%
Total income before tax expense	1,018,213	40%	790,079	13%	(228,134)	(22.4)%
– Income tax expenses	(238,935)	9%	(180,697)	3%	58,238	(24.4)%
Net income	779,278	31%	609,382	10%	(169,896)	(21.8)%

The following table summarizes our cash flow data in our audited financial statements for the years ended December 31, 2025 and 2024, respectively.

	2024	2025
	US$	US$
Cash flows provided by (used in):
– Operating activities	(236,837)	(7,498,413)
– Investing activity	—	—
– Financing activities	191,786	23,325,813
Net (decrease) increase in cash	(45,051)	15,827,400

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and our 2025 Annual Report on Form 20-F. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We, through our Taiwan Operating Subsidiary, are primarily engaged in the trading of whisky products, including procurement, distribution, and sale in both Taiwan and international markets. Through the Taiwan Operating Subsidiary, we import and sell a broad range of premium whisky products, which come from countries/regions such as Scotland.

Beginning in 2025, we diversified our business model by venturing into proprietary brand bottling, packaging, and sales under “Ninja Whisky” trademark. Under this new approach, we source raw cask whisky directly from renowned distilleries. We then conduct the bottling and packaging operations in Taiwan, leveraging the expertise of local contract manufacturers. The bottled products are sold under Ninja Whisky trademark. This proprietary brand model allows us to build and promote the brand identity, maintain quality control over the final product, and capture greater value from the bottling and sales process. By directly sourcing raw cask whisky and carrying out the bottling and packaging processes in Taiwan, we can offer a seamless end-to-end solution while maintaining control over the supply chain and product quality.

Since January 2026, we launched a new initiative to expand into AI computing cloud services and infrastructure, focusing on the leasing and procurement of advanced hardware, such as a non-binding letter of intent for a proposed lease arrangement involving NVIDIA B300 servers, and the development of data center facilities. Subsequently, we have advanced our infrastructure footprint through our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, by entering into a binding sale and purchase agreement in May 2026 to acquire a 50,000-square-meter land parcel in Indonesia and entering into power purchase agreements to secure IT power load capacity. Furthermore, on May 12, 2026, through our wholly-owned subsidiary, AGCC Singapore Pte. Ltd., we entered into a 60-month computing technology services agreement with a digital financial services customer to provide AI computing cloud services, including GPU-based computing resources, network connectivity and related technical support services, representing up to approximately US$374.4 million in estimated gross service fees, exclusive of applicable taxes. Looking ahead, we plan to leverage our cross-border operational expertise to further expand our business footprint across the United States, Japan, and Southeast Asia to meet the growing global demand for AI processing power.

Our financial performance for the year ended December 31, 2025, demonstrated significant growth compared to the year ended December 31, 2024. Revenue increased substantially from US$2,537,743 for the year ended December 31, 2024 to US$6,206,178 for the year ended December 31, 2025, representing a year-over-year growth of approximately 145%. This substantial revenue growth was primarily driven by strong demand for our whisky products across expanded international markets, particularly Hong Kong and Japan, as well as the successful introduction of our proprietary brand whisky packaging and distribution business. It was also fueled by our successful strategies to enhance capabilities, including strengthening brand recognition, improving customer experience, and expanding product offerings to meet diverse consumer preferences across a broader geographic footprint.

Consistent with the robust revenue growth, our gross profit increased from US$1,265,303 for the year ended December 31, 2024 to US$1,888,677 for the year ended December 31, 2025, representing a year-over-year growth of approximately 49%. This increase reflects the successful scaling of our operations and the contribution of our new proprietary brand packaging and distribution business.

Our revenue composition shifted significantly during 2025. Bottled whisky sales represented 86% of total revenue for the year ended December 31, 2025, compared to 64% for the year ended December 31, 2024. Our proprietary brand whisky packaging and distribution business, launched during 2025, contributed 14% of total revenue, demonstrating the successful diversification of our business model. During the year ended December 31, 2025, we did not generate revenue from the sale of raw casks, which accounted for 36% of total revenue in 2024. This was primarily due to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

Geographically, we achieved significant diversification during 2025. International sales expanded to represent 68% of total revenue for the year ended December 31, 2025, compared to 3% for the year ended December 31, 2024. In 2025, Hong Kong emerged as our largest market, contributing 49% of total revenue, followed by Japan with 13%, and other international markets including Canada, China, and Macau. Taiwan sales accounted for 32% of total revenue in 2025, compared to 97% for the year ended December 31, 2024, reflecting our successful geographic expansion strategy.

We reported net income of US$609,382 for the year ended December 31, 2025, compared to US$779,278 for the year ended December 31, 2024. The decrease in net income, despite robust revenue growth of 145%, reflects the impact of changes in revenue mix that resulted in lower gross margin, which decreased from 50% in 2024 to 30% in 2025, coupled with significant increases in operating expenses. General and administrative expenses rose to US$959,589 for the year ended December 31, 2025, compared to US$205,341 for the year ended December 31, 2024, reflecting increased professional fees associated with IPO preparation, staff costs for key leadership hires, and expenses related to the evaluation of new business opportunities, including the proposed AI infrastructure initiatives. Sales and distribution expenses increased to US$145,059 for the year ended December 31, 2025, compared to US$45,378 for the year ended December 31, 2024, driven by expanded headcount and distribution costs to support our geographic expansion into new international markets.

The gross profit improvement of 49% was driven by our proprietary brand whisky packaging and distribution business (59  % margin) and bottled whisky sales, while the operating expense increase reflected necessary public company readiness costs, investments in geographic expansion, and strategic initiatives.

Our financial condition and results of operations for the year ended December 31, 2025 reflect our strong market position, effective execution of growth and geographic expansion strategies, and successful diversification into value-added services. The sustained revenue growth for the year ended December 31, 2025 demonstrates the continued momentum of our business model and our ability to capitalize on opportunities in both domestic and international markets. These factors have positioned us favorably for continued growth and profitability in the future, as we continue to optimize our product mix, streamline international logistics as volumes mature, and grow our higher-margin proprietary brand services.

KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS

The key factors that we believe affect our financial condition and results of operations are discussed below.

Market Demand and Customer Preferences

Our revenue and future growth are directly tied to market demand across two distinct operating segments: consumer demand for our whisky products and demand for AI computing infrastructure and cloud services.

In our whisky business, performance depends on consumer preferences, such as shifts toward premium or craft spirits, which significantly impact our sales volumes and profitability. The Taiwan market remains a crucial revenue driver, where demand is heavily influenced by domestic economic conditions, disposable income levels, and cultural trends. Furthermore, as we execute our strategic transformation to aggressively grow international sales across Japan, China, Hong Kong, Canada, and Macau, our success depends on navigating highly competitive global spirits markets and accurately anticipating shifting consumer tastes. Failure to adapt to these trends or differentiate our brand could lead to a loss of market share.

Concurrently, our expansion into AI computing cloud services and infrastructure introduces exposure to enterprise technology spending cycles and rapid market shifts. Demand for our computing resources depends on the continued global adoption of AI applications and large language models, making us vulnerable to rapid technological advancements or changes in customer preferences toward alternative hardware configurations that could depress leasing rates for our planned server deployments or leave our data center capacity in Indonesia underutilized.

By closely monitoring both consumer beverage trends and global enterprise cloud dynamics, we aim to proactively adapt our offerings. However, a failure to effectively address shifts in demand or technological evolution in either business segment could adversely impact our aggregate sales volumes, revenue, and overall profitability.

Supplier Relations and Procurement Costs

As a trading company in the whisky industry, our ability to maintain strong relationships with reputable suppliers and secure favorable procurement terms is crucial to our success. We rely on a diverse network of suppliers from various whisky-producing regions, such as Scotland, to source premium and rare whisky products for our customers. Disruptions in our supplier relationships or changes in procurement costs can significantly impact our gross margins and profitability.

We strive to cultivate long-term partnerships with our suppliers, built on trust, transparency, and mutual understanding. Our procurement team works closely with suppliers to ensure a steady supply of high-quality products and to negotiate favorable pricing and payment terms. Additionally, our expertise in identifying and procuring unique and limited-edition whiskies from sought-after distilleries enhances our competitive advantage and enables us to command premium pricing in the market.

In 2025, we introduced our proprietary brand whisky packaging and distribution business under “Ninja Whisky” trademark. Under this model, we source bulk whisky directly from brand-owned distilleries. We then conduct bottling and packaging operations in Taiwan through local contract manufacturers, and the finished products are sold under Ninja Whisky trademark. This vertical integration allows us to maintain quality control while capturing additional value in the supply chain.

The cost of goods sold, which includes the purchase price of whisky products, import duties, and other associated costs, is a significant factor affecting our profitability. With the introduction of our proprietary brand whisky packaging and distribution business, our cost of goods sold now additionally incorporates the bottling and packaging costs. Fluctuations in the cost of goods sold can be influenced by various factors, such as global supply and demand dynamics, changes in import regulations, and currency exchange rates.

To mitigate the impact of cost fluctuations, we employ strategic inventory management practices, leveraging our industry knowledge and market intelligence to optimize our purchasing decisions. For our proprietary brand whisky packaging and distribution business, we have established long-term supply arrangements with brand partners and bottling manufacturers. We continuously explore opportunities to streamline our supply chain and logistics operations, including diversifying our supplier base for packaging materials across the Asia-Pacific region. These measures, with our existing cost management framework, help reduce operational costs and improve overall efficiency as we scale our premium whisky offerings.

Concurrently, our expansion into AI computing cloud services and infrastructure shifts our procurement profile to include highly specialized, capital-intensive technology assets, introducing critical hardware supply dependencies. Because the global supply chain for advanced computing hardware is characterized by severe capacity constraints, long manufacturing lead times, and intense procurement competition, any delivery delays, structural allocation cuts by manufacturers, or unexpected spikes in equipment pricing regarding our targeted deployment of high-performance architecture servers would directly delay the development of our Indonesian data center facilities, impair our ability to scale our cloud platform, and potentially prevent us from meeting our contractual deployment timelines under active client agreements.

Maintenance of Key Personnel

In our whisky business, our success is heavily dependent on the expertise, industry knowledge, and relationships cultivated by our key personnel. They possess valuable insights into the whisky industry, have established strong connections with suppliers and customers, and play a pivotal role in driving our strategic initiatives and growth objectives. Conversely, our expansion into AI computing cloud services and infrastructure requires attracting and retaining highly specialized technical talent.

Retaining and attracting top talent across both industries is crucial for maintaining our competitive edge. We strive to create a workplace environment that fosters professional growth, rewards performance, and provides opportunities for career advancement. Additionally, we strive to offer competitive compensation packages to motivate and retain our key personnel.

The loss of key personnel or the inability to attract and retain skilled professionals could adversely impact our operations, supplier relationships, technical deployments, and overall market position. As such, we prioritize succession planning and knowledge transfer initiatives to mitigate the risks associated with personnel changes and ensure business continuity.

Furthermore, we cultivate a strong corporate culture that promotes collaboration, innovation, and a shared passion. By fostering an engaging and inclusive work environment, we aim to enhance employee satisfaction and loyalty, contributing to the long-term retention of our valuable human capital.

Fluctuation in Interest Rates

As part of our financing strategy, we have obtained borrowings from a local bank in Taiwan. These borrowings are subject to fluctuations in interest rates, which can directly impact our financial expenses and profitability.

Rising interest rates can lead to an increase in the cost of servicing our debt, thereby reducing our net income. Conversely, a decline in interest rates can result in lower financing costs, positively impacting our profitability. Given the potential impact of interest rate fluctuations on our financial performance, we closely monitor market conditions and maintain a prudent approach to debt management.

To mitigate the risks associated with interest rate volatility, depending on the market situation, we may employ various strategies, such as negotiating fixed-rate borrowings or exploring hedging instruments like interest rate swaps. Additionally, we maintain a disciplined approach to capital allocation, ensuring that our borrowings are aligned with our operational requirements and growth objectives.

Our finance team regularly evaluates our debt portfolio, interest rate exposure, and potential refinancing opportunities to optimize our financing costs and maintain a healthy financial position. By proactively managing our interest rate risk, we aim to minimize the adverse effects of interest rate fluctuations on our results of operations and ensure long-term financial stability.

Fluctuation in Exchange Rates

As a company engaged in international trade, our operations are exposed to fluctuations in exchange rates. With customers and suppliers located in various countries, our revenue and expenses are denominated in multiple currencies.

Unfavorable movements in exchange rates can adversely impact our financial performance. For instance, an appreciation of the NTD against other currencies can make our products more expensive for international customers, potentially affecting our export sales and profitability. Conversely, a depreciation of the NTD can increase the costs of importing whisky products from our foreign suppliers, putting pressure on our gross margins.

As we expand into AI computing cloud services and infrastructure across the United States, Japan, and Southeast Asia, our anticipated future revenue and capital expenses will increasingly be denominated in several foreign currencies. This planned geographic diversification will subject our future operations to heightened foreign exchange risk.

Our finance team closely monitors currency markets and employs robust risk management practices to assess and manage our foreign exchange exposure proactively. By implementing these strategies, we aim to minimize the impact of currency fluctuations on our financial results and maintain a stable and predictable operating environment.

Competitive Landscape

The whisky trading industry is highly competitive, with numerous players offering similar products. Our ability to differentiate our offerings, maintain competitive pricing, and secure reliable suppliers will be critical to sustaining growth.

As we explore new markets, we may face challenges related to brand recognition, regulatory hurdles, and competition from established players, which could impact our revenue growth.

Simultaneously, the AI computing infrastructure and data center industry is evolving rapidly and is characterized by intense competition from established global cloud providers and specialized infrastructure operators. As we expand into AI computing cloud services and infrastructure business, our ability to secure market share depends on our capacity to deploy cutting-edge hardware efficiently, offer competitive service terms, and build brand recognition in a highly technical business-to-business ecosystem. Failure to differentiate our infrastructure capabilities or effectively navigate regulatory hurdles in new jurisdictions could materially restrict our revenue growth.

Macroeconomic Conditions

Our current results of operations are heavily influenced by global economic conditions, including inflation, recessionary pressures, and changes in consumer spending patterns. While our historical revenue is derived entirely from our traditional whisky operations, we have launched an initiative to expand into AI computing infrastructure and cloud services. Consequently, future economic downturns could simultaneously reduce consumer demand for our premium spirits and cause prospective enterprise clients to scale back, delay, or consolidate their planned investments in AI deployments, thereby adversely affecting our anticipated revenue streams.

For our existing operations, rising oil prices may adversely affect us by increasing freight and logistics costs associated with shipping our whisky products from Taiwan to customers across regions. These increased costs could lead to higher product prices, reduced consumer demand, compressed profit margins, or supply chain disruptions. Additionally, higher oil prices contribute to broader inflation, which reduces consumer disposable income and spending on premium goods.

Crucially, as we advance our plans to build out and run our AI computing infrastructure and cloud services, volatility in the petroleum market may expose our future operations to commercial electricity rate hikes driven by escalating global energy baselines and fuel adjustment surcharges. High-performance data center facilities are hyper-consumers of power. Once our AI infrastructure becomes fully operational, any oil-driven utility hikes will significantly elevate our cooling and processing costs. If we are unable to pass these heightened energy expenses through to our future infrastructure and cloud clients, our anticipated operating margins will be compressed. Any sustained increase in global oil and energy prices could therefore have a material adverse effect on our current revenue and our ability to successfully establish and operate our planned AI computing cloud services and infrastructure business.

Cybersecurity, Data Security, and Infrastructure Resilience

Our planned expansion into AI computing infrastructure and cloud services will inherently expose our future operations to severe cybersecurity threats, data breaches, and network disruptions. Once fully operational, our data centers and cloud platforms will host vast amounts of sensitive enterprise data, making them prime targets for cyber threats. A successful breach could cause critical infrastructure downtime, expose proprietary client data, and violate contractual service level agreements, triggering costly litigation. Furthermore, under the strict data protection frameworks of our planned expansion markets, such as Indonesia, any material security failure could result in heavy regulatory fines, mandatory operational suspensions, and permanent reputational damage.

Consequently, while we are actively integrating robust security protocols into our pre-operational design, any future compromise of our digital infrastructure could result in severe operational paralysis and materially disrupt our planned results of operations.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

To assess the performance of our business, we consider a variety of financial and operating measures. The key financial performance indicators we use include revenue, cost of revenue, gross profit and gross margin, general and administrative expenses, sales and distribution expenses, and income tax expenses. Our review of these indicators reveals the results of our business performance and provides timely and meaningful feedback to key operating decisions and allows our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater detail under “Results of Operations”.

Revenue

Our revenue is generated through the sale and distribution of bottled whisky products across three core business lines: raw cask whisky sales, bottled whisky sales, and proprietary brand whisky packaging and distribution business. The raw cask whisky sales involve wholesale transactions of entire whisky barrels to distributors and retailers, while the bottled whisky sales focus on finished products sold through hospitality channels and corporate clients. Our proprietary brand whisky packaging and distribution business represents a vertically integrated model where we collaborate with established distilleries to bottle and package our product offerings under brand authorization, combining their heritage with our distribution expertise.

Revenue performance directly impacts our financial results through both top-line growth and product mix effects. Management prioritizes strategic balance between volume growth and product mix, as shifts in geographic markets or product categories can significantly influence profitability. We monitor how revenue composition affects gross margins, working capital requirements, and scalability across different business models.

We evaluate revenue performance through several key metrics: geographic market penetration (domestic vs. international), product category mix (raw cask vs. bottled vs. proprietary brand whisky packaging and distribution business), and trade volume relative to revenue growth. These measurements help assess pricing power, demand elasticity, and the effectiveness of distribution strategies. Management supplements this analysis with customer acquisition costs, channel profitability, and inventory turnover ratios to optimize our commercial operations.

Cost of revenue

Our cost of revenue primarily comprises the procurement costs of whisky products held for sale, including raw casks and bottled inventory, as well as direct expenses associated with import/export duties and processing fees. These costs are inherently significant in our business model due to the premium nature of our products, which require careful sourcing, aging, and handling throughout the supply chain. The composition of these costs varies across our products, with raw cask procurement, bottling operations, and international distribution each presenting distinct cost structures.

Cost of revenue directly impacts our profitability through gross margin, serving as a key indicator of our operational efficiency and pricing power. Management actively monitors procurement strategies, supplier relationships, and logistics networks to optimize these costs while maintaining product quality. Fluctuations in raw material pricing, trade tariffs, or transportation costs can materially affect margins, making cost control a critical focus area for sustaining profitability across economic cycles.

We evaluate the cost of revenue performance through several operational lenses, such as procurement efficiency, measured by cost per unit across product categories; supply chain optimization, including lead times and import/export cost structures; and economies of scale as production volumes grow. These metrics inform strategic decisions regarding supplier diversification, inventory management, and pricing adjustments to align with our premium market positioning.

Gross profit and gross profit margin

Gross profit represents the difference between revenue and the cost of goods sold, serving as a fundamental measure of our production and distribution efficiency. Gross profit margin, calculated as gross profit divided by revenue, indicates the portion of each revenue dollar retained after accounting for direct product costs, reflecting our pricing power and cost management effectiveness.

Gross profit and margin directly impact our results of operations by determining the funds available to cover operating expenses and generate operating income. Higher gross margins provide greater flexibility to invest in growth initiatives while maintaining profitability, while margin pressure may require operational adjustments or cost optimization measures. These metrics ultimately influence our bottom-line performance and capacity for strategic reinvestment.

Management monitors gross profit and margin by product line and distribution channel, analyzing trends in input costs, production efficiencies, and pricing strategies. We evaluate margin sustainability through regular reviews of procurement practices, inventory management, and product mix optimization, ensuring alignment with our product mix strategy and long-term profitability targets.

General and administrative expenses

General and administrative expenses consist primarily of staff costs (including salaries, messing, etc.), expenses related to trademarks, lease expenses, and professional fees (including audit fees for our consolidated financial statements). These expenses affect our results of operations by reducing operating income, as they are largely fixed in nature and do not fluctuate directly with sales volume. The level of general and administrative expenses relative to revenue influences our operating margins and overall profitability, requiring careful management to ensure the efficient allocation of resources while maintaining necessary corporate functions and strategic capabilities. Management monitors and controls these costs through regular budget reviews, operational efficiency assessments, and strategic resource allocation, while ensuring we maintain the necessary corporate governance, financial reporting capabilities, and operational support required for sustainable growth.

Sales and distribution expenses

Sales and distribution expenses consist primarily of employee-related costs for sales personnel, including salaries and benefits, along with warehouse expenses directly tied to revenue generation. These costs represent the necessary investments to maintain and grow our distribution network, sales channels, and customer relationships.

Sales and distribution expenses affect our results of operations by reducing operating profit, with their efficiency directly influencing our overall profitability. As semi-variable costs, they typically scale with business expansion but can be optimized through productivity improvements. Management monitors these expenses on a regular basis, ensuring we maintain an appropriate balance between market penetration and cost discipline. The effectiveness of our sales and distribution network is evaluated based on its ability to support revenue growth while maintaining competitive cost structures.

Income tax expenses

Income tax expenses represent the corporate income tax we are required to pay to the relevant tax authorities based on our taxable income. As a Taiwan-based company, we are subject to profit tax governed by local tax laws and regulations. The expense is calculated by applying applicable tax rates to taxable income, after accounting for all allowable deductions, credits, and adjustments under the tax code.

Income tax expenses directly impact our net income and overall profitability, as they represent the final allocation of pre-tax earnings to tax obligations. The effective tax rate, which may differ from statutory rates due to available incentives and deductions, serves as our primary performance metric for tax efficiency. Management actively monitors this rate through ongoing review of tax positions, compliance with regulatory changes, and optimization of available tax planning opportunities within legal frameworks.

Results of Operations

For the years ended December 31, 2025 and 2024

The following table summarizes the results of our operations for the years ended December 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage change during such periods.

	For the years ended December 31,
	2024		2025		Variance
	US$	% of total revenue	US$	% of total revenue	Amount US$	%
Revenue	2,537,743		6,206,178		3,668,435	144.6%
Cost of revenue	(1,272,440)	50%	(4,317,501)	70%	(3,045,061)	239.3%
Gross profit	1,265,303	50%	1,888,677	30%	623,374	49.3%

Operating expenses:
– General and administrative expenses	(205,341)	8%	(959,589)	15%	(754,248)	367.3%
– Sales and distribution expenses	(45,378)	2%	(145,059)	2%	(99,681)	219.7%
Total operating expenses	(250,719)	10%	(1,104,648)	18%	(853,929)	340.6%
Income from operations	1,014,584	40%	784,029	13%	(230,555)	(22.7)%
– Interest income	127	0%	3,297	0%	3,170	2496.1%
– Interest expense	(1,741)	0%	(2,157)	0%	(416)	23.9%
– Foreign exchange gains, net	234	0%	3,747	0%	3,513	1501.3%
– Sundry income	5,009	0%	1,163	0%	(3,846)	(76.8)%
Total income before tax expense	1,018,213	40%	790,079	13%	(228,134)	(22.4)%
– Income tax expenses	(238,935)	9%	(180,697)	3%	58,238	(24.4)%
Net income	779,278	31%	609,382	10%	(169,896)	(21.8)%

Revenue

	Raw cask whisky sales	Bottled whisky sales	Proprietary brand whisky packaging and distribution	Total
	US$	US$	US$	US$
For the year ended December 31, 2024
– Taiwan sales
– Third parties	901,505	1,325,898	—	2,227,403
– Related parties	—	229,412	—	229,412
– International sales
– China (related parties)	—	80,928	—	80,928
	901,505	1,636,238	—	2,537,743

For the year ended December 31, 2025
– Taiwan sales
– Third parties	—	1,377,427	497,514	1,874,941
– Related parties	—	13,768	89,498	103,266
– International sales
– China (third parties)	—	—	167,988	167,988
– Hong Kong (third parties)	—	2,940,740	88,462	3,029,202
– Macau (third parties)	—	32,638	—	32,638
– Canada (third parties)	—	183,933	—	183,933
– Japan (third parties)	—	814,210	—	814,210
	—	5,362,716	843,462	6,206,178

We generated revenue of US$6,206,178 for the year ended December 31, 2025, marking a significant increase of 145% from US$2,537,743 for the year ended December 31, 2024. This growth was driven by expanded sales volumes, successful penetration into new international markets, and the introduction of our proprietary brand whisky packaging and distribution business.

Our primary revenue driver historically has been the market in Taiwan, which accounted for 97% of total revenue for the year ended December 31, 2024. For the year ended December 31, 2025, Taiwan sales represented 32% of total revenue, reflecting our successful expansion into international markets during the year. International sales expanded significantly, representing 68% of total revenue for the year ended December 31, 2025, compared to 3% for the year ended December 31, 2024. Hong Kong emerged as our largest market, contributing 49% of total revenue, followed by Japan with 13% of total revenue. Other international markets included Canada with 3% of total revenue, China with 3% of total revenue, and Macau with less than 1% of total revenue. The substantial increase in international sales was primarily driven by new distribution relationships established in Hong Kong and Japan during 2025, reflecting our successful execution of geographic expansion strategies.

A significant change occurred in our revenue composition by business areas. For the year ended December 31, 2025, bottled whisky sales represented 86% of total revenue, compared to 64% for the year ended December 31, 2024. Our proprietary brand whisky packaging and distribution business, which was introduced during 2025, represented 14% of total revenue. Raw cask whisky sales, which accounted for 36% of total revenue in 2024, represented 0% of total revenue for the year ended December 31, 2025. The absence of raw cask sales during the year was primarily attributable to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable. The introduction of our proprietary brand packaging and distribution business reflected our strategic shift toward higher-margin value-added services. Our focus on expanding bottled whisky offerings and strengthening our brand presence in key markets contributed significantly to revenue growth. Additionally, changing consumer preferences and growing demand for premium bottled whisky products in international markets have created favorable conditions for this strategic focus. The growth in bottled whisky sales and the introduction of proprietary brand services have allowed us to capture higher margins and forge stronger connections with our customers across a broader geographic footprint.

For the year ended December 31, 2025, we continued to implement selective pricing strategies across our product portfolio. Our whisky products are available across a wide range of price points, catering to diverse customer preferences and market demands. For the year ended December 31, 2025, selling prices ranged from US$26 to US$92,135, consistent with the prior year’s range. This diverse portfolio includes both entry-level and premium offerings. The lower end of the price range, starting at US$26, represents our more accessible varieties, appealing to a broader consumer base seeking quality at reasonable prices. In contrast, the higher end, reaching up to US$92,135, encompasses our most exclusive offerings, targeting discerning collectors and connoisseurs.

The substantial increase in revenue reflects our successful geographic expansion efforts, improved market penetration, and the introduction of new business lines, supported by favorable market conditions and increased demand for whisky products across multiple international markets.

In addition to our revenue performance, we closely monitor our trade volume, which represents the number of bottles and raw cask whisky sold during a given period. Trade volume is a key metric that provides insights into the demand for our products and the effectiveness of our sales and distribution strategies.

For the year ended December 31, 2025, our total trade volume was 30,137 bottles, compared to 44,095 bottles for the year ended December 31, 2024. The decrease in trade volume from 2024 to 2025, despite significant revenue growth of 145%, reflects a strategic shift in our product mix toward higher-value offerings and the introduction of our proprietary brand whisky packaging and distribution business, which generates revenue through value-added services rather than bottle volume.

While our trade volume decreased by approximately 32% for the year ended December 31, 2025 compared to the prior year, our revenue growth substantially outpaced this volume decline. This disparity can be attributed to two primary factors. First, we continued to focus on offering more premium and higher-priced bottled whisky products, catering to the growing demand for luxury and artisanal spirits, which resulted in a higher average selling price per bottle. Second, the introduction of our proprietary brand whisky packaging and distribution business contributed US$843,462 in revenue during 2025. Additionally, we maintained targeted pricing strategies to optimize our revenue and profitability, which contributed to the higher revenue growth relative to trade volume.

The decrease in raw cask sales volume also contributed to the overall decline in trade volume, as wedid not generate revenue from the sale of raw casks. This was primarily due to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable

For the year ended December 31, 2025, we made significant strides in strengthening our market presence and expanding into new international markets. We successfully established distribution channels in Hong Kong, Japan, Canada, and Macau, allowing our products to reach a broader consumer base across multiple regions. We continued to introduce new whisky varieties and limited editions, catering to evolving consumer preferences and trends. This diversification strategy allowed us to capture a broader customer base and meet the growing demand for unique and premium whisky experiences across our expanded geographic footprint.

By combining improved market penetration with targeted geographic expansion efforts and the introduction of value-added services, we were able to capitalize on the growing demand for whisky products, driving significant revenue growth and solidifying our position as a prominent player in the industry, even as trade volume moderated in favor of higher-value offerings.

Cost of revenue

	For the years ended December 31,
	2024	2025
	US$	US$
Raw cask whisky sales	392,226	—
Bottled whisky sales	880,214	3,970,207
Proprietary brand whisky packaging and distribution business	—	347,294
	1,272,440	4,317,501

Our cost of revenue increased to US$4,317,501 for the year ended December 31, 2025, compared to US$1,272,440 for the year ended December 31, 2024, representing a 239% increase. This growth corresponded with total revenue growth of 145%, from US$2,537,743 in 2024 to US$6,206,178 in 2025. Cost of revenue as a percentage of sales increased from 50% in 2024 to 70% in 2025, reflecting changes in revenue composition and cost structure during the year.

For the year ended December 31, 2025, cost of revenue consisted of US$3,970,207 attributable to bottled whisky sales and US$347,294 attributable to our proprietary brand whisky packaging and distribution business. For the year ended December 31, 2024, cost of revenue consisted of US$880,214 attributable to bottled whisky sales and US$392,226 attributable to raw cask whisky sales.

For the bottled whisky sales, cost of revenue as a percentage of revenue generated from that business area was 74% for the year ended December 31, 2025, compared to 54% for the year ended December 31, 2024. This increase reflected shifts in product mix toward different bottled whisky varieties, increased procurement costs in certain supply categories, and the expansion of sales volumes across international markets, which initially carried higher per-unit logistics costs as new distribution channels were established.

There was no cost of revenue attributable to raw cask whisky sales for the year ended December 31, 2025, compared to US$392,226 for the year ended December 31, 2024. The absence of raw cask sales during the year was primarily attributable to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

For the proprietary brand whisky packaging and distribution business, which was introduced during 2025, cost of revenue represented 42% of revenue from that business area for the year ended December 31, 2025. This reflected the cost structure of our value-added services, including brand-authorized bottling, packaging, and sales, which leverage our operational expertise and established relationships within the industry.

At the consolidated level, the increase in cost of revenue as a percentage of sales from 50% in 2024 to 70% in 2025 was primarily attributable to significant changes in revenue mix. The proportion of bottled whisky sales increased from 64% of total revenue in 2024 to 86% in 2025, while raw cask whisky sales, which carried a cost structure of approximately 43% of revenue from that business area in 2024, were absent during the year. Additionally, the expansion into new international markets during 2025 involved higher initial logistics and distribution costs as we established new supply chain relationships and distribution channels. These factors contributed to the higher cost ratio compared to the prior year, partially offset by the introduction of our proprietary brand packaging and distribution business with its 42% cost structure.

Despite the increase in cost of revenue as a percentage of sales, we continue to benefit from strategic supplier relationships and operational efficiencies that support our ability to meet growing customer demand across an expanded geographic footprint. Management remains focused on optimizing product mix, evaluating procurement strategies, streamlining international logistics as volumes mature, and identifying cost-saving opportunities to improve our cost structure in future periods.

Gross profit and gross margin

	For the financial years ended December 31,
	2024		2025
	GP (US$)	GP (%)	GP (US$)	GP (%)
Raw cask whisky sales	509,279	56%	—	—
Bottled whisky sales	756,024	46%	1,392,509	26%
Proprietary brand whisky packaging and distribution business	—	—	496,168	59%
	1,265,303	50%	1,888,677	30%

Our gross profit for the year ended December 31, 2025 increased to US$1,888,677, compared to US$1,265,303 for the year ended December 31, 2024, representing a 49% increase. This growth was driven by expanded sales volumes and the introduction of our proprietary brand whisky packaging and distribution business, partially offset by a shift in gross margin from 50% for the year ended December 31, 2024 to 30% for the year ended December 31, 2025.

The revenue mix shifted significantly year-over-year, with international sales representing 68% of total revenue for the year ended December 31, 2025 compared to 3% for the year ended December 31, 2024, while domestic sales accounted for 32% for the year ended December 31, 2025 versus 97% for the year ended December 31, 2024. This shift reflected our successful geographic expansion into new international markets, particularly Hong Kong and Japan, which contributed substantially to revenue growth but initially carried different margin profiles as new distribution channels were established.

For our bottled whisky sales, gross profit increased to US$1,392,509 for the year ended December 31, 2025, compared to US$756,024 for the year ended December 31, 2024, representing an 86% increase. Gross margin for this business area was 26% for the year ended December 31, 2025, compared to 46% for the year ended December 31, 2024. The margin compression reflected shifts in product mix toward different bottled whisky varieties, increased procurement costs in certain supply categories, and the expansion of sales volumes across international markets, which initially carried higher per-unit logistics costs as new distribution channels were established. Despite the margin decline, the bottled whisky sales achieved significant absolute gross profit growth driven by higher sales volumes.

There was no gross profit attributable to raw cask whisky sales for the year ended December 31, 2025, compared to US$509,279 for the year ended December 31, 2024, which represented a gross margin of 56%. The absence of raw cask sales during the year was primarily attributable to the absence of suitable commercial opportunities during the period, rather than a formal discontinuation of this business area. We intend to continue evaluating potential opportunities relating to raw casks and may pursue such opportunities if and when they arise and are considered commercially viable.

For our proprietary brand whisky packaging and distribution business, which was introduced during 2025, gross profit amounted to US$496,168 for the year ended December 31, 2025, representing a gross margin of 59%. This strong performance reflected the higher-margin nature of our value-added services, including brand-authorized bottling, packaging, and sales, which leverage our operational expertise and established relationships within the industry.

The gross margin compression at the consolidated level from 50% in 2024 to 30% in 2025 was primarily attributable to significant changes in revenue mix. The proportion of bottled whisky sales increased from 64% of total revenue in 2024 to 86% in 2025, while raw cask whisky sales, which carried a gross margin of 56% in 2024, were absent during the year. Additionally, the expansion into new international markets during 2025 involved higher initial logistics and distribution costs as we established new supply chain relationships and distribution channels. These factors contributed to the lower consolidated gross margin compared to the year ended December 31, 2024, partially offset by the introduction of our proprietary brand packaging and distribution business with its strong 59% gross margin.

Despite the decline in consolidated gross margin, we achieved significant absolute gross profit growth of 49%, demonstrating our ability to scale operations and generate increased profitability. The introduction of our proprietary brand packaging and distribution business, with its 59% gross margin, represents a strategic move toward higher-margin value-added services that we expect will contribute increasingly to our profitability as this business line grows.

Through a combination of geographic expansion, strategic product mix adjustments, and the introduction of new business lines, we continue to demonstrate our commitment to operational excellence and long-term profitability. Management remains focused on optimizing product mix, streamlining international logistics as volumes mature, and growing our higher-margin proprietary brand services to improve gross margin performance in future periods.

General and administrative expenses

	For the years ended December 31,
	2024	2025
	US$	US$
General and administrative expenses
– Professional fees	85,687	357,329
– Staff costs	40,367	204,190
– Trademark	30,365	—
– Lease expenses	15,268	104,249
– Insurance	7,296	78,473
– Others	26,358	215,348
	205,341	959,589

For the year ended December 31, 2025, general and administrative expenses increased to US$959,589, representing a 367% increase from US$205,341 for the year ended December 31, 2024. As a percentage of revenue, these expenses rose from 8% for the year ended December 31, 2024 to 15% for the year ended December 31, 2025, reflecting continued strategic investments in organizational infrastructure, public company readiness, and expanded operations to support our geographic expansion and new business initiatives.

The significant increase was primarily attributable to higher professional fees, which rose to US$357,329 for the year ended December 31, 2025 compared to US$85,687 for the year ended December 31, 2024. These costs were associated with ongoing IPO preparation, including comprehensive audit, legal, and advisory services, as well as professional fees related to the evaluation of new business opportunities.

Staff costs increased substantially to US$204,190 for the year ended December 31, 2025, compared to US$40,367 for the prior year, reflecting key leadership hires and expanded administrative personnel to support our growing business operations, increased international activities, and enhanced corporate governance framework.

Lease expenses rose to US$104,249 for the year ended December 31, 2025, compared to US$15,268 for the prior year, primarily due to expanded office and operational facilities to accommodate our growing team and business activities. Insurance expenses increased to US$78,473 for the year ended December 31, 2025, compared to US$7,296 for the prior year, reflecting enhanced coverage associated with our expanded operations and public company preparedness.

Other expenses increased from US$26,358 in 2024 to US$215,348 in 2025. This increase was primarily driven by (i) higher marketing and promotion costs to support the launch of our proprietary brand and expansion into new international markets; (ii) increased entertainment and travel expenses for business development activities, including meetings with potential distributors, partners, and customers across target regions; and (iii) other administrative costs associated with our expanded operations and public company infrastructure.

While these expenditures temporarily increased our operating cost ratio, they were essential to establish the financial and operational foundation required to support our long-term growth objectives, including our geographic expansion into new international markets, the introduction of our proprietary brand whisky packaging and distribution business, and the evaluation of potential strategic diversification opportunities. The higher costs reflect our transition to a more scalable organizational structure capable of supporting our expanding operations, increased market presence, and future growth initiatives.

Sales and distribution expenses

Sales and distribution expenses increased to US$145,059 for the year ended December 31, 2025, compared to US$45,378 for the year ended December 31, 2024, representing a 220% increase. The majority of sales and distribution expenses consist of salaries for sales personnel and warehouse staff, reflecting our commitment to maintaining a skilled workforce to support business operations and customer relationships. The increase was primarily driven by expanded headcount to support our geographic expansion into new international markets, including Hong Kong and Japan, as well as higher distribution-related costs associated with increased sales volumes and new logistics channels.

As a percentage of total revenue, sales and distribution expenses accounted for approximately 2% for the year ended December 31, 2025, consistent with 2% for the year ended December 31, 2024. This stable percentage, despite significant revenue growth of 145%, reflects our continued strategic approach to sales and marketing, which emphasizes targeted efforts and efficient utilization of resources while supporting expanded trade volume and revenue growth across a broader geographic footprint.

Our sales strategy has been focused on cultivating long-term relationships with key corporate customers and industry partners, leveraging our brand reputation and quality products. We have continued to invest in building a skilled sales team with deep industry knowledge and strong relationships within our target markets, both in Taiwan and internationally. The increase in absolute expenses for the year ended December 31, 2025 corresponds with expanded business activities, new market entry costs, and the associated personnel required to support our operational growth and customer service commitments.

As our international operations mature and sales volumes in newer markets stabilize, we expect sales and distribution expenses to grow at a more moderate pace, further improving operating leverage over time.

Income from Operations

Income from operations was US$784,029 for the year ended December 31, 2025, compared to US$1,014,584 for the year ended December 31, 2024, representing a 23% decrease. This decline in operating income, despite significant revenue growth of 145%, reflects the impact of changes in revenue mix, increased cost of revenue as a percentage of sales, and higher operating expenses associated with our geographic expansion, strategic initiatives, and continued investments in organizational infrastructure.

Our revenue for the year ended December 31, 2025 reached US$6,206,178, representing a significant increase of 145% compared to the year ended December 31, 2024. However, our gross profit margin decreased from 50% for the year ended December 31, 2024 to 30% for the year ended December 31, 2025, primarily attributable to shifts in revenue mix toward bottled whisky sales, the temporary absence of higher-margin raw cask whisky sales, and higher initial logistics costs associated with entering new international markets.

Additionally, operating expenses increased substantially during the year. General and administrative expenses rose to US$959,589 for the year ended December 31, 2025, compared to US$205,341 for the year ended December 31, 2024, reflecting increased professional fees associated with IPO preparation, staff costs for key leadership hires, and expenses related to the evaluation of new business opportunities. Sales and distribution expenses increased to US$145,059 for the year ended December 31, 2025, compared to US$45,378 for the prior year, driven by expanded headcount and distribution costs to support our geographic expansion into new international markets.

The combination of lower gross margin and increased operating expenses contributed to the decrease in income from operations for the year ended December 31, 2025, despite robust revenue growth. While operating income declined in absolute terms, we remain focused on optimizing our product mix, streamlining international logistics as volumes mature, and growing our higher-margin proprietary brand packaging and distribution business to improve operating performance in future periods. The investments made during 2025 in organizational infrastructure, geographic expansion, and strategic initiatives position us for long-term growth and operational leverage as these initiatives mature.

Income tax expenses

Our income tax expense for the years ended December 31, 2025 and 2024 were US$180,697 and US$238,935, respectively. The decrease in income tax expense for the year ended December 31, 2025 was primarily attributable to changes in the composition of taxable income, including the impact of non-deductible expenses and other tax adjustments.

As a company operating in Taiwan, our income tax obligations are governed by the local tax authorities and regulations. We are subject to income tax only in Taiwan, where our business operations are based.

Net Income

We reported net income of US$609,382 for the year ended December 31, 2025, compared to US$779,278 for the year ended December 31, 2024, representing a 22% decrease.

The decline in net income, despite revenue growth of 145% to US$6,206,178, was primarily attributable to changes in revenue mix that resulted in lower gross margin, which decreased from 50% in 2024 to 30% in 2025, coupled with significant increases in operating expenses. General and administrative expenses rose to US$959,589 for the year ended December 31, 2025, compared to US$205,341 for the prior year, reflecting increased professional fees associated with IPO preparation, staff costs for key leadership hires, and expenses related to the evaluation of new business opportunities. Sales and distribution expenses also increased to US$145,059 for the year ended December 31, 2025, compared to US$45,378 for the prior year, driven by expanded headcount and distribution costs to support our geographic expansion into new international markets.

These factors were partially offset by a decrease in income tax expense, which amounted to US$180,697 for the year ended December 31, 2025, compared to US$238,935 for the year ended December 31, 2024.

While net income declined in absolute terms during 2025, the investments made during the year in organizational infrastructure, geographic expansion, and strategic initiatives position us for long-term growth and improved profitability as these initiatives mature and as we continue to optimize our product mix and cost structure.

cash flows

Our cash flow is primarily derived from our operating, investing, and financing activities.

For the year ended December 31, 2025, net cash used in operating activities was US$7,498,413, compared to US$236,837 for the year ended December 31, 2024. The significant increase in cash outflows from operations was primarily attributable to substantial growth in accounts receivables and prepayments and other receivables, reflecting expanded operational activity and advance payments made in connection with the evaluation of new business opportunities and supply chain expansion. These movements were partially offset by net income of US$609,382 and non-cash adjustments including depreciation and amortization.

For the year ended December 31, 2024, net cash used in operating activities was US$236,837. This negative operating cash flow was primarily attributable to the nature of our whisky trading business, which requires us to maintain significant inventory levels to meet customer demand and support the aging process of our whisky products. These cash outflows reflect our continued investment in the business as we pursue long-term growth and success.

There were no investing cash flows for the years ended December 31, 2025 and 2024.

For the year ended December 31, 2025, net cash provided by financing activities was US$23,325,813, a significant increase from US$191,786 provided for the year ended December 31, 2024. This substantial inflow was driven by proceeds from new borrowings of US$12,470,000 and proceeds from the issuance of shares totaling US$8,259,816. The share issuance proceeds included an initial capital contribution of US$1,000 from Controlling Shareholders, a subsequent issuance on May 28, 2025, amounting to US$1,085,760, and US$7,173,056 generated from the initial public offering (IPO). These inflows were partially offset by repayments to related parties and finance lease obligations.

For the year ended December 31, 2024, net cash provided by financing activities was US$191,786, primarily resulting from proceeds received from a related party to support our working capital needs and ongoing operations.

It is important to note that our cash flows from financing activities were impacted by offering costs incurred in connection with IPOs. For the year ended December 31, 2025, we incurred deferred IPO costs of US$760,361. For the year ended December 31, 2024, we incurred offering costs of US$150,151 related to IPOs. These offering costs reduced the net cash inflows from financing activities during each respective period.

We have established robust liquidity management processes, including cash flow forecasting, working capital optimization, and proactive inventory management strategies. These measures ensure that we maintain sufficient liquidity to meet our obligations as they come due. We are currently evaluating our business strategy, including potential adjustments to our product mix, pricing strategies, and market focus, to enhance profitability and access strategic diversification opportunities.

Please refer to the statements of cash flows in our audited financial statements for further details on our cash flow movements during the reporting periods.

	2024	2025
	US$	US$
Cash flows provided by (used in):
– Operating activities	(236,837)	(7,498,413)
– Investing activity	—	—
– Financing activities	191,786	23,325,813
Net (decrease) increase in cash	(45,051)	15,827,400

liquidity and capital resources

As of December 31, 2025, the Company’s cash and cash equivalents totaled US$15,824,906, a substantial increase from US$54,752 at the end of 2024. This growth reflects the impact of significant financing activities during the year, which have substantially strengthened the Company’s liquidity position and provided financial flexibility to support strategic initiatives and operational expansion.

Working capital improved considerably to US$9,678,590 as of December 31, 2025, compared to US$1,745,572 at December 31, 2024, driven primarily by increased cash reserves and current assets.

For the year ended December 31, 2025, net cash used in operating activities was US$7,498,413, a significant change from net cash used of US$236,837 in the prior year. The outflow was primarily attributable to increases in accounts receivable and prepayments and other receivables, reflecting higher operational activity and investments in advance payments related to the Company’s evaluation of new business opportunities and supply chain expansion. These movements were partially offset by net income of US$609,382 and non-cash adjustments including depreciation and amortization.

Net cash provided by financing activities for the year ended December 31, 2025 totaled US$23,325,813, compared to US$191,786 used in financing activities during 2024. This increase was driven by proceeds from new borrowings of US$12,470,000 and the issuance of shares totaling US$8,259,816. The share issuance proceeds included an initial capital contribution of US$1,000 from Controlling Shareholders, a subsequent issuance on May 28, 2025, amounting to US$1,085,760, and US$7,173,056 generated from the initial public offering (IPO). These inflows were partially offset by repayments to related parties and finance lease obligations.

Recent Developments Affecting Liquidity and Capital Resources

Subsequent to the fiscal year ended December 31, 2025, we entered into various operating, investing and financing arrangements, certain of which were outside the ordinary course of our historical operations and are related to our planned expansion into AI computing infrastructure. The AI computing infrastructure initiative focuses on the procurement of high-performance computing resources and the development of data center facilities in the United States, Japan, and Southeast Asia. These arrangements have affected, and are expected to continue to affect, our liquidity, capital resources, cash requirements and planned strategic initiatives. Certain arrangements described below remain preliminary, non-binding or subject to the finalization of definitive terms. Accordingly, except to the extent that definitive agreements have been executed or deposits have been paid, there can be no assurance that such arrangements will be completed on the terms currently contemplated, or at all.

Operating activities:

In January 2026, we entered into a non-binding framework letter of intent with a supplier in respect of the potential lease of servers configured with NVIDIA B300 / Blackwell Ultra GPU systems. The estimated potential transaction amount under the contemplated arrangement is approximately US$120.0 million, subject to the negotiation and execution of a definitive lease agreement. We have paid a deposit of US$3,500,000, which is refundable under specified conditions and, upon execution of a definitive lease agreement, is expected to be applied against future rental payments. As of the date of this prospectus, no definitive lease agreement has been entered into and no additional amounts have been paid in connection with this arrangement.

To secure IT load capacity for our AI computing infrastructure initiative, we paid a refundable deposit of US$1,650,000 in March 2026 to a data center supplier via our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia. This preliminary commercial arrangement remains subject to further mutual confirmation and the finalization of definitive terms. The US$1,650,000 refundable deposit is expected to be converted into a service deposit upon final agreement of the relevant business terms; otherwise, it will remain refundable in accordance with the applicable arrangement. As of the date of this prospectus, no additional amounts have been paid in connection with this arrangement.

In April 2026, we entered into two independent power purchase agreements with an Indonesian state-owned power enterprise via PT. AGCC AITECH Indonesia, to secure power supply for facilities expected to support our AI computing infrastructure initiative in Indonesia. Subsequently, on June 11, 2026, AGCC Indonesia entered into additional power purchase agreements with the same power enterprise. Together with the previous arrangements, these latest agreements establish a dual-feed power supply configuration for the planned data center, with each feed rated at 55,400 kVA, to support a staged development targeting an approximately 40MW IT load requirement. In connection with these combined arrangements, AGCC Indonesia has agreed to pay an aggregate connection fee of approximately IDR69.9 billion (approximately US$4,000,000), alongside required customer guarantee deposits, ongoing variable electricity charges, and other customary charges. These agreements are non-fixed-price contracts under which electricity tariffs will fluctuate in accordance with actual usage, minimum payment requirements, and Indonesian government energy policies. As of the date of this prospectus, AGCC Indonesia paid initial connection fees of IDR35.0 billion (approximately US$2,000,000) and refundable deposits of IDR11.1 billion (approximately US$620,527). The contracted power capacity is expected to be commissioned in phases pursuant to the terms of the power purchase agreements, and the Company is subject to minimum billing charges based on contracted thresholds.

In May 2026, we entered into a material AI computing technology services agreement with a customer via our wholly-owned subsidiary, AGCC Singapore Pte. Ltd. The maximum potential contract value is estimated to be up to US$374.4 million, exclusive of applicable taxes, over the five-year contract term, subject to the satisfaction of specified performance obligations, service-level requirements and other contractual conditions. Revenue under this agreement will be recognized only when the applicable services are rendered and the relevant performance obligations are satisfied in accordance with the terms of the agreement and applicable accounting standards. As of the date of this prospectus, no amounts have been received from the customer.

The commercial arrangements described above may require substantial additional cash outflows if the AI Computing Infrastructure Initiative proceeds as currently contemplated. Our ability to implement the initiative will depend on, among other things, the finalization of definitive agreements, the availability of high-performance computing equipment, construction and commissioning schedules, regulatory and utility approvals, customer demand, and our ability to obtain additional financing on acceptable terms.

Capital and Financing activities:

In March 2026, we paid a non-refundable deposit of US$3,000,000 and a fee of US$500,000 via our wholly-owned subsidiary, AGCC America Co., Ltd, in connection with an exclusive marketing, leasing and purchase option arrangement for premises in the United States. As of the date of this prospectus, the arrangement remains subject to further mutual confirmation and the finalization of definitive terms. The deposit may be applied against the purchase price if we exercise the purchase option and the property transfer is consummated. As of the date of this prospectus, no additional amounts have been paid in connection with this arrangement.

On March 24, 2026, we completed the acquisition of NX Data Co., Ltd. (Thailand) for zero consideration, pursuant to which NX Data became our indirect wholly-owned subsidiary. The results of operations and financial position of NX Data will be consolidated into our financial statements from the acquisition date.

On March 27, 2026, we completed the PIPE Financing, pursuant to which we issued 2,910,000 Class A ordinary shares at US$5.00 per share for aggregate gross proceeds of US$14,550,000, before deducting any applicable fees and expenses. The proceeds from the PIPE Financing are intended to be used for AI data center development in the United States, Japan and Southeast Asia. On May 20, 2026, we issued and allotted 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd. for an aggregate consideration of US$200.

On April 17, 2026, we entered into a Deed of Assignment and Set-Off with a third-party borrower and three lenders who are former shareholders. Pursuant to the deed, we assigned a loan receivable of US$12,000,000 to the three lenders in settlement of an equivalent amount of our outstanding borrowings. As the transaction involved the assignment of a financial asset in exchange for the extinguishment of debt, it constituted a non-cash financing activity and did not result in any cash inflow or cash outflow.

In April 2026, we enhanced our working capital through two new short-term loan facilities with independent third parties. These facilities consisted of an interest-free loan of US$3,500,000 entered into on April 1, 2026 (which was initially interest-free and subsequently amended on June 10, 2026, to extend the maturity date to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026) and a loan of US$6,500,000 bearing interest at 3% per annum entered into on April 22, 2026 (of which US$2,500,000 was repaid on May 12, 2026, and which was subsequently amended on June 10, 2026, to extend the maturity to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026). The proceeds from these facilities are intended to be used for our AI computing infrastructure initiative and general corporate purposes.

To complement our high-performance hardware investments, in May 2026, we entered into a binding land sale and purchase agreement via PT. AGCC AITECH Indonesia to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13,400,000. As of the date of this prospectus, we have paid IDR75.1 billion or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction. No additional amounts have been paid in connection with this arrangement and title has not yet transferred as of the date of this prospectus. We intend to utilize the land for data center infrastructure. Please refer to “Commitments and Contingencies” below for the commitment related to the unpaid purchase price thereof.

As of the date of this prospectus, our working capital was approximately US$15.71 million, and our cash and cash equivalents were approximately US$6.26 million. We continue to generate revenue and operating cash flows from our established whisky import and distribution business, and we maintain disciplined cash-flow forecasting, working-capital and inventory-management processes. Based on our current cash position, our existing financing arrangements, our expected cash flows from operations and the discretionary and scalable nature of our planned capital expenditures, we expect that we have sufficient working capital to fund our operations and to meet our obligations in the ordinary course of business for at least the next twelve months.

Our planned AI computing infrastructure initiative is a strategic and discretionary undertaking that we intend to implement in phases and to scale in line with available funding, customer demand and the execution of definitive agreements. As described herein, a number of the related arrangements remain non-binding, preliminary or subject to the finalization of definitive terms, and certain deposits that we have paid are refundable in accordance with their terms. Accordingly, we retain discretion to defer, to reduce the scope of, or not to proceed with elements of the initiative, and we are not obligated to commit capital under those arrangements that have not become binding. Our principal contractual cash commitments over the next twelve months consist of the remaining purchase price of approximately US$9,192,952 under our binding Indonesia land acquisition agreement, the repayment of approximately US$8.00 million of short-term loans, and connection fees and minimum-billing obligations under our Indonesia power purchase agreements. The maturities of our short-term loan facilities have been extended by the relevant lenders on two prior occasions, and we expect to repay, extend or refinance these facilities on or before their respective maturities.

We intend to fund the full implementation of our AI computing infrastructure initiative, including the satisfaction of our remaining land-acquisition commitment and the procurement and expansion of high-performance computing capacity, primarily from the net proceeds of this offering, supplemented as appropriate by cash flows from operations, customer prepayments and additional equity or debt financing. The full implementation of the initiative as currently contemplated will require capital in excess of our existing resources, and we therefore expect that we will require the net proceeds of this offering, or alternative sources of financing, to implement the initiative in full and on the currently contemplated timetable. If we do not complete this offering, or if we are unable to obtain alternative financing on acceptable terms, we expect that our existing cash resources and operating cash flows would nonetheless be sufficient to fund our ordinary-course operating requirements for at least the next twelve months; in that event, we would defer, reduce the scope of, or decline to proceed with the discretionary elements of the AI computing infrastructure initiative, and we would seek to extend or refinance our short-term loan facilities and to restructure or defer payments under our land-acquisition commitment, in each case in order to align our cash requirements with our available resources. There can be no assurance that additional financing will be available to us on acceptable terms, or at all, or that our lenders or counterparties will agree to any extension, refinancing, restructuring or deferral. See “Risk Factors.”

commitments and contingencies

Other than as disclosed in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, subsequent to December 31, 2025, we and our local subsidiaries entered into several operating lease arrangements, including a one-year Taiwan carpark lease, a one-year Indonesia office lease, a one-year Japan premises lease, a one-year Thailand premises lease, a 22-month Hong Kong premises lease, a three-year Hong Kong office lease, and a five-year Taiwan office lease. These leases are ordinary course commitments required to support our ongoing operations. The related lease payments are not individually material and are expected to be funded from operating cash flows. As of the date of this prospectus, the remaining lease payments under these arrangements are US$447,335 payable within one year, and US$419,572 payable after one year.

In April and June, 2026, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, entered into the power purchase agreements described above in connection with our planned data center project in Indonesia. The actual amount and timing of the related cash requirements will depend on the commissioning schedule, applicable electricity tariffs and actual utilization of the contracted capacity.

In May 2026, PT. AGCC AITECH Indonesia entered into a binding land sale and purchase agreement to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13,400,000. As of the date of this prospectus, the remaining unpaid purchase price of approximately IDR164.9 billion (approximately US$9,192,952) represents our outstanding commitment under this land acquisition agreement.

In the ordinary course of business, we may be subject to legal proceedings regarding contractual relationships and a variety of liabilities. When a loss is assessed to be probable, and the amount of the loss is reasonably estimable, appropriate provisions are made in accordance with applicable accounting standards. As of December 31, 2024 and December 31, 2025 and through the date of this prospectus, we are not aware of any pending or threatened claims and litigation that could have a material impact on our financial position or results of operations.

We actively monitor and manage our commitments and contingencies to mitigate potential risks and liabilities. We maintain appropriate accounting policies and procedures to ensure that all significant commitments and contingencies are properly recognized, measured, and disclosed in our consolidated financial statements and related disclosures.

seasonality

While our whisky products enjoy consistent demand from a dedicated customer base of collectors, connoisseurs, and enthusiasts, we recognize that the broader whisky market experiences seasonal fluctuations. Historically, the industry sees heightened demand during the holiday season, particularly in November and December, driven by increased social gatherings, gift-giving, and celebratory consumption. Additionally, the summer months, typically June through August, may also see elevated sales due to outdoor events and social occasions where whisky is a popular choice.

Although we benefit from a stable core demand for premium whisky, these seasonal trends can influence our quarterly sales and operating results. As a result, our financial performance may vary from quarter to quarter, and the results of any single period may not be indicative of full-year performance. Should sales during these key seasonal periods fall below historical trends, our annual revenues and earnings could be adversely affected.

To mitigate the impact of seasonality, we employ strategic inventory management, marketing initiatives, and distribution planning to align with peak demand periods while maintaining sufficient supply to serve our year-round customer base. Nevertheless, fluctuations in consumer behavior, macroeconomic conditions, or other external factors could amplify or disrupt these seasonal patterns, potentially affecting our financial results.

tREND INFORMATION

Other than as described elsewhere in this prospectus, including in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information to not necessarily be indicative of future operating results or financial condition.

inflation

Our business operations and financial results can be influenced by inflationary pressures, which can impact various aspects of our cost structure and profitability. Inflation can lead to higher prices for raw materials, energy, transportation, and labor, potentially increasing our overall operating costs.

For the years ended December 31, 2024 and 2025, Taiwan experienced inflation rates of 2.2% and 1.7%, respectively, as measured by the Consumer Price Index (CPI). These inflationary pressures manifested in the form of higher prices for raw materials, energy, transportation, and labor, potentially increasing our overall operating costs. We experienced inflationary pressures on certain key input costs, including procurement costs of our whisky products and labor costs. These inflationary pressures resulted in an increase in our overall cost of goods sold and operating expenses.

We continuously review our operational processes and supply chain to identify opportunities for cost savings and efficiency improvements, helping offset the impact of rising input costs.

While inflationary pressures can have an adverse impact on our profitability, we remain committed to implementing proactive measures to manage these challenges effectively.

Market risks

Currency risk

As a company engaged in international trade, our operations are exposed to fluctuations in exchange rates. With customers and suppliers located in various countries, our revenue and expenses are denominated in multiple currencies. Fluctuations in exchange rates can have a direct impact on our reported financial results, cash flows, and overall profitability.

In addition to the transactional currency risks arising from our international trade operations, we are also exposed to translation risks due to the differences between our reporting currency, i.e. the U.S. dollar (USD), functional currency, i.e. New Taiwan dollar (NTD), and the currencies in which our transactions are denominated. While our functional currency is the NTD, which is the currency of the primary economic environment in which we operate, our consolidated financial statements are presented in USD for reporting purposes. Fluctuations in the exchange rate between the NTD and the USD can impact the translation of our financial results, leading to potential gains or losses on translation. These translation effects can influence our reported financial performance and position, even in the absence of any underlying changes in our operating results or cash flows denominated in NTD.

As we expand into AI computing cloud services and infrastructure across the United States, Japan, and Southeast Asia, our anticipated future revenue and capital expenses will increasingly be denominated in several foreign currencies. This planned geographic diversification will subject our future operations to heightened foreign currency risk.

While we continue to monitor and evaluate our exposure to foreign currency risk, as of the date of this prospectus, we have not implemented any formal hedging policy or entered into any derivative instruments to mitigate such risk. We may consider adopting appropriate risk management strategies in the future as our business operations and exposure to foreign exchange fluctuations evolve.

Concentration and credit risks

Financial instruments that potentially expose us to concentration of credit risk consist primarily of account receivables. We conduct credit evaluations of our customers and generally do not require collateral or other security from them. We evaluate our collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. We conduct periodic reviews of financial conditions and payment practices of our customers to minimize collection risk on account receivables.

Concentration of customers

We have the following customers accounted for 10% or more of sales for the financial years ended December 31, 2024 and 2025:

	For the financial years ended December 31,
	2024			2025
	US$		%	US$		%
Customer A	—	*	— *	2,480,000		39.96%
Customer B	1,051,073		41.42%	—	#	—	#
Customer C	448,780		17.68%	—	#	—	#

*	Less than 10% of the sales for the year ended December 31, 2024.

#	Less than 10% of the sales for the year ended December 31, 2025.

We have the following customers accounted for 10% or more of account receivables as of December 31, 2024 and 2025:

	As of December 31,
	2024			2025
	US$		%	US$		%
Customer A	—	*	— *	2,180,000		54.65%
Customer B	—	*	— *	439,243		11.01%
Customer C	250,587		34.92%	—	#	—	#
Customer D	105,786		14.74%	—	#	—	#
Customer E	104,107		14.51%	—	#	—	#
Customer F	73,272		10.21%	—	#	—	#

*	Less than 10% of the account receivables as of December 31, 2024.

#	Less than 10% of the account receivables as of December 31, 2025.

Concentration of suppliers

We have the following suppliers accounted for 10% or more of purchases for the financial years ended December 31, 2024 and 2025:

	For the financial years ended December 31,
	2024			2025
	US$		%	US$		%
Supplier A	—	*	— *	2,250,000		53.48%
Supplier B	191,489		11.10%	1,049,907		24.95%
Supplier C	780,339		45.23%	—	#	—	#
Supplier D	262,826		15.23%	—	#	—	#

*	Less than 10% of the purchases for the year ended December 31, 2024.

#	Less than 10% of the purchases for the year ended December 31, 2025.

We have the following suppliers accounted for 10% or more of account payables as of December 31, 2024 and 2025:

	As of December 31,
	2024			2025
	US$		%	US$		%
Supplier A	191,200		57.22%	—	#	—	#
Supplier B	—	*	—	79,276		68.31%
Supplier C	—	*	—	36,780		31.69%
Supplier D	142,905		42.77%	—	#	—	#

*	Less than 10% of the account payables as of December 31, 2024.

#	Less than 10% of the account payables as of December 31, 2025.

Interest rate risk

As part of our financing strategy, we have obtained borrowings from a local bank in Taiwan as well as certain loan arrangements with independent third parties. While our third-party loans carry fixed interest rates, our bank borrowings are subject to variable interest rates; consequently, fluctuations in interest rates could directly impact our financial expenses and profitability. An increase in interest rates can lead to higher borrowing costs, while a decrease in interest rates can result in lower financing costs.

As of the date of this prospectus, we have not implemented any formal hedging policy or entered into any derivative instruments to mitigate our interest rate risk.

Other market risks

In addition to currency and interest rate risks, our business operations may be exposed to other market risks, such as commodity price fluctuations, changes in customer demand, or shifts in market conditions. We continuously monitor these risks and implement appropriate risk management strategies to mitigate their potential impact on our financial performance and operations.

critical accounting policies and estimates

Management uses estimates and assumptions in preparing these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

While all significant accounting policies are more fully described in Note 2 (Summary of significant accounting policies) in our audited consolidated financial statements set out in our 2025 Annual Report on Form 20-F, we believe that the following accounting estimates are critical to our business operations and understanding of our financial results.

Expected credit losses on account receivables

The determination of the appropriate level of expected credit loss on accounts receivables is a critical accounting estimate that requires significant judgment and consideration of various factors.

We recognize an allowance for expected credit losses on our accounts receivables based on historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. We use the simplified approach permitted by the accounting standards, which requires lifetime expected credit losses to be recognized from the initial recognition of the receivables.

In estimating the expected credit loss, we consider several factors, including the aging of the accounts receivables, the credit quality and payment history of our customers, current and forecasted economic conditions, and any specific customer or industry-related risks. We also evaluate the need for specific reserves against individual exposures based on the customer’s creditworthiness, past collection history, and other relevant information.

The assessment of expected credit losses involves significant judgments and estimates, and actual results may differ from our estimates. We regularly review and update our assumptions and methodologies used in calculating the expected credit loss allowance to ensure they appropriately reflect changes in circumstances and economic conditions.

Given the inherent uncertainties and judgments involved in estimating expected credit losses, a change in our assumptions or estimates could result in a material adjustment to the allowance for credit losses and consequently impact our financial results.

As of December 31, 2024 and 2025, there was no expected credit loss on account receivables.

Inventory Provision

The determination of the appropriate level of inventory provision is a critical accounting estimate that requires significant judgment and consideration of various factors.

Our inventory consists primarily of aged whisky products, which are subject to potential obsolescence, deterioration, or other factors that may affect their net realizable value. We regularly review our inventory levels, aging, and turnover to identify slow-moving or obsolete items.

In estimating the inventory provision, we consider several factors, including:

●	Aging and maturation of the whisky products: As whisky ages, it may become more valuable, but it is also susceptible to evaporation and other factors that could affect its quality and salability.

●	Market demand and pricing trends: We assess the current and forecasted market demand for our whisky products, as well as pricing trends, to determine if any adjustments to the net realizable value are necessary.

●	Physical condition and quality: We evaluate the physical condition and quality of our inventory, taking into account any issues related to storage conditions, packaging, or other factors that may impact the salability of the products.

●	Historical and forecasted inventory turnover: We analyze historical inventory turnover rates and forecasted sales patterns to identify slow-moving or potentially obsolete inventory items.

The assessment of inventory provisions involves significant judgments and estimates, and actual results may differ from our estimates. We regularly review and update our assumptions and methodologies used in calculating the inventory provision to ensure they appropriately reflect changes in circumstances and market conditions.

Changes in our estimates and assumptions related to inventory provisions could have a material impact on our financial results. An increase in the inventory provision would decrease the carrying value of our inventory and result in a corresponding increase in cost of sales and a decrease in gross profit.

off-balance sheet arrangements

There were no off-balance sheet arrangements for the years ended December 31, 2024 and 2025, that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Accounting standards and REcently accounting pronouncements

See Note 3 (Recent Accounting Pronouncements) in our audited consolidated financial statements included in our Annual Report on Form-20F for the year ended December 31, 2025 for a discussion of recent accounting pronouncements.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position(s)
Li Qiang	57	Chairman of the Board of Directors and Executive Director
Tsai Yi-Yang	35	Executive Director and Chief Executive Officer
Liu Shihao	31	Executive Director and Chief Financial Officer
John Robert Fiore	63	Independent Director
Lee Su-Jung	53	Independent Director
Tian Yiding	31	Independent Director
Li Cheuk Hang	36	Independent Director

The following is a brief biography of our executive officer, directors, and director nominees:

Mr. Li Qiang was appointed as Chairman of the Board and an Executive Director on December 11, 2025. He has over 20 years of experience in the data center and technology infrastructure industry. He led Trunbow Asia-Pacific Technology Co., Ltd. to a NASDAQ listing in 2011. Mr. Li previously served as Chairman of Global Switch Holdings Limited from 2016 to 2020, where he oversaw one of Europe’s largest neutral third-party data center platforms, managing 10 hyperscale facilities across major global hubs including London, Paris, Frankfurt, Singapore and Sydney. He is currently Head of Data Center at Ricloud AI Inc.

Mr. Tsai Yi Yang is our founder and has been serving as our Executive Director and Chief Executive Officer since March 2025. Mr. Tsai brings over 10 years of experience in the alcoholic beverage distribution sector in Taiwan, and is responsible for the overall business management of our Company. Mr. Tsai graduated from National Dong Hwa University in Taiwan, where he majored in Financial Accounting. Since 2020, he has been the general manager of Agencia Comercial Co., Ltd where he leverages his expertise to drive growth and explore business opportunities. From January 2024, he held the position of representative director at 芳華株式會社. Since 2019, he has served as the representative of Xiamen Celtic Culture Communication focusing on distribution and marketing of alcoholic beverages. From 2017 to 2019, he held the position of managing director at Relaxandrinks Limited, where he was instrumental in implementing strategic initiatives. He was reappointed to the same position at Relaxandrinks Limited in 2020 and served until October 23, 2025. From 2014, Mr. Tsai worked as a sales representative at Ping Shiang Business Corporation. In 2017, he was promoted to the office of business manager, where he developed his skills in operational management and business strategy. In 2021, he became a shareholder of Ping Shiang Business Corporation.

Mr. Liu Shihao was appointed as an Executive Director and Chief Financial Officer effective from March 1, 2026. He has extensive experience in financial leadership and executive management across multiple industries. Prior to his appointment as Executive Director and Chief Financial Officer of the Company, he served as Executive Director at Cornerstone Financial Holdings Limited, a company listed on The Stock Exchange of Hong Kong, from September 2023. Previously, he served as Chief Financial Officer at Hong Kong Mars Culture Media Limited from July 2023 to July 2025, Executive Director at Windmill Group Limited, a company listed on The Stock Exchange of Hong Kong, from November 2021 to July 2023, and Executive Director at DeTai New Energy Group Limited, a company listed on The Stock Exchange of Hong Kong, from August 2021 to March 2022. Mr. Liu obtained his bachelor’s degree in mechatronic engineering from Chongqing University in the People’s Republic of China, and his Master’s degree in Finance from City University of Hong Kong.

Mr. John Robert Fiore serves as an Independent Director. Since 2005, he serves as a president of Fiore & Company, an international law firm specializing in plaintiff’s civil litigation, federal and state whistleblower claims, and international human rights claims. John graduated from Pennsylvania State University with a degree in political science and possesses a juris doctor degree awarded by University of Pennsylvania. He also served as an attorney at Kessler, Massey & Levy in Miami from 1995 to 2004, and at Horm, Kaplan & Goldberg in Philadelphia from 1991 to 1994. Since 2015, John has expanded his reach beyond his career as an attorney to become an author, audiobook producer, and narrator. Currently, John is licensed to legal practice in New York and Florida.

Ms. Lee Su-Jung serves as an Independent Director. Ms. Lee has held key positions in the spirits industry. She serves as Board Director at both Taiwan Taitung Chishang Distillery since November 2022 and Julee International Co. Ltd. since June 2021. Ms. Lee has also served as CEO at PICT International Co. Ltd. since August 2017. In 2013, Ms. Lee served at Conttingham Group Ltd. As representative vice president, and in the same year, she achieved a significant milestone by becoming the first female Keeper of the Quaich in Greater China. Since September 2007, she has been actively involved as an International Spirit Judge in prestigious competitions worldwide, including the International Wine and Spirit Competition in London, the Internationaler Spirituosen Wettbewerb in Germany, the San Francisco World Spirit Competition, the Las Vegas Global Spirit Awards and American Distilling Institute in the US.

Mr. Tian Yiding was appointed as an independent non-executive director effective from December 11, 2025. He has over 10 years of experience in corporate investment and international business development. He served as a director of Hezhan Group from January 2014 to January 2019, where he was involved in the group’s external investment projects, including participation in the management and upgrade of the Qingzhou Yellow Huaxi District Scenic Spot in Shandong. He later founded and led Beijing Yidingshan Technology Co., Ltd. as general manager from September 2019 to June 2022. Since August 2022, Mr. Tian has served as Chairman of Yiding International Limited in Hong Kong, overseeing strategic planning and building an efficient operating model while partnering with state-owned enterprises to integrate resources and expand overseas markets. Since March 2023, he has also served as Chairman of Yiding Autos FZCO in Dubai, focusing on international market expansion and cross-border partnerships.

Mr. Li Cheuk Hang was appointed as an independent non-executive director effective from March 5, 2026. He is a member of the Hong Kong Institute of Certified Public Accountants and holds a Bachelor of Business Administration (Honours) in Accountancy from City University of Hong Kong. Mr. Li has substantial experience in accounting, auditing, financial management and corporate compliance. Since August 2017, Mr. Li has served as Financial Controller of HKUE Limited, where he has overseen a broad range of finance and corporate functions, including financial reporting, budgeting, treasury management, internal control systems, regulatory compliance and strategic corporate matters. In this role, he has developed substantial experience in financial oversight, operational discipline and corporate governance, which are particularly relevant to growth-oriented businesses. Prior to that, Mr. Li served as Financial Controller of Tophit Limited from January 2016 to July 2017. From 2011 to 2016, Mr. Li worked at Ernst & Young and BDO Limited between 2011 and 2016, gaining extensive audit and assurance experience across listed companies, private enterprises and multinational corporations in various sectors. He has also contributed to listing-related assignments and has developed notable familiarity with financial reporting standards and regulatory compliance matters, including exposure to U.S. GAAP and U.S. regulatory requirements.

Family Relationships

None of the directors, director appointees, or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements and Indemnification Agreements

Agencia Cayman has entered into employment agreements with each of its executive officers. As of the date of this prospectus, our executive leadership comprises Mr. Tsai Yi Yang, who serves as Chief Executive Officer, and Mr. Liu Shihao, who serves as Chief Financial Officer. These agreements stipulate that employment shall continue unless terminated in accordance with their terms. Agencia Cayman retains the right to terminate an executive officer’s employment for cause at any time without prior notice or remuneration in instances of willful disobedience of a lawful and reasonable order, misconduct inconsistent with the faithful discharge of duties, fraudulent or dishonest acts, habitual neglect of responsibilities, or any other grounds that would justify termination without notice under applicable common law. Additionally, the Company may terminate employment without cause by providing advance written notice or payment in lieu thereof, in which case severance payments will be made as required by the laws of the executive officer’s jurisdiction. Conversely, executive officers may resign at any time by providing advance written notice.

Pursuant to their employment agreements, executive officers are obligated to maintain strict confidentiality regarding the Company’s trade secrets, intellectual property, and other proprietary information both during their employment and for a period of two years following termination. They are expressly prohibited from using such information for personal benefit or disclosing it to third parties, except as necessary to fulfill their professional duties, with the Company’s authorization, or as required by law. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for six months following the last date of employment. During this time, they may not, directly or indirectly, solicit or attempt to divert any customer, supplier, or business contact of the Company with whom they engaged in the twelve months preceding termination. The same restriction applies to any managerial, executive, or sales personnel employed by the Company during that period, particularly those with whom the executive officer had material dealings or direct supervisory responsibilities.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

Compensation of Directors and Executive Officers

In fiscal year ended December 31, 2025, we paid an aggregate of US$12,000 in cash to our executive officers, and US$60,895 in cash to our non-executive directors. In fiscal year ended December 31, 2024, we did not pay any compensation to our executive officers and non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Board of Directors

Our board of directors consists of seven directors, including three executive directors and four independent directors. The powers and duties of our directors include convening general meetings and reporting our board’s work at our shareholders’ meetings, declaring dividends and distributions, determining our business and investment plans, appointing officers and determining the term of office of the officers, preparing our annual financial budgets and financial reports, formulating proposals for the increase or reduction of our authorized capital as well as exercising other powers, functions and duties as conferred by our articles of association. A director may exercise all the powers of our company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of our company or of any third party. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. A general notice given to the directors by any director to the effect that he is a member or officer of any specified company or firm and is to be regarded as interested in any contract or arrangement with that company or firm or a specified person who is connected with him shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, provided that no such notice shall be effective unless either it is given at a meeting of the board of directors or the director takes reasonable steps to secure that it is brought up and read at the next board meeting after it is given.

None of our directors has a service contract with us that provides for benefits upon termination of service.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Mr. John Robert Fiore, Ms. Lee Su-Jung, Mr. Tian Yiding, and Mr. Li Cheuk Hang, and is chaired by Mr. Li Cheuk Hang. Mr. John Robert Fiore, Ms. Lee Su-Jung, Mr. Tian Yiding, and Mr. Li Cheuk Hang satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Li Cheuk Hang qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the consolidated financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited consolidated financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board of directors.

Compensation Committee. Our compensation committee consists of Mr. John Robert Fiore, Ms. Lee Su-Jung, Mr. Tian Yiding, and Mr. Li Cheuk Hang, and is chaired by Ms. Lee Su-Jung. Mr. John Robert Fiore, Ms. Lee Su-Jung, Mr. Tian Yiding, and Mr. Li Cheuk Hang satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

●	approving and overseeing the total compensation package for our executives other than the two most senior executives;

●	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Mr. John Robert Fiore, Ms. Lee Su-Jung, Mr. Tian Yiding, and Mr. Li Cheuk Hang, and is chaired by Mr. John Robert Fiore. Mr. John Robert Fiore, Ms. Lee Su-Jung, Mr. Tian Yiding, and Mr. Li Cheuk Hang satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●	reviewing annually with the board of directors the current composition of the board of directors with regard to characteristics such as independence, age, skills, experience and availability of service to us;

●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our Third Amended and Restated Memorandum and Articles of Association, our business shall be managed by our board of directors who may for that purpose exercise all the powers of our Company. The functions and powers of our board of directors include, among others, (i) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings; (ii) declaring dividends and distributions; (iii) appointing officers and determining the term of the office of officers; and (iv) exercising the borrowing powers of our company and mortgaging the property of our company. In addition, in the event of a tie vote, the chairman of the meeting of the board of directors shall not be entitled to a second or casting vote. You should refer to “Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. Any director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board. A director may be removed from office by ordinary resolution of the shareholders, notwithstanding anything in our Third Amended and Restated Memorandum and Articles of Association or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the Company; or (iv) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Third Amended and Restated Memorandum and Articles of Association.

Interested Transactions

A director may, subject to applicable Nasdaq rules and disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein, provided that the nature and extend of any material interest in such contract or transaction or proposed contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees. A current copy of this code was posted on the Corporate Governance section of our website, which is located at https://www.agcctw.com. We intend to disclose any amendments to the code of ethics, and any waivers of the code of ethics or the code of conduct for our directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our board of directors will be making all determinations regarding executive officer compensation from the inception of the Company. When established, our compensation committee will determine regarding executive officer compensation.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, we have included Ordinary Shares that the person has the right to acquire within sixty (60) days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These Ordinary Shares, however, are not included in the computation of the percentage ownership of any other person.

The percentage of beneficial ownership of our Ordinary Shares prior to this offering is based on 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Upon the completion of this offering, our Controlling Shareholders will continue to exercise significant control over the Company, although their combined percentage of total economic ownership will decrease as a result of the issuance of Class A Ordinary Shares in this offering. Unless otherwise noted, the business address for each of our directors and executive officers is No. 23-1, Shenzun Rd., Shengang Dist., Taichung City 429014, Taiwan (R.O.C.).

	Ordinary Shares Beneficially Owned Immediately Prior to this Offering				Ordinary Shares Beneficially Owned After this Offering (assuming all Ordinary Shares are sold in this Offering)
	No. of Class A Ordinary Shares	Percentage of beneficial ownership	No. of Class B Ordinary Shares	Voting power	No. of Class A Ordinary Shares	Percentage of beneficial ownership	No. of Class B Ordinary Shares	Voting power
Directors and Executive Officers*:
Li Qiang	-	-	-	-	-	-	-	-
Tsai Yi Yang	11,859,660	52.05%	15,990,000	81.66%	11,859,660	27.72%	15,990,000	80.84%
Liu Shihao	-	-	-	-	-	-	-	-
John Robert Fiore	-	-	-	-	-	-	-	-
Lee Su-Jung	-	-	-	-	-	-	-	-
Tian Yiding	-	-	-	-	-	-	-	-
Li Cheuk Hang	-	-	-	-	-	-	-	-
All Directors and Executive Officers as a Group	11,859,660	52.05%	15,990,000	81.66%	11,859,660	27.72%	15,990,000	80.84%
Principal Shareholders:
Ping Shiang Business Ltd(1)	14,463,000	63.47%	19,500,000	99.58%	14,463,000	33.80%	19,500,000	98.58%
Tsai Yi Yang(1)	11,859,660	52.05%	15,990,000	81.66%	11,859,660	27.72%	15,990,000	80.84%
Lee Li Mei(1)	2,603,340	11.42%	3,510,000	17.92%	2,603,340	6.08%	3,510,000	17.74%
Glorious Hero Limited (2)	1,500,000	6.58%	-	0.08%	1,500,000	3.51%	-	0.08%
Momoe Limited(3)	1,400,000	6.14%	-	0.07%	1,400,000	3.27%	-	0.07%

Notes:

†	Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

*	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding as of the date of this prospectus.

(1)

Pursuant to the reorganization, Ping Shiang Business Ltd, a limited liability company incorporated under the laws of the British Virgin Islands, is the record holder of the shares reported herein. Ping Shiang Business Ltd is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang. By virtue of Mr. Tsai Yi Yang and Ms. Lee Li Mei’s control over Ping Shiang Business Ltd, each of them may be deemed to beneficially own shares held by Ping Shiang Business Ltd. In connection with the Form 144 filed with the SEC on June 1, 2026, Ping Shiang Business Ltd intends to sell 1,100,000 Class A Ordinary Shares in the open market. As of June 8, 2026, Ping Shiang Business Ltd has sold 37,000 Class A Ordinary Shares in the open market. The registered office of Ping Shiang Business Ltd is located at Mandar House, 3rd Floor Johnson’s Ghut, Tortola, British Virgin Islands.

(2)	Glorious Hero Limited is a BVI business company incorporated under the laws of the British Virgin Islands and is owned by an independent third party.

(3)	Momoe Limited is a BVI business company incorporated under the laws of the British Virgin Islands and is owned by an independent third party.

RELATED PARTY TRANSACTIONS

Set forth below are our related parties transactions for the years ended December 31, 2023, 2024 and 2025, and the period from January 1, 2026 to the date of this prospectus.

a)	The Company had the following balances with related parties as of year-end date and the date of this prospectus:

			As of December 31,			As of the date of this prospectus
Name of related parties	Relationship	Nature	2023	2024	2025
			US$	US$	US$	US$
Mr. Tsai Yi Yang	Beneficial owner	Amount due to a related party(1)	727,775	1,031,203	597,791	94,284
Mr. Tsai Yi Yang	Beneficial owner	Rental deposit paid(2)	1,630	1,527	2,549	2,549
Ms. Lee Li Mei	Beneficial owner	Amount due to a related party(3)	—	—	154,457	154,457
Ms. Lee Li Mei	Beneficial owner	Rental deposit paid(4)	—	2,320	3,186	3,186
Ms. Leong Kah Yee	Shareholder of the Company	Amount due to a related party(10)	—	—	4,030,000	3,459,132
Xiamen Celtic Culture Communication	Common ultimate beneficial owner (“UBO”)	Contract liabilities(5)	82,699		—	—
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Account receivables(6)	—	68,488	—	5,488
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Accruals and other payables	169		—	—
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Amount due to a related party(7)	—	—	30,513	—
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Deposit received	—	—	7,009	7,009
Ping Shiang Business Corporation	Common UBO	Account payables(8)	—	—	79,296	59,239
Ping Shiang Business Ltd	Shareholder of the Company	Allotment of Class B Ordinary Shares(11)	—	—	—	200 (for 5,000,000 Class B Ordinary Shares)
芳華株式会社	Common UBO	Prepayments and other receivables(9)	—	45,044	—	—
芳華株式会社	Common UBO	Trademark assets(9)	—	—	50,345	50,345
Ricloud Corp.	Common director(12)	Deposit paid(12)	—	—	—	3,000,000

(1)	As of December 31, 2023, December 31, 2024, December 31, 2025 and the date of this prospectus, the balance represented the working capital advance provided by Mr. Tsai Yi Yang. The balance was unsecured, interest-free and had no fixed repayment terms.

(2)	As of December 31, 2023, December 31, 2024, December 31, 2025 and the date of this prospectus, the balance represented the rental deposits paid to Mr. Tsai Yi Yang for the warehouse at No. 162-10, Shengang Rd., Shengang Dist., Taichung City, with the lease starting from January 1, 2023, and for the warehouse at No. 23-1, Shenzun Rd., Shengang Dist., Taichung City, with the lease starting from January 1, 2025.

(3)	As of December 31, 2025 and the date of this prospectus, the balance represented the working capital advance provided by Ms. Lee Li Mei. The balance was unsecured, interest-free and had no fixed repayment terms.

(4)	As of December 31, 2024, December 31, 2025 and the date of this prospectus, the balance represented the rental deposit paid to Ms. Lee Li Mei for the warehouse at No. 65-2, Shenlin Rd., Shengang Dist., Taichung City, with the lease starting on August 1, 2024.

(5)	As of December 31, 2023, the balance represented the receipts in advance from Xiamen Celtic Culture Communication for whisky product sales. The whisky products were subsequently delivered, and the full amount was recorded as sales in 2024.

(6)	As of December 31, 2024 and the date of this prospectus, the balance represented the accounts receivable from Ding Yi International Co., Ltd for whisky product sales.

(7)	As of December 31, 2025, the balance represented the working capital advance provided by Ding Yi International Co., Ltd. The balance was unsecured, interest-free and had no fixed repayment terms.

(8)	As of December 31, 2025 and the date of this prospectus, the balance represented the accounts payable to Ping Shiang Business Corporation for inventory purchase.

(9)	As of December 31, 2024, the balance represented the prepayment paid to 芳華株式会社 for licensing the “Ninja” trademark. The total agreement amount was JPY7,500,000 (equivalent to US$55,811), of which JPY6,700,000 (equivalent to US$45,044) was prepaid. The remaining balance was settled in February 2025. Upon the effectiveness of the license agreement, the amount was capitalized as an intangible asset in 2025, reflecting the fair value of the licensing rights acquired.

(10)	As of December 31, 2025 and the date of this prospectus, the balance represented the amount due to a related party, Ms. Leong Kah Yee, for a loan used for general working capital purposes. The balance is unsecured, bears interest at a rate of 10% per annum, and is repayable in full within 36 months from the date of drawdown, provided that Ms. Leong retains an overriding right to demand repayment of all or any part of the outstanding indebtedness at any time at her absolute discretion.

(11)	On May 20, 2026, following the approvals obtained at the Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares held on the same day, the Company authorized and issued an aggregate of 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd. Ping Shiang Business Ltd, a limited liability company incorporated under the laws of the British Virgin Islands, is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang. Following the allotment of these shares, Ping Shiang Business Ltd’s voting power in the Company increased from 95.06% to 99.58%, further concentrating the voting control of our Controlling Shareholders. For additional information regarding the specific terms, consideration, and voting structures of this share allotment, please refer to the Company’s Report on Form 6-K, filed with the SEC on May 21, 2026.

(12)

In March 2026, the balance represented a non-refundable deposit of US$3,000,000 made by our Group to Ricloud Corp., a corporation organized under the laws of the State of Delaware, in connection with an exclusive marketing, leasing and purchase option arrangement for premises in the United States. As of the date of this prospectus, the arrangement remains subject to further mutual confirmation and the finalization of definitive terms. The deposit may be applied against the purchase price if we exercise the purchase option and the property transfer is consummated. As of the date of this prospectus, no additional amounts have been paid in connection with this arrangement.

Ricloud Corp. is a wholly-owned subsidiary of Yuxing InfoTech Investment Holdings Limited (8005.HK) (“Yuxing InfoTech”). The chairman and executive director of Yuxing InfoTech, Mr. Li Qiang, also serves as the Chairman and Executive Director of the Company; therefore, Ricloud Corp. is considered a related party of the Company.

b)	During the periods presented, the Company had the following transactions with related parties:

			For the financial years ended December 31,			The period from January 1, 2026 to the date of this prospectus
Name of related parties	Relationship	Nature	2023	2024	2025
			US$	US$	US$	US$
Xiamen Celtic Culture Communication	Common UBO	Sales(1)	38,295	80,928	—	—
Xiamen Celtic Culture Communication	Common UBO	Repayment from a related party(2)	428,822	—	—	—
Ping Shiang Business Corporation	Common UBO	Purchase(3)	—	191,489	1,049,907	—
Ping Shiang Business Corporation	Common UBO	Repayment from a related party(4)	65,220	—	—	—
Ping Shiang Business Ltd	Shareholder of the Company	Allotment of Class B Ordinary Shares(16)	—	—		200 (for 5,000,000 Class B Ordinary Shares)
Auchenbowie House	Common UBO	Sales(5)	24,083	—		—
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Sales(6)	—	229,412	103,266	29,317
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Deposit received(9)	—	—	7,071	—
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Proceeds from a related party(7)	—	—	40,390	—
Ding Yi International Co., Ltd	Controlled by an immediate family member of the beneficial owner	Repayment to a related party(8)	—	169	—	30,513
Mr. Tsai Yi Yang	Beneficial owner	Rent paid(9)	9,636	9,348	15,427	5,062
Mr. Tsai Yi Yang	Beneficial owner	Expense paid on behalf(10)	—	—	141,647	61,499
Mr. Tsai Yi Yang	Beneficial owner	Repayment to a related party(11)	127,092	—	654,967	565,006
Mr. Tsai Yi Yang	Beneficial owner	Proceeds from a related party(12)	—	373,007	30,565	—
Ms. Lee Li Mei	Beneficial owner	Rent paid(13)	—	5,920	15,877	4,809
Mr. Tsai Yi Ting	Immediate family member of the beneficial owner	Salary paid	—	—	30,854	15,185
Ms. Leong Kah Yee	Shareholder of the Company	Proceeds from a related party(15)	—	—	4,030,000	—
Ms. Leong Kah Yee	Shareholder of the Company	Repayment to a related party(15)	—	—	—	739,003
Ms. Leong Kah Yee	Shareholder of the Company	Interest expense(15)	—	—	—	168,135
芳華株式会社	Common UBO	Prepayment for a trademark(14)	—	48,000	—	—
Ricloud Corp.	Common director(18)	Deposit and fee paid(17)	—			3,500,000

(1)	For the years ended December 31, 2023 and 2024, the amount represented the sales of bottled whisky products to Xiamen Celtic Culture Communication.

(2)	For the years ended December 31, 2023, the amount represented the repayment made from Xiamen Celtic Culture Communication for settling the outstanding balance due to our Group.

(3)	For the years ended December 31, 2024 and 2025, the amount represented the purchases of bottled whisky products from Ping Shiang Business Corporation.

(4)	For the year ended December 31, 2023, the amount represented the repayment made from Ping Shiang Business Corporation for settling the outstanding balance due to our Group.

(5)	For the year ended December 31, 2023, the amount represented the sales of bottled whisky products to Auchenbowie House.

(6)	For the year ended December 31, 2024 and 2025, and the period from January 1, 2026 to the date of this prospectus, the amount represented the sales of bottled whisky products to Ding Yi International Co., Ltd.

(7)	For the year ended December 31, 2025, the amount represented the proceeds from Ding Yi International Co., Ltd for providing additional working capital advance to our Group, which was unsecured, interest-free and had no fixed repayment terms.

(8)	For the year ended December 31, 2024 and the period from January 1, 2026 to the date of this prospectus, the amount represented the repayment made by our Group to Ding Yi International Co., Ltd for settling the outstanding balance due to Ding Yi International Co., Ltd.

(9)	For the years ended December 31, 2023, 2024 and 2025, and the period from January 1, 2026 to the date of this prospectus, the amount represented operating lease expenses charged by Mr. Tsai Yi Yang for warehouses at No. 162-10, Shengang Rd., Shengang Dist., Taichung City and No. 23-1, Shenzun Rd., Shengang Dist., Taichung City.

(10)	For the year ended December 31, 2025 and the period from January 1, 2026 to the date of this prospectus, the amount represented the expenses paid on behalf of our Group for operations.

(11)	For the years ended December 31, 2023 and 2025, and the period from January 1, 2026 to the date of this prospectus, the amount represented the repayment made by our Group to Mr. Tsai Yi Yang for settling the outstanding balance due to Mr. Tsai Yi Yang.

(12)	For the years ended December 31, 2024 and 2025, the amount represented the proceeds from Mr. Tsai Yi Yang for providing additional working capital advance to our Group, which was unsecured, interest-free and had no fixed repayment terms.

(13)	For the years ended December 31, 2024 and 2025, and the period from January 1, 2026 to the date of this prospectus, the amount represented operating lease expenses charged by Ms. Lee Li Mei for the warehouse at No. 65-2, Shenlin Rd., Shengang Dist., Taichung City.

(14)	For the year ended December 31, 2024, the amount represented the prepayment to 芳華株式会社 for licensing the “Ninja” trademark for use on whisky products, with a total agreement amount of JPY7,500,000 (equivalent to US$53,120), of which JPY6,700,000 (equivalent to US$48,000) was prepaid. Upon the effectiveness of the license agreement, the amount was capitalized as an intangible asset in 2025, reflecting the fair value of the licensing rights acquired.

(15)

For the year ended December 31, 2025, the amount represented the loan proceeds from Ms. Leong Kah Yee for general working capital purposes. The balance is unsecured, bears interest at a rate of 10% per annum, and is repayable in full within 36 months from the date of drawdown, provided that Ms. Leong retains an overriding right to terminate or demand repayment of all or any part of the outstanding indebtedness at any time at her absolute discretion upon written notice.

For the period from January 1, 2026 to the date of this prospectus, interest expense incurred on the balance due to Ms. Leong Kah Yee was US$168,135, and repayments made by our Group to Ms. Leong Kah Yee totaled US$739,003.

(16)	On May 20, 2026, following the approvals obtained at the Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares held on the same day, the Company authorized and issued an aggregate of 5,000,000 Class B ordinary shares to Ping Shiang Business Ltd. Ping Shiang Business Ltd, a limited liability company incorporated under the laws of the British Virgin Islands, is owned as to 82% by Mr. Tsai Yi Yang, our Chief Executive Officer and 18% by Ms. Lee Li Mei, the mother of Mr. Tsai Yi Yang. Following the allotment of these shares, Ping Shiang Business Ltd’s voting power in the Company increased from 95.06% to 99.58%, further concentrating the voting control of our Controlling Shareholders. For additional information regarding the specific terms, consideration, and voting structures of this share allotment, please refer to the Company’s Report on Form 6-K, filed with the SEC on May 21, 2026.

(17)

In March 2026, the amount represented a non-refundable deposit of US$3,000,000 and a fee of US$500,000 made by our Group to Ricloud Corp., a corporation organized under the laws of the State of Delaware, in connection with an exclusive marketing, leasing and purchase option arrangement for premises in the United States. As of the date of this prospectus, the arrangement remains subject to further mutual confirmation and the finalization of definitive terms. The deposit may be applied against the purchase price if we exercise the purchase option and the property transfer is consummated. As of the date of this prospectus, no additional amounts have been paid in connection with this arrangement.

Ricloud Corp. is a wholly-owned subsidiary of Yuxing InfoTech Investment Holdings Limited (8005.HK) (“Yuxing InfoTech”). The chairman and executive director of Yuxing InfoTech, Mr. Li Qiang, also serves as the Chairman and Executive Director of the Company; therefore, Ricloud Corp. is considered a related party of the Company.

(18)	Although Mr. Li Qiang, our chairman, currently serves as Head of Data Center of Ricloud AI Inc., we do not consider Ricloud AI Inc. to be a related party of the Company. Mr. Li does not hold any equity or voting interest in Ricloud AI Inc., is not a director, executive officer or member of senior management of Ricloud AI Inc., and does not have authority to control, direct or participate in Ricloud AI Inc.’s financial or operating policy decisions. Based on the foregoing, we do not believe that Ricloud AI Inc. is a party over which Mr. Li is able to exercise significant influence or a party that has a member of key management in common with the Company

The above transactions were made in the normal course of business.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$200,000 divided into 5,000,000,000 shares with a par value of US$0.00004 each, comprising of 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares. These figures reflect an increase from our previous authorized share capital of US$50,000, as approved by our shareholders at the Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares held on May 20, 2026. As of the date of this prospectus, 22,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares are issued and outstanding.

Securities Sold in this Offering

We are offering up to 20,000,000 Class A Ordinary Shares in this offering. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market and currently trade under the symbol “AGCC”.

All of our issued and outstanding Class A Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determines otherwise, each holder of our Class A Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares.

Effective May 20, 2026, following approval at our Extraordinary General Meeting and the separate respective Class Meetings for holders of Class A and Class B ordinary shares, our authorized share capital was increased to US$200,000 divided into 5,000,000,000 shares with a par value of US$0.00004 each, comprising 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares. This represents an increase from our previous authorized share capital of US$50,000 divided into 1,250,000,000 shares. Subject to the provisions of the Companies Act of the Cayman Islands, and our existing articles of association regarding redemption and purchase of the shares, our Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the Directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Companies Act of the Cayman Islands. The Directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Our Memorandum and Articles of Association

The following are summaries of certain material provisions of our Third Amended and Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects Of Our Company. Under our Third Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Our authorized share capital is US$200,000 divided into 5,000,000,000 shares with a par value of US$0.00004 each, comprising 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares, nor shall any Class B Ordinary Share be convertible into Class A Ordinary Shares.

Dividends. The holders of our Class A Ordinary Shares are entitled to such dividends as may be declared by our board of directors; in contrast, holders of our Class B Ordinary Shares are not entitled to any dividends. Our Third Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by a poll. Every shareholder present shall have one (1) vote for every Class A Ordinary Share and one hundred (100) votes for every Class B Ordinary Share of which he is the holder. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association, a reduction of our share capital and the winding up of our company.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Third Amended and Restated Memorandum and Articles of Association provide that we shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the Board. A general meeting or any class meeting may also be held by means of electronic communication facilities as to permit all persons participating in the meeting to communicate with each other.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or represented by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Third Amended and Restated Memorandum and Articles of Association provide that only a majority of our directors or the Chairman of the Board may call extraordinary general meetings.

Transfer of Ordinary Shares. Shareholders may transfer Class A Ordinary Shares via a standard instrument of transfer or in any form approved by our board or prescribed by Nasdaq. The board may, in its discretion, decline to register a transfer of shares that are not fully paid up or on which we have a lien.

Liquidation. Upon winding up, holders of Class A Ordinary Shares are entitled to participate in the distribution of surplus assets in proportion to their par value. Holders of Class B Ordinary Shares are not entitled to participate in any such distribution.

Calls on Shares and Forfeiture of Shares. The board may make calls on shareholders for unpaid amounts on their shares with at least 14 days’ notice. Shares remaining unpaid following a call are subject to forfeiture.

Redemption and Repurchase of Shares. We may issue shares subject to redemption at our option or the holder’s option. We may also repurchase shares as approved by the board. Under the Companies Act, payments for redemption or repurchase may be made out of profits, share premium, or capital, provided the company remains solvent.

Variations of Rights of Shares. Rights attached to any class of shares may only be varied with the consent of a two-thirds majority of the votes cast or by a special resolution passed at a separate meeting of the holders of that class.

Issuance of Additional Shares. The board is authorized to issue additional Ordinary Shares or establish a series of preference shares with specific rights (dividends, voting, redemption) without shareholder action. Such issuances may dilute the voting power of Class A shareholders.

Inspection of Books and Records. Under Cayman Islands law, shareholders have no general right to inspect corporate records. However, our articles provide shareholders the right to receive annual audited financial statements. The register of members is open to inspection only at the discretion of the board.

Anti-Takeover Provisions. Our Third Amended and Restated Memorandum and Articles of Association contain provisions that may delay or prevent a change of control, including:

●	Authority to issue preference shares without shareholder vote;

●	Limitations on the ability of shareholders to requisition general meetings;

●	The disparate voting rights and future issuance of Class B Ordinary Shares, which hold 100 votes per share, provide significant voting concentration to the holders thereof.

Exempted Company. As a Cayman Islands exempted company, we enjoy certain privileges, including exemptions from filing annual shareholder returns and holding annual general meetings. Liability of shareholders is limited to the amount unpaid on their shares.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made, or a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority is acting bona fide without coercion of the minority to promote interests adverse to those of the class; and

●	the arrangement is such that it may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority”.

Our Third Amended and Restated Memorandum and Articles of Association contain a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Third Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Third Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Third Amended and Restated Memorandum and Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Third Amended and Restated Memorandum and Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Third Amended and Restated Memorandum and Articles of Association provide that only a majority of our directors or the chairman of the Board may call extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Third Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protection or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Third Amended and Restated Memorandum and Articles of Association, a director may be removed from office by an ordinary resolution notwithstanding anything in our Third Amended and Restated Memorandum and Articles of Association or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the Company; or (iv) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Third Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Third Amended and Restated Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Third Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Third Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment in us, you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at agcctw.com or through the phone number +886-4-25614413.

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, assuming we sell the maximum number of shares available for sale in this offering, we will have 42,786,500 Class A Ordinary Shares and 19,500,000 Class B Ordinary Shares issued and outstanding. All of the Class A Ordinary Shares sold in this offering by the Company will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. 19,674,000 of our Class A Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares. Our Controlling Shareholder, Ping Shiang Business Ltd, has filed a Form 144 with the SEC on June 1, 2026, pursuant to which it intends to sell 1,100,000 Class A Ordinary Shares in the open market. As of June 8, 2026, Ping Shiang Business Ltd has sold 37,000 Class A Ordinary Shares in the open market under this Form 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Class A Ordinary Shares; or

●	the average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of the material Cayman Islands, Taiwan, Singapore, Indonesia and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, Taiwan and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands counsel, and to the extent it relates to Taiwan tax law, it is the opinion of Ownlyn, our Taiwan counsel. To the extent it relates to Singapore tax law, it is the opinion of AEI Legal LLC, and to the extent it relates to Indonesian tax law, it is the opinion of Yang & Co.

TAIWAN TAXATION

The following is a general summary of the principal Taiwan tax implications of the ownership and disposition of our Class A Ordinary Shares (the holders of our Class A Ordinary Shares referred to herein as “Holders”).

Holders should consult their tax advisors concerning the Taiwan tax consequences of holding our Class A Ordinary Shares and the laws of any relevant taxing jurisdiction to which they are subject.

Capital gains from the sale or disposal of our Class A Ordinary Shares

Sale or disposal of the Class A Ordinary Shares of a Cayman Islands company is generally not regarded as the sale of Taiwan securities; thus, any gains generated therefrom by Holders who are individual Taiwan tax residents are not subject to Taiwan income tax.

However, such capital gains may become subject to Taiwan Alternative Minimum Tax (“AMT”) as overseas income. For further information, please see “Taiwan Alternative Minimum Tax” below.

In contrast, for Holders who are corporate Taiwan tax residents, such capital gains should still be included in their current-year corporate income tax (“CIT”) returns and subject to 20% CIT rate.

Dividends

For Holders who are individual Taiwan tax residents, they may be subject to AMT for dividends received from the Company as overseas income. For further information, please see “Taiwan Alternative Minimum Tax” below.

For Holders who are corporate Taiwan tax residents, dividend income should be included in their current-year CIT return and subject to 20% CIT rate.

Furthermore, starting from January 1, 2024, Taiwan has started to enforce the Controlled Foreign Corporation (“CFC”) regime on Taiwan tax residents. Specifically, under the CFC regime, if Holders who are Taiwan tax residents (either individuals or corporations) directly or indirectly hold 50% or more of the shares of the Company or have significant influence over the Company, the Company will constitute a CFC of such Holders. In this case, unless the Company carries out substantial operating activities in the Cayman Islands or its current-year earnings are below NTD7 million, the retained earnings of the Company would be deemed to distribute to the Holders. Such deemed dividends would be taxable based on the aforesaid methods.

Taiwan Alternative Minimum Tax

The AMT regime imposed under the Taiwan Income Basic Tax Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Income Basic Tax Act.

For individual Taiwan tax residents, if their current-year overseas income exceeds NTD 1 million, such income should be included in the AMT taxable income, together with other add-back items, and subject to a 20% AMT rate with an exemption amount of NTD 7.5 million. For corporate Taiwan tax residents, the AMT taxable income are taxed at 12% AMT after deducting an exemption amount of NTD 600,000.

Holders are strongly encouraged to consult their own tax advisors regarding the applicability and the consequences of the Taiwan AMT regime.

Taiwan Securities Transaction Tax

The sale of the Class A Ordinary Shares of a Cayman Islands company by Holders is generally not subject to the Taiwan securities transaction tax.

The Taiwan tax considerations summarized above are for general information only and not intended to provide any definitive tax representations to the Holders. Each Holder should consult his or her own tax advisor as to the particular tax consequences that may apply to such Holder.

SINGAPORE TAXATION

The following is a general summary of certain taxes in Singapore based on current tax laws and regulations in Singapore, all of which are subject to change, with or without retroactive effect, and to varying interpretations by the courts or authorities of Singapore. This summary is not intended to, and does not, constitute a complete or definitive analysis of any tax matters, nor constitute legal or tax advice. Holders should consult their own tax advisers as to the application of Singapore tax laws and regulations to their circumstances.

Corporate Income Tax

A company is regarded as tax resident in Singapore if the control and management of its business is exercised in Singapore. Control and management involve decisions on strategic matters, such as company policy and strategy. Generally, the location of the company’s board meetings where strategic decisions are made is a key factor in determining where control and management are exercised. However, the holding of board meetings in Singapore alone may not always be sufficient, and other factors may be considered.

Corporate taxpayers who are Singapore tax residents are subject to Singapore income tax on income accrued in or derived from Singapore, and on foreign-sourced income received or deemed to be received in Singapore, subject to certain exceptions. Non-resident corporate taxpayers, with certain exceptions, are subject to Singapore income tax on income accrued in or derived from Singapore, and on foreign-sourced income received or deemed to be received in Singapore.

Foreign-sourced income is deemed to be received in Singapore when it is (a) remitted to, transmitted or brought into Singapore; (b) applied in or towards satisfaction of any debt incurred in respect of a trade or business carried on in Singapore; or (c) applied to purchase any movable property brought into Singapore.

The prevailing corporate income tax rate in Singapore is currently 17%, with certain partial tax exemptions available on the first SGD 200,000 of a company’s annual normal chargeable income. Qualifying new companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of up to the first SGD100,000 of the company’s annual normal chargeable income, and one-half of up to the next SGD100,000, per year for each of the company’s first three consecutive years of assessment. Any remaining chargeable income, after applicable exemptions, is taxed at the prevailing corporate income tax rate.

Foreign income in the form of branch profits, dividends and service income received or deemed received in Singapore by a Singapore tax resident corporate taxpayer are exempted from Singapore income tax if, amongst others: (i) the income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received; (ii) at the time the income is received in Singapore by the person resident in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which such income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is at least 15%; and (iii) the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore.

Dividend Distributions

Singapore resident companies operate under a one-tier corporate taxation system. This means that the income tax paid by a Singapore resident company on its profits is final, and resident companies can issue one-tier tax-exempt dividends. Shareholders who are paid such dividends by a Singapore resident company are not subject to Singapore income tax on the dividends.

Holders should consult their own tax advisers as to the tax laws of their respective countries of residence applicable to dividends and the applicability of any double taxation agreements.

Withholding Taxes

Singapore currently does not impose withholding tax on dividends paid to non-resident shareholders.

Capital Gains

Singapore does not impose a specific tax on capital gains. Gains derived from the disposal of shares are generally not taxable unless the gains are construed to be of an income nature. Gains derived from any trade, business, vocation or profession carried on by a person, if accrued in or derived from Singapore, may be taxable as revenue in nature. Gains from the disposal of shares may also be taxable if they constitute gains or profits of an income nature under Section 10(1)(g) of the Income Tax Act 1947 of Singapore (“SITA”).

Under Section 13W of the SITA, gains derived by a company (divesting company) from the disposal of ordinary shares in another company (investee company) are generally exempt from tax if the divesting company has legally and beneficially owned at least 20% of the ordinary shares in the investee company for a continuous period of at least 24 months immediately prior to the disposal. Such exemption does not apply to certain disposals of shares, such as the disposal of shares the gains or profits of which are part of the income of a divesting company (as referred to in Section 26 of the SITA), and the disposal of shares by a partnership, limited partnership or limited liability partnership where one or more partners are companies.

Under Section 10L of the SITA, gains received in Singapore from the sale or disposal of any movable or immovable property outside Singapore by an entity of a relevant group will constitute income chargeable to tax under Section 10(1)(g) of the SITA under certain circumstances. Any registered shares, equity interests or securities will generally be deemed to be located outside Singapore if the register or principal register (if there is more than one register) is located outside Singapore regardless of where the company is incorporated. If our shares are deemed to be foreign assets, gains from the disposal of the shares will be subject to tax if an entity of a relevant group (other than an excluded entity) disposed of our shares on or after January 1, 2024. An entity is a member of a group if its assets, liabilities, income, expenses and cash flows are included in the consolidated financial statements of the parent entity of the group, or are excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale. A group is a relevant group if the entities of the group are not all incorporated, registered or established in a single jurisdiction, or if any entity of the group has a place of business in more than one jurisdiction. An excluded entity includes a pure equity-holding company or any other entity with adequate economic substance in Singapore, in either case, satisfying the conditions enumerated in Section 10L of the SITA.

Holders should consult their own tax advisers on the applicable tax treatment if they receive gains in Singapore from the disposal of our shares.

Goods and Services Tax (GST)

The Goods and Services Tax, or GST, in Singapore is a broad-based consumption tax that is levied on the import of goods into Singapore, as well as nearly all supplies of goods and services in Singapore. The prevailing GST rate is 9%, which applies unless a specific exemption or zero-rating applies to the relevant goods and services. Our provision of AI computing cloud services intended to be provided in Singapore will be subject to GST at the prevailing rate once we register for GST or are required to register for GST, as applicable. We will be required to register for GST once our annual taxable turnover exceeds, or is expected to exceed in the next 12 months, the mandatory registration threshold of SGD1,000,000.

INDONESIA TAXATION

Corporate Income Tax

Our subsidiary in Indonesia is generally subject to a flat corporate income tax rate of 22%. As of the date of this Prospectus, our subsidiary in Indonesia has not yet generated any revenue or taxable income. Any future net tax losses may generally be carried forward for a period of five consecutive years.

Withholding Tax

Any future dividends paid by our Indonesian subsidiary to the Company (as a Cayman Islands entity) will generally be subject to a 20% withholding tax under the Indonesian Income Tax Law. This rate may be subject to reduction under applicable double tax treaties, provided the Company meets the “beneficial ownership” and tax residency requirements.

Value Added Tax (VAT)

The acquisition of land and related development services in Indonesia are subject to a standard VAT rate. Under prevailing regulations, the effective VAT rate for such transactions is 11%. Our AI computing infrastructure and cloud services intended to be provided in Indonesia will be subject to this standard VAT rate upon the commencement of commercial operations and reaching the mandatory VAT registration threshold.

Land and Building Acquisition Tax

The acquisition of the land and building is subject to a transfer tax of 5% of the applicable tax base. Such tax is required to be paid no later than the date of execution of the Deed of Sale and Purchase.

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our Class A Ordinary Shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. Save and except that the Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010, the Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Class A Ordinary Shares, nor will gains derived from the disposal of Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below) that will hold our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; or investors that have a functional currency other than the U.S. dollar), or holders that acquire Class A Ordinary Shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in Class A Ordinary Shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our Class A Ordinary Shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our Class A Ordinary Shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our Class A Ordinary Shares should consult their tax advisors regarding the tax consequences of an investment in the Class A Ordinary Shares.

We are a corporation organized under the laws of the Cayman Islands. As such, we believe that we are properly classified as a non-U.S. corporation for U.S. federal income tax purposes. Under certain provisions of the Code and U.S. Treasury regulations, however, if pursuant to a plan (or a series of related transactions), a non-U.S. corporation (such as our company) acquires substantially all of the properties constituting a trade or business of a U.S. corporation or partnership, and after the acquisition 80% or more of the stock (by vote or value) of the non-U.S. corporation (excluding stock issued in a public offering related to the acquisition) is owned by former stockholder or partners of the U.S. corporation or partnership by reason of their holding stock or a capital or profits interest in the U.S. corporation or partnership, the non-U.S. corporation will be considered a U.S. corporation for U.S. federal income tax purposes. You are urged to consult your tax advisor concerning the income tax consequences of purchasing, holding or disposing of Class A Ordinary Shares if we were to be treated as a U.S. corporation for U.S. federal income tax purposes. The remainder of this discussion assumes that our company is treated as a non-U.S. corporation for U.S. Federal income tax purposes.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any other tax withheld) paid on our Class A Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our Class A Ordinary Shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

Considering that the U.S. has not entered into an income tax treaty with Taiwan, in the event that we are deemed to be a Taiwan tax resident enterprise under Taiwan Tax Law, you may be subject to Taiwan withholding taxes on dividends paid on our Class A Ordinary Shares, as described under “— Taiwan Taxation.”

A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our stock is readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our Class A Ordinary Shares.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our Class A Ordinary Shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our Class A Ordinary Shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such Class A Ordinary Shares. Any capital gain or loss will be long-term capital gain or loss if you have held the Class A Ordinary Shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our Class A Ordinary Shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our taxable year ending December 31, 2025. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our taxable year ending December 31, 2024 or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our Class A Ordinary Shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our Class A Ordinary Shares, even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

●	amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our Class A Ordinary Shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the Class A Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of your taxable year over your adjusted basis in such Class A Ordinary Shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gains on the actual sale or other disposition of the Class A Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the Class A Ordinary Shares will be listed on the Nasdaq Capital Market, which is a qualified exchange for these purposes. If the Class A Ordinary Shares are regularly traded, and the Class A Ordinary Shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our Class A Ordinary Shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the Class A Ordinary Shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our Class A Ordinary Shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our Class A Ordinary Shares if such Class A Ordinary Shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to Class A Ordinary Shares and proceeds from the sale, exchange or redemption of Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our Class A Ordinary Shares and warrants, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

This is a self-directed offering on a best-efforts basis. This prospectus is part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to any of them for any shares that are sold by them. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the shares being offered. In the event we retain a broker who may be deemed an underwriter, we will file a prospectus with the SEC. This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreement to prospective investors. Our officers and directors will sell the shares and intend to offer them to friends, family members, business acquaintances, and interested parties. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a. Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation;

b. Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c. Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) and (a)(4)(iii).

Our officers, directors, control persons and affiliates of the same do not intend to purchase any shares in this offering.

Procedures for Subscribing

If you decide to purchase any shares in this offering, you will be required to execute a purchase Agreement, substantially in the form attached hereto as Exhibit 1.1, and tender all funds in the form of checks, drafts, money orders or wire transfers to the non-interest-bearing bank account of the Company (“Company Account”). Upon the Company’s receipt of such monies, they shall be credited to the Company Account. All checks delivered to the Company shall be made payable to the Company. The Company shall not be required to accept for credit to the Company Account or for deposit into the Company Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Company Account until the Company has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). We intend to complete one closing of this offering, but may undertake one or more closings on a rolling basis. Therefore, investor funds held in the Company Account may be accessed or utilized by us upon a closing, which may be conducted at our sole discretion at any time and without regard to meeting any minimum offering contingency. Any such funds that the Company receives shall be held in the Company Account until the applicable closing of the offering, and then used to complete securities purchases, or returned if this offering fails to close. Release of the funds to us is based upon the Company reviewing the records of the depository institution holding the funds to verify that the funds received have cleared the banking system prior to releasing the funds to us. All purchase information and purchase funds through checks or wire transfers should be delivered to the Company. Failure to do so will result in subscription funds being returned to the investor. In the event that the offering is terminated, all subscription funds from the Company Account will be returned to investors by noon of the next business day after the termination of the offering.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, NY11598, and its telephone number is (212) 828-8436.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the trading symbol “AGCC”.

Selling restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	US$	33,144
Legal fees and expenses	US$	78,500
Accounting fees and expenses	US$	5,000
Financial advisory fees and expenses	US$	30,000
Miscellaneous and other expenses	US$	86,856
Total	US$	233,500

These expenses will be borne by us.

LEGAL MATTERS

We are being represented by Concord & Sage PC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering will be passed upon for us by Harney Westwood & Riegels. Concord & Sage PC may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law, Ownlyn with respect to matters governed by Taiwan law, AEI Legal LLC with respect to matters governed by Singapore law, and Yang & Co. with respect to matters governed by Indonesia law.

EXPERTS

The consolidated financial statements of Agencia Comercial Spirits Ltd, as of December 31, 2024 and 2025, and for the years ended December 31, 2024 and 2025 incorporated by reference in this prospectus from our 2025 Annual Report, have been audited by Enrome LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read our registration statement and the exhibits and schedules thereto, as well as our 2025 Annual Report on Form 20-F and other filings with the SEC for further information with respect to us and our Class A Ordinary Shares.

We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As a foreign private issuer, we are required to file our annual report on Form 20-F within 120 days of the end of each fiscal year. However, we intend to furnish our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

MATERIAL CHANGES

Except as described below or otherwise disclosed in this prospectus or our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2025.

Strategic Expansion into AI Computing Infrastructure and Preliminary Equipment Sourcing

Subsequent to December 31, 2025, the Company initiated its strategic AI Computing Infrastructure Initiative alongside its existing whisky business, entering into several preliminary and definitive commercial arrangements in preparation for the launch and development of this new AI business segment. These arrangements may require substantial additional cash outflows as the initiative progresses:

●	NVIDIA Blackwell Lease Framework (January 2026): In January 2026, the Company entered into a non-binding framework letter of intent with a supplier for the potential lease of servers configured with NVIDIA B300 / Blackwell Ultra GPU systems. The estimated potential transaction amount is approximately US$120.0 million, subject to the negotiation and execution of a definitive lease agreement. The Company paid a deposit of US$3,500,000, which is refundable under specified conditions and is expected to be applied against future rental payments upon execution of a definitive agreement. As of the date of this prospectus, no definitive lease agreement has been entered into and no additional amounts have been paid.

●	IT Load Capacity Deposits (March 2026): To secure IT load capacity for the AI initiative, the Company paid a refundable deposit of US$1,650,000 in March 2026 to a data center supplier. The preliminary arrangement remains subject to further mutual confirmation and the finalization of definitive terms. As of the date of this prospectus, no additional amounts have been paid in connection with the arrangement.

Execution of Land Parcel Acquisition and Infrastructure Power Commitments

To establish the physical footprint and utility pipeline required for its high-performance hardware, the Company executed a sequence of land and utility agreements across its targeted regions:

●	Exclusive Land Purchase Option Agreement in the United States (March 2026): In March 2026, our wholly-owned subsidiary, AGCC America Co., Ltd, paid a non-refundable deposit of US$3,000,000 and a fee of US$500,000 in connection with an exclusive marketing, leasing, and purchase option arrangement for premises in the United States. The arrangement remains subject to further mutual confirmation, and the deposit may be applied against the final purchase price if the option is exercised.

●	Indonesian State-Owned Power Agreements (April 2026): In April 2026, our 99.99%-owned subsidiary, PT. AGCC AITECH Indonesia, entered into two independent power purchase agreements with an Indonesian state-owned power enterprise to secure the power supply for its planned AI facilities. Subsequently, on June 11, 2026, AGCC Indonesia entered into additional power purchase agreements with the same power enterprise. Together with the previous arrangements, these latest agreements establish a dual-feed power supply configuration for the planned data center, with each feed rated at 55,400 kVA, to support a staged development targeting an approximately 40MW IT load requirement. In connection with these combined arrangements, AGCC Indonesia has agreed to pay an aggregate connection fee of approximately IDR69.9 billion (approximately US$4,000,000), alongside required customer guarantee deposits, ongoing variable electricity charges, and other customary charges. These agreements are non-fixed-price contracts under which electricity tariffs will fluctuate in accordance with actual usage, minimum payment requirements, and Indonesian government energy policies. As of the date of this prospectus, AGCC Indonesia paid initial connection fees of IDR35.0 billion (approximately US$2,000,000) and refundable deposits of IDR11.1 billion (approximately US$620,527).

●	Definitive Land Parcel Acquisition in Indonesia (May 2026): To complement our high-performance hardware investments, in May 2026, PT. AGCC AITECH Indonesia entered into a binding land sale and purchase agreement to acquire a 50,000-square-meter land parcel in Indonesia, under which we are obligated to pay an aggregate purchase price of approximately US$13.4 million; as of the date of this prospectus we have paid IDR75.1 billion or US$4,207,048 of the purchase price and a development deposit of IDR4.8 billion, or approximately US$268,821, which is refundable upon completion of construction, and title has not yet transferred. No additional amounts have been paid, and the remaining unpaid purchase price amounts to approximately IDR164.9 billion (approximately US$9,192,952). We intend to utilize the land for data center infrastructure.

Entry into Material AI Computing Technology Services Agreement

On May 12, 2026, the Company announced that its wholly-owned subsidiary, AGCC Singapore Pte. Ltd., entered into a 60-month computing technology services agreement with a customer in the digital financial services sector. Under the terms of the agreement, AGCC Singapore Pte. Ltd. will provide AI computing cloud services, including GPU-based computing resources, network connectivity and related technical support services. Based on the contractual pricing schedule and assuming full deployment and customer acceptance of the contemplated service capacity over the five-year term, the agreement represents up to approximately US$374.4 million in estimated gross service fees, exclusive of applicable taxes. This agreement marks a significant operational development, supporting the Company’s strategic expansion into AI computing infrastructure while it continues to operate its existing whisky business.

Execution of PIPE Financing and Loan Arrangements

Subsequent to December 31, 2025, the Company executed a series of interconnected financing transactions to fund its working capital requirements and its strategic expansion into high-performance computing infrastructure. Specifically, the Company entered into a PIPE financing arrangement with institutional investors, pursuant to which the Company issued 2,910,000 Class A ordinary shares at US$5.00 per share for aggregate gross proceeds of US$14,550,000, before deducting any applicable fees and expenses. To support immediate cross-border operational liquidity ahead of the formal PIPE closing, the Company utilized short-term bridge financing, drawing down an aggregate of US$10,000,000 across two separate, unsecured loan facilities in April 2026, both carrying an initial maturity date of one calendar month from their respective drawdown dates. These facilities were subsequently amended by mutual written agreement. The US$3,500,000 facility, which was initially interest-free, was amended on June 10, 2026, to extend its maturity date to October 31, 2026, with interest accruing at a rate of 6% per annum effective August 1, 2026. For the US$6,500,000 facility, which initially carried a 3% interest rate, the Company repaid US$2,500,000 on May 12, 2026, and the remaining balance was subsequently amended on June 10, 2026, to extend the maturity to September 21, 2026, with interest accruing at an increased rate of 6% per annum effective June 22, 2026. Concurrently, as part of its repayment arrangements, the Company executed a definitive Deed of Assignment and Set-Off in April 2026 with a third-party borrower and three lenders who are former shareholders. Pursuant to the deed, the Company assigned a loan receivable of US$12,000,000 to the three lenders in settlement of an equivalent amount of its outstanding borrowings.

Changes in Capital Structure and Class B Share Allotment

Following the approvals obtained at an Extraordinary General Meeting of shareholders and separate respective Class Meetings for holders of Class A and Class B ordinary shares held on May 20, 2026, the Company executed a material restructuring of its authorized share capital and corporate governance framework. Specifically, the Company:

●	Increased its Authorized Share Capital from US$50,000 to US$200,000, divided into 2,500,000,000 Class A Ordinary Shares and 2,500,000,000 Class B Ordinary Shares, each with a par value of US$0.00004.

●	Modified Class B Voting Rights by increasing the voting power of the Class B Ordinary Shares from 10 votes to 100 votes per share, significantly intensifying the dual-class voting disparity between Class A and Class B shares.

●	Adopted the Third Amended and Restated Memorandum and Articles of Association to formally reflect these revised capital and voting structures.

●	Allotted and Issued 5,000,000 Class B Ordinary Shares to Ping Shiang Business Ltd (a British Virgin Islands limited liability company held by our controlling shareholders) for an aggregate consideration of US$200. These shares were officially issued into the Company’s statutory records on May 20, 2026. Following this allotment and the implementation of the 100-votes-per-share modification, Ping Shiang Business Ltd’s total voting power in the Company increased from 95.06% to 99.58%, further concentrating absolute voting control with our Controlling Shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated, and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” to the SEC that is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement or post-effective amendment:

●	our 2025 Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 30, 2026;

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on May 21, 2026, May 12, 2026, April 22, 2026, March 30, 2026, March 16, 2026, March 6, 2026, February 13, 2026, December 22, 2025, December 11, 2025, October 31, 2025 and October 24, 2025;

●	the description of the Company’s Class A Ordinary Shares contained in our Registration Statement on Form 8-A12B, filed with the SEC on October 3, 2025, the description of securities contained in the exhibit 2.1 to the 2025 Annual Report filed with the SEC on April 30, 2026; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

In addition, any reports on Form 6-K we submit to the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent Annual Reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC, or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

AGENCIA COMERCIAL SPIRITS LTD

No. 23-1, Shenzun Rd., Shengang Dist.

Taichung City 429014, Taiwan (R.O.C.)

Tel: +886-4-25614413

Attention: Mr. Tsai Yi Yang

Email: Victsai@agcctw.com

You also may access the incorporated reports and other documents referenced above on our website at agcctw.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Agencia Comercial Spirits Ltd

Up to 20,000,000 Class A Ordinary Shares

PRELIMINARY PROSPECTUS